     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 29, 2000
                                                      REGISTRATION NO. 333-41580

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 ---------------
                                 AMENDMENT NO. 1
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                ----------------
                          MICROTEL INTERNATIONAL, INC.
             (Exact name of registrant as specified in its charter)

          DELAWARE                         3825                 77-0226211
(State or other jurisdiction        (Primary Standard        (I.R.S. Employer
      of incorporation          Industrial Classification   Identification No.)
      or organization)                 Code Number)

                          9485 HAVEN AVENUE, SUITE 100
                           RANCHO CUCAMONGA, CA 91730
                                 (909) 297-2699
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

             CARMINE T. OLIVA, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                          MICROTEL INTERNATIONAL, INC.
                          9485 HAVEN AVENUE, SUITE 100
                           RANCHO CUCAMONGA, CA 91730
                                 (909) 297-2699
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   COPIES TO:
                             LARRY A. CERUTTI, ESQ.
                           CRISTY LOMENZO PARKER, ESQ.
                               RUTAN & TUCKER, LLP
                         611 ANTON BOULEVARD, 14TH FLOOR
                          COSTA MESA, CALIFORNIA 92626
                                 (714) 641-5100

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: /X/
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /
     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /
     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box: / /


                         CALCULATION OF REGISTRATION FEE
======================================================================================================================
                                      Amount           Proposed Maximum      Proposed Maximum
    Title of Each Class of             To Be            Offering Price           Aggregate             Amount of
 Securities To Be Registered       Registered(1)         Per Share(2)        Offering Price(2)    Registration Fee(3)
----------------------------------------------------------------------------------------------------------------------
Common stock, $.0033 par value     1,980,506(4)             $0.58               $1,148,693              $560.92
======================================================================================================================


(1) In the event of a stock split, stock dividend, anti-dilution adjustment or similar transaction involving common stock of the registrant, in order to prevent dilution, the number of shares registered shall be automatically increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act. Pursuant to Rule 429, includes 1,195,000 shares being carried forward from the Registrant's Registration Statement No. 333-64695 and 785,506 shares that are not presently covered by any other registration statement.
(2) Estimated solely for purposes of determining the registration fee for the shares covered by this registration statement that are not presently covered by any other registration statement. Calculated pursuant to Rule 457(c) under the Securities Act, on the basis of the average of the high and low prices per share as reported for such securities on the NASD's OTC Bulletin Board on July 13, 2000.
(3) A registration fee in the amount of $502.21 was paid upon the initial filing of this registration statement, $120.26 of which was paid to cover the 785,506 shares that are covered by this registration statement and are not presently covered by any other registration statement. This fee was based upon an average of the bid and asked prices per share of $0.58 as reported for such securities on the NASD's OTC Bulletin Board on July 13, 2000 and a fee rate of 0.00264. A registration fee of $2,105.92 was paid by the Registrant under Registration Statement No. 333-64695 covering the 5,710,967 shares originally registered thereunder, $440.66 of which fee relates to the 1,195,000 shares being carried forward which had a proposed maximum offering price per share of $1.25 based upon the exercise price of the warrants to which the registered shares relate.
(4) Includes 1,758,006 shares of common stock issuable upon exercise of warrants.

      Pursuant to Rule 429, this registration statement contains a combined prospectus that covers 1,195,000 shares being carried forward from the Registrant's Registration Statement No. 333-64695, in addition to the 785,506 shares being registered for the first time hereunder.

      The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

===============================================================================

                 SUBJECT TO COMPLETION, DATED DECEMBER 29, 2000

PROSPECTUS

                                1,980,506 SHARES

                          MICROTEL INTERNATIONAL, INC.

                                  COMMON STOCK

         The shares of our Company's common stock being offered pursuant to this prospectus are being offered by certain of our security holders identified herein for their own accounts. Our common stock trades on the NASD's OTC Bulletin Board under the symbol "MCTL." On December 19, 2000, the high and low prices for a share of our common stock were $0.32 and $0.23, respectively.

         The mailing address and the telephone number of our principal executive offices are 9485 Haven Avenue, Suite 100, Rancho Cucamonga, California 91730,
(909) 297-2699.

                              --------------------

                  INVESTING IN OUR COMMON STOCK INVOLVES RISKS.
                 PLEASE SEE "RISK FACTORS" BEGINNING ON PAGE 7.
                               -------------------

         The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

         You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               The date of this prospectus is             , 2000.

                                TABLE OF CONTENTS

DESCRIPTION                                                                          PAGE NO.
-----------                                                                          --------

Prospectus Summary..................................................................       3
Risk Factors........................................................................       7
Special Note Regarding Forward-Looking Statements...................................      15
Use of Proceeds.....................................................................      16
Dividend Policy.....................................................................      16
Price Range of Common Stock.........................................................      17
Capitalization......................................................................      18
Selected Consolidated Financial Data................................................      19
Management's Discussion and Analysis of Financial Condition and
   Results of Operations............................................................      21
Business............................................................................      36
Management..........................................................................      57
Certain Relationships and Related Transactions......................................      68
Principal and Selling Security Holders..............................................      72
Plan of Distribution................................................................      75
Description of Capital Stock........................................................      77
Legal Matters.......................................................................      81
Experts.............................................................................      81
Additional Information..............................................................      81
Index to Financial Statements and Financial Statement Schedule......................     F-1


                               PROSPECTUS SUMMARY

         This summary highlights some information from this prospectus. Because it is a summary, it necessarily does not contain all of the information necessary to your investment decision. To understand this offering fully, you should read carefully the entire prospectus.

                                   OUR COMPANY

         We are a Delaware corporation that was formed July 14, 1989 under the name CXR Corp. We amended our certificate of incorporation to change our name to CXR Corporation in October 1989 and then to MicroTel International, Inc. in March 1995.

         Through our three direct wholly-owned operating subsidiaries, XIT Corporation, CXR Telcom Corporation and CXR, S.A., and through the divisions and subsidiaries of our subsidiaries, we design, manufacture, assemble, and market products and services in the following two material business segments:

               Telecommunications

               -- Telecommunications Test Instruments (analog and digital test instruments used in the installation, maintenance, management and optimization of public and private communication networks)

               -- Transmission and Network Access Products (range of products for accessing public and private networks for the transmission of data, voice and video)

               Electronic Components (digital switches and electronic power supplies)

         Our sales are primarily in North America, Europe and Asia. Although a majority of our sales in 2000 were to customers in the telecommunications industry, we also have significant sales to industrial, medical, aerospace and military customers.

                                  THE OFFERING


Common stock offered by selling security holders             1,980,506 (1)

Common stock outstanding prior to this offering              20,569,759 (2)

Common stock outstanding following this offering             22,327,765 (1)(2)
if all shares are sold

Use of Proceeds                                             All proceeds of this
                                                            offering will be
                                                            received by selling
                                                            security holders
                                                            (other than amounts,
                                                            if any, received by
                                                            us upon exercise of
                                                            warrants whose
                                                            underlying shares of
                                                            common stock are
                                                            covered by this
                                                            prospectus).

Risk Factors                                                You should read the
                                                            "Risk Factors"
                                                            section
                                                            beginning on
                                                            page 7, as well as
                                                            other cautionary
                                                            statements
                                                            throughout this
                                                            prospectus, before
                                                            investing in shares
                                                            of our common stock.
-------------------

(1) Assumes exercise of all of the warrants whose underlying shares of common stock are covered by this prospectus in exchange for 1,758,006 shares of common stock and immediate resale of all of such shares.

(2) As of December 19, 2000, a total of 20,569,759 shares of common stock were issued and outstanding, excluding :

     -- 1,745,100 shares reserved for issuance under our stock option plans, of which options to purchase 1,586,689 shares are outstanding;

     --   616,765 shares issuable upon conversion of our Series A Preferred
          Stock;

     -- 1,500,000 shares to become issuable upon conversion of our Series B Preferred Stock;

     -- 1,592,685 shares issuable upon exercise of outstanding warrants, other than the warrants whose underlying shares of common stock are covered by this prospectus; and

     -- any additional shares of common stock we may issue from time to time after December 19, 2000.

                          SUMMARY FINANCIAL INFORMATION

         The following selected consolidated financial data is qualified in its entirety by and should be read in conjunction with the consolidated financial statements and the notes to those statements and the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The consolidated statements of operations and comprehensive income data set forth below with respect to the years ended December 31, 1998 and 1999 and the consolidated balance sheet data at December 31, 1998 and 1999 are derived from, and are qualified by reference to, the consolidated audited financial statements included elsewhere in this prospectus. The consolidated statements of operations and comprehensive income data set forth below with respect to the nine month periods ended September 30, 1999 and 2000 and the consolidated balance sheet data at September 30, 2000 are derived from unaudited financial statements included elsewhere in this prospectus, which, in the opinion of our management, reflect all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the financial data for such periods. The historical results are not necessarily indicative of results to be expected for any future periods.


                                                              THREE
CONSOLIDATED STATEMENTS OF                                    MONTHS
OPERATIONS AND COMPREHENSIVE                                  ENDED                                          NINE MONTHS ENDED
INCOME DATA:                         YEAR ENDED SEPT. 30,   DEC. 31,       YEAR ENDED DEC. 31,                    SEPT. 30,
                                     --------------------   --------     -----------------------------       -------------------
                                      1995       1996         1996        1997       1998        1999         1999         2000
                                      ----       ----         ----        ----       ----        ----         ----         ----
                                                            (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
Net sales........................   $ 13,737    $14,270      $ 3,100     $27,251    $ 30,100     $ 25,913     $ 19,444    $19,559
Cost of sales....................     10,218      9,442        2,332      18,069      17,353       17,066       12,269     10,645
                                    --------  ---------    ---------   ---------   ---------   ----------   ----------   --------
Gross profit.....................      3,519      4,828          768       9,182      12,747        8,847        7,175      8,914
Selling, general and
   administrative expenses.......      3,585      3,426        1,045       8,608      10,202       10,132        8,494      6,923
Engineering and product
   development expenses..........         --         --           --       1,797       2,202        1,841        1,462        772
Write-down of goodwill...........         --         --           --       5,693          --           --           --         --
                                    --------- ---------    ----------  ----------   ---------   ----------   ----------   -------
Income (loss) from operations....        (66)     1,402         (277)     (6,916)        343       (3,126)      (2,781)     1,219
Total other income...............        484        304           49        (627)       (643)        (193)         501        118
                                    --------  ---------    ----------  ----------   ---------   ----------   ----------   -------
Income (loss) from continuing
   operations before income taxes        418      1,706         (228)     (7,543)       (300)      (3,319)      (2,280)     1,337
Income tax expense...............        (41)        20           30          97         101          128           25         13
                                    --------- ---------    ---------   ---------   ---------   ----------   ----------   --------
Income (loss) from continuing
   operations....................        459      1,686         (258)     (7,640)       (401)      (3,447)      (2,305)     1,324
Discontinued operations:
   Loss from operations of
      discontinued segment.......       (122)      (603)        (647)     (2,053)     (1,364)      (1,146)    $   (949)   $  (276)
   Gain (loss) on disposal of
      discontinued segment
      including provision for
      phase out period of
      $158 in 2000 ..............        --          --           --           --        580           (3)    $    331    $  (634)
                                     --------  ---------    ---------   ----------  ---------   -----------  -----------  --------
Net income (loss)................     $  337    $ 1,083    $    (905)    $(9,693)   $ (1,185)    $ (4,596)    $ (2,923)   $   414
   Foreign currency translation
      adjustment.................         10    $   (89)     $   126     $  (260)   $    206     $   (325)    $   (180)   $  (435)
                                    --------  ----------   ---------   ----------  ---------   -----------  -----------  ---------
Total comprehensive income (loss)     $  347    $   994      $  (779)    $(9,953)   $   (979)    $ (4,921)    $ (3,103)   $   (21)
                                    ========  =========    ==========  ==========  ==========  ===========  ===========  =========
 Basic earnings (loss) per share
   from continuing operations....     $ 0.09    $  0.27      $ (0.05)    $ (0.76)   $  (0.03)    $  (0.21)    $  (0.14)   $  0.07
                                    ========  =========    ==========  ==========  ==========  ===========  ===========  =========
 Diluted earnings (loss) per share
   from continuing operations....     $ 0.09    $  0.27      $ (0.05)    $ (0.76)   $  (0.03)    $  (0.21)    $  (0.14)   $  0.06
                                    ========  =========    ==========  ==========  ==========  ===========  ===========  =========
Basic earnings (loss) per share
   from discontinued operations..     $(0.02)   $ (0.10)     $ (0.10)    $ (0.20)   $  (0.07)    $  (0.07)    $  (0.04)   $ (0.05)
                                    ========  =========    ==========  ==========  ==========  ===========  ===========  =========
Diluted earnings (loss) per share
   from discontinued operations..     $(0.02)   $ (0.10)     $ (0.10)    $ (0.20)   $  (0.07)    $  (0.07)    $  (0.04)   $ (0.04)
                                    ========  =========    ==========  ==========  ==========  ===========  ===========  =========
Basic earnings (loss) per share..     $ 0.07    $  0.17      $ (0.15)    $ (0.96)   $  (0.10)    $  (0.28)    $  (0.18)   $  0.02
                                    ========  =========    ==========  ==========  ==========  ===========  ===========  =========
Diluted earnings (loss) per share     $ 0.07    $  0.17      $ (0.15)    $ (0.96)   $  (0.10)    $  (0.28)    $  (0.18)   $  0.02
                                    ========  =========    ==========  ==========  ==========  ===========  ===========  =========
Weighted average shares
   outstanding, basic............      4,995      5,841        6,064      10,137      11,952       16,638       16,192     19,141
                                    ========  =========    ==========  ==========  ==========  ===========  ===========  =========
Weighted average shares
   outstanding, diluted..........      4,995      5,841        6,064      10,137      11,952       16,638       16,192     21,347
                                    ========  =========    ==========  ==========  ==========  ===========  ===========  =========

                                                                                     AS OF SEPT. 30,
                                                                                          2000
                                                                                          ----
CONSOLIDATED BALANCE SHEET DATA:                                                     (IN THOUSANDS)
Working capital.................................................................        $  2,717
Total assets....................................................................          18,490
Total liabilities...............................................................          12,904
Total stockholders' equity......................................................           5,310
Redeemable preferred stock......................................................             276


         No cash dividends on our common stock were declared during any of the periods presented above. Shares outstanding and earnings (loss) per share have been restated to give effect to the recapitalization of XIT Corporation (the accounting acquirer) in the reverse acquisition of MicroTel International, Inc. by XIT Corporation on March 26, 1997.

         The historical financial data above for periods prior to the merger is that of XIT Corporation. In conjunction with the reverse acquisition accounting treatment, XIT Corporation changed its fiscal year end from September 30 to December 31 to adopt the fiscal year end of MicroTel International, Inc. The three-month period ended December 31, 1996 represents the "transition" period between XIT Corporation's fiscal year ended September 30, 1996 and the beginning of its new fiscal year on January 1, 1997.

                                  RISK FACTORS

         AN INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS AND OTHER INFORMATION IN THIS PROSPECTUS BEFORE DECIDING TO INVEST IN SHARES OF OUR COMMON STOCK. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCURS, IT IS LIKELY THAT OUR BUSINESS, FINANCIAL CONDITION AND OPERATING RESULTS WOULD BE HARMED. AS A RESULT, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU COULD LOSE PART OR ALL OF YOUR INVESTMENT.

                          RISKS RELATED TO OUR BUSINESS

WE HAVE A HISTORY OF LOSSES AND AN ACCUMULATED DEFICIT WHICH MAY CONTINUE IN THE FUTURE AND WHICH MAY ADVERSELY IMPACT OUR BUSINESS AND OUR STOCKHOLDERS.

         Our consolidated financial statements have been prepared assuming we will continue as a going concern. We incurred significant net operating losses in each of the years ended December 31, 1999, 1998 and 1997. We realized a net loss of approximately $4.6 million for the twelve months ended December 31, 1999, as compared to incurring a net loss of approximately $1.2 million for the twelve months ended December 31, 1998 and a net loss of approximately $9.7 for the twelve months ended December 31, 1997. Additionally, we were in default of our previously outstanding domestic credit facility agreement because we were not in compliance with an adjusted net worth covenant contained in that agreement. These factors raised substantial doubt about our ability to continue as a going concern and led our independent certified public accountants to modify their unqualified opinion to include an explanatory paragraph related to our ability to continue as a going concern. Our consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

         For the nine-month period ended September 30, 2000, we reported net income of approximately $0.4 million. Our accumulated deficit and accumulated comprehensive loss through September 30, 2000 were approximately $19.4 million and $0.7 million, respectively, and as of that date we had a total stockholders' equity of approximately $5.3 million. We expect to realize net income during the quarter and year ended December 31, 2000. However, there is no assurance that we actually will realize net income for these periods or maintain profitable operations in the future. If we are unable to do so, there may be a material adverse effect on our cash flows, which could cause us to violate covenants under our credit facility and could impede our ability to raise capital, if needed, through debt or equity financing.

FINANCIAL STATEMENTS OF OUR FOREIGN SUBSIDIARIES ARE PREPARED USING THE RELEVANT FOREIGN CURRENCY WHICH MUST BE CONVERTED INTO UNITED STATES DOLLARS FOR INCLUSION IN OUR CONSOLIDATED FINANCIAL STATEMENTS. AS A RESULT, EXCHANGE RATE FLUCTUATIONS MAY ADVERSELY IMPACT OUR REPORTED RESULTS OF OPERATIONS.

         We have established and acquired international subsidiaries that prepare their balance sheets in the relevant foreign currency. In order to be included in our consolidated financial statements, these balance sheets are converted, at the then current exchange rate, into United States dollars, and the statements of operations are converted using weighted average exchange rates for the applicable period. Accordingly, fluctuations of the foreign currencies relative to the United States dollar could have an effect on our consolidated financial statements. Our exposure to fluctuations in currency exchange rates has increased as a result of the growth of our international subsidiaries. However, because historically the majority of our currency exposure has related to financial statement translation rather than to particular transactions, we do not intend to enter into, nor have we historically entered into, forward currency contracts or hedging arrangements in an effort to mitigate our currency exposure.

THE MARKETS IN WHICH WE COMPETE ARE HIGHLY COMPETITIVE. WE EXPECT THEM TO BECOME MORE COMPETITIVE IN THE FUTURE, WHICH COULD RESULT IN SIGNIFICANT PRICE COMPETITION, REDUCED REVENUES, LOWER PROFIT MARGINS OR LOSS OF MARKET SHARE.

         The telecommunications and electronic components markets are highly competitive. These markets may experience pricing and margin pressure that could adversely affect our business, financial condition and operating results. A number of development stage companies and major domestic and international companies offer products and services within the same markets that we target. Some of our competitors and potential competitors have larger technical staffs, more established and larger marketing and sales organizations and significantly greater financial resources than us. Our competitors may develop products and services that are superior to ours or that achieve greater market acceptance. Our future success will depend significantly upon our ability to increase our share of our target markets and to sell additional products, product enhancements and services to our customers. Competition may decrease:

        --        our market share;
        --        the prices we receive for our products and services;
        --        our revenues; and/or
        --        our profit margins.

Any of these decreases could adversely affect our business, financial condition and operating results. As a result, we may not be able to compete successfully.

IN ORDER TO COMPETE SUCCESSFULLY, WE MUST KEEP PACE WITH THE RAPID CHANGES INVOLVING THE ELECTRONIC COMPONENTS AND TELECOMMUNICATIONS INDUSTRIES.

         The electronic components and telecommunications industries are characterized by rapid technological advances, changes in customer requirements, evolving industry standards and frequent new product and services introductions and enhancements. New products and services based on new technologies or new industry standards may quickly render existing products and services obsolete. Our future success will depend upon our ability to enhance our current products and services and to develop and introduce new products and services that keep pace with technological developments, respond to the growth in the markets in which we compete, encompass evolving customer requirements and achieve market acceptance. Any failure on our part to anticipate or respond adequately to technological developments and customer requirements, or any significant delays in developing or introducing new products and services, could result in a loss of competitiveness, revenues, profit margins or market share. There is no assurance that any new products, services or enhancements which we develop will achieve market acceptance.

WE RELY ON A RELATIVELY LIMITED NUMBER OF CUSTOMERS, AND THE LOSS OF ANY SIGNIFICANT CUSTOMER COULD MATERIALLY AND ADVERSELY AFFECT OUR BUSINESS AND FINANCIAL CONDITION.

         We derive a significant portion of our revenues from a relatively limited number of customers. For the nine months ended September 30, 2000, our ten largest customers accounted for approximately 36% of our revenues. We anticipate that our ten largest customers will continue to account for a large portion of our revenues for the foreseeable future. The loss of any one or more of these major customers would likely have a material adverse effect on our business, prospects, financial condition, results of operations and cash flows.

OUR LACK OF LONG-TERM PURCHASE ORDERS OR COMMITMENTS MAY AFFECT OUR BUSINESS IF DEMAND IS REDUCED.

         During the nine months ended September 30, 2000, the sale of telecommunications equipment and related services accounted for approximately 55% of our total sales. In many cases we have long-term contracts with our telecommunications customers but do not receive long-term purchase orders or commitments under such contracts. Rather, we receive purchase orders for only such quantities of telecommunications equipment as are required from time to time by our customers.

         During the nine months ended September 30, 2000, the sale of electronic components accounted for approximately 45% of our total sales. In some cases we have long-term contracts with our electronic components customers. However, in most cases we receive purchase orders for only such quantities of electronic components as are required from time to time by our customers.

         Accordingly, we are highly dependent on the successful sales of our telecommunications products and electronic components. A significant reduction in sales of these products resulting from changes in industry, including the entry of new competitors into the market, from the introduction of new or improved technology or an unanticipated shift in the needs of our customers, or for other reasons, would have a material adverse effect on our business, prospects, financial condition, results of operations and cash flows.

OUR BUSINESS COULD SUFFER IF WE ARE UNABLE TO OBTAIN COMPONENTS OF OUR PRODUCTS FROM OUTSIDE SUPPLIERS.

         The major components of our products include circuit boards, microprocessors, chipsets and memory components. Most of these components are available from multiple sources. However, certain components used in our products are currently obtained from single or limited sources. Certain modem chipsets used in our data communications products have been in short supply and are frequently on allocation by semiconductor manufacturers. Similar to others in the electronics industry, we recently have, from time to time, experienced difficulty in obtaining certain components. We do not have guaranteed supply arrangements with any of our suppliers, and there can be no assurance that these suppliers will continue to meet our requirements. Shortages of components could not only limit our production capacity but also could result in higher costs due to the higher costs of components in short supply or the need to utilize higher cost substitute components. An extended interruption in the supply of any of these components or a reduction in their quality or reliability would have a material adverse effect on our financial condition and results of operations. While we believe that with respect to our single source components we could obtain similar components from other sources, we could be required to alter product designs to use alternative components. There can be no assurance that severe shortages of components will not occur in the future that could increase the cost or delay the shipment of our products and have a material adverse effect on our financial condition and results of operations. Significant increases in the prices of these components could also have a material adverse effect on our results of operations because we may not be able to adjust product pricing to reflect the increases in component costs.

OUR COMMITMENT OF SIGNIFICANT RESOURCES AND EXPANSION OF OUR ACTIVITIES ABROAD COULD PROVE TO BE UNPROFITABLE DUE TO RISKS INHERENT IN INTERNATIONAL BUSINESS ACTIVITIES.

         Sales of our products and services to customers located outside the United States accounted for approximately 52% of our net sales for the nine months ended September 30, 2000. We expect to commit significant resources in the foreseeable future to expand our operations abroad. Accordingly, we are subject to a number of risks associated with international business activities that could adversely affect our operations abroad and slow our growth. These risks generally include, among others:

          -   foreign currency fluctuations; and
          -   differing technological advances, preferences or requirements;
          -   difficulties in managing and staffing our foreign operations;
          -   increased collection risks;
          -   tariffs and other trade restrictions; and
          -   general economic conditions.

Any of these risks could adversely affect our business, financial condition and operating results.

THERE ARE RISKS THAT OUR PRODUCTS MAY BE RETURNED BY OUR CUSTOMERS.

         We are exposed to the risk of product returns from our customers as a result of returns due to defective products or product components. Generally, our electronic components carry a one-year limited parts and labor warranty and our telecommunications products carry a two-year limited parts and labor warranty. Typically our telecommunications products may be returned within 30 days of purchase if a new order is received, and the new order will be credited with 80% of the selling price of the returned item. Products returned under warranty typically are tested and repaired or replaced at our option. Historically, product returns have not had a material impact on our operations or financial condition. While we believe that product returns should not be material in future periods, it is expected that a relatively modest number of returns will continue. However, there can be no assurance that significant levels of product returns will not occur in the future, which may have a material adverse effect on our operations.

IF WE ARE UNABLE TO SUCCESSFULLY CONSUMMATE ADDITIONAL ACQUISITIONS, OUR LONG-TERM COMPETITIVE POSITIONING MAY SUFFER.

         Our business strategy has included growth through acquisitions. We consider acquisitions that improve our competitive capabilities in our businesses or provide additional market penetration or business opportunities in areas that are consistent with our business plan. Identifying and pursuing strategic acquisition opportunities and integrating acquired products and businesses requires a significant amount of management time and skill. Acquisition transactions are accompanied by a number of risks, including, among other things:

          - the difficulty of assimilating the operations, technology and personnel of the acquired companies;
          -   the potential disruption of our ongoing business;
          -   expenses associated with the transactions;
          - additional expenses associated with amortization of acquired intangible assets;
          - the difficulty of maintaining uniform standards, controls, procedures and policies;
          - the impairment of relationships with employees and customers as a result of any integration of new management personnel; and
          - the potential unknown liabilities associated with acquired businesses.

If we proceed with future acquisitions, our failure to adequately address these issues could have a material adverse effect on our business, results of operations and financial condition.

WE RELY HEAVILY ON OUR KEY EMPLOYEES, AND THE LOSS OF THEIR SERVICES COULD MATERIALLY AND ADVERSELY AFFECT OUR BUSINESS.

     Our success is highly dependent upon the continued services of key members of our management, including our Chairman of the Board, President and Chief Executive Officer, Carmine T. Oliva, and our Executive Vice President, Graham Jefferies. The loss of Mr. Oliva, Mr. Jefferies or one or more other key members of management could have a material adverse effect on us. Although we have entered into employment agreements with several key employees, we have not entered into any employment agreement with any executive officer of our company other than with Mr. Oliva and Mr. Jefferies. We maintain key-man life insurance on Mr. Oliva and Mr. Jefferies. However, we cannot assure you that we will be able to maintain this insurance in effect or that the coverage will be sufficient to compensate us for the loss of the services of Mr. Oliva or Mr. Jefferies.

THE UNPREDICTABILITY OF OUR QUARTERLY OPERATING RESULTS MAY CAUSE THE PRICE OF OUR COMMON STOCK TO FLUCTUATE.

         Our quarterly operating results have varied in the past and may continue to fluctuate significantly in the future due to a number of factors, many of which are beyond our control. If our operating results do not meet the expectations of investors, our stock price may decline. Fluctuations in our operating results may result from a number of factors, including the following:

          - the number of purchasers of our electronics hardware products and the volume of products purchased by those purchasers;
          -   the demand for our electronics hardware products worldwide;
          - the prices that we are able to charge for our products and services;
          - costs related to possible acquisitions of new technologies and businesses;
          - changes affecting the telecommunications industry, including consolidations and restructuring of United States and foreign telephone companies;
          - changes affecting the electronics industry, including the contraction of military, commercial, governmental and aerospace spending;
          - the amount and timing of capital expenditures and other costs relating to the expansion of our business; and
          -   general economic conditions.

         We believe that period-to-period comparisons of our operating results will not necessarily be meaningful in predicting future performance.

OUR FAILURE TO MANAGE GROWTH EFFECTIVELY COULD IMPAIR OUR BUSINESS.

         Our strategy envisions a period of rapid growth that may put a strain on our administrative and operational resources. While we believe that we have established a significant infrastructure to support growth, our ability to effectively manage growth will require us to continue to expand the capabilities of our operational and management systems and to attract, train, manage and retain qualified engineers, technicians, salespersons and other management personnel. There can be no assurance that we will be able to do so. If we are unable to successfully manage our growth, our business, prospects, financial condition, results of operations and cash flows could be adversely affected.

BECAUSE WE BELIEVE THAT PROPRIETARY RIGHTS ARE MATERIAL TO OUR SUCCESS, MISAPPROPRIATION OF THESE RIGHTS OR CLAIMS OF INFRINGEMENT OR LEGAL ACTIONS RELATED TO INTELLECTUAL PROPERTY COULD ADVERSELY IMPACT OUR FINANCIAL CONDITION.

         Our future success will be highly dependent on proprietary technology, particularly in our telecommunications business. However, we do not hold any patents and we currently rely on a combination of contractual rights, copyrights, trademarks and trade secrets to protect our proprietary rights. Our management believes that because of the rapid pace of technological change in the industries in which we operate, the legal intellectual property protection for our products is a less significant factor in our success than the knowledge, abilities and experience of our employees, the frequency of our product enhancements, the effectiveness of our marketing activities and the timeliness and quality of our support services. Consequently, we rely to a great extent on trade secret protection for much of our technology. However, there can be no assurance that our means of protecting our proprietary rights will be adequate or that our competitors or customers will not independently develop comparable or superior technologies or obtain unauthorized access to our proprietary technology.

         We may receive infringement claims from third parties relating to our products and technologies. In such event, we intend to investigate the validity of any such claims and, if we believe the claims have merit, we intend to respond through licensing or other appropriate actions. Certain of these claims may relate to technology included in components purchased by us from third party vendors for incorporation into our products. In such event, we would forward these claims to the appropriate vendor. If we or our component manufacturers were unable to license or otherwise provide any such necessary technology on a cost-effective basis, we could be prohibited from marketing products containing that technology, incur substantial costs in redesigning products incorporating that technology, or incur substantial costs defending any legal action taken against us, all of which could have a material adverse effect on our business, prospects, financial condition, results of operations and cash flows.

IF WE FAIL TO COMPLY WITH ENVIRONMENTAL REGULATIONS, WE COULD FACE SIGNIFICANT LIABILITIES.

         We are subject to a variety of environmental regulations relating to the use, storage, discharge and disposal of hazardous chemicals used in our circuit board manufacturing processes. Any failure to comply with present and future regulations could subject us to future liabilities or the suspension of production. These regulations could also restrict our ability to expand our facilities or could require us to acquire costly equipment or to incur other significant expenses to comply with environmental regulations. We may also from time to time be subject to lawsuits with respect to environmental matters. The extent of our liability under any such suit is not determinable and may have a material adverse affect on us.

IF OUR PRODUCTS FAIL TO COMPLY WITH EVOLVING GOVERNMENT AND INDUSTRY STANDARDS AND REGULATIONS, WE MAY HAVE DIFFICULTY SELLING OUR PRODUCTS.

         We design our products to comply with a significant number of industry standards and regulations, some of which are evolving as new technologies are deployed. In the United States, our telecommunications products must comply with various regulations defined by the United States Federal Communications Commission, or FCC, and Underwriters Laboratories as well as industry standards established by Telcordia Technologies, Inc., formerly Bellcore, and the American National Standards Institute. Internationally, our telecommunications products must comply with standards established by the European Committee for Electrotechnical Standardization, the European Committee for Standardization, the European Telecommunications Standards Institute, telecommunications authorities in various countries as well as with recommendations of the International Telecommunications Union. The failure of our products to comply, or delays in compliance, with the various existing and evolving standards could negatively impact our ability to sell our products.

THE LIMITATION ON OUR USE OF NET OPERATING LOSS CARRYFORWARDS MAY NEGATIVELY IMPACT OUR RESULTS OF OPERATIONS AND CASH FLOWS.

         We have substantial net operating loss, or NOL, carryforwards for federal and state tax purposes. Because of our ownership changes resulting from a merger in 1997, the use of these NOL carryforwards to offset future taxable income will be limited. To the extent we are unable to fully use these NOL carryforwards to offset future taxable income, we will be subject to income taxes on such future taxable income, which will negatively impact our results of operations and cash flows.

                         RISKS RELATED TO THIS OFFERING

OUR STOCK PRICE HAS BEEN VOLATILE, WHICH COULD RESULT IN SUBSTANTIAL LOSSES FOR INVESTORS PURCHASING SHARES OFFERED BY THIS PROSPECTUS.

         The market prices of securities of technology-based companies, including electronics hardware companies, currently are highly volatile. The market price of our common stock has fluctuated significantly in the past. The market price of our common stock may continue to exhibit significant fluctuations in response to the following factors, many of which are beyond our control:

          -   variations in our quarterly operating results;
          - changes in market valuations of similar companies and stock market price and volume fluctuations generally;
          - economic conditions specific to the electronics hardware industry;
          - announcements by us or our competitors of new or enhanced products, technologies or services or significant contracts, acquisitions, strategic relationships, joint ventures or capital commitments;
          -   regulatory developments;
          -   additions or departures of key personnel; and
          -   future sales of our common stock or other securities.

         The price at which you purchase shares of common stock offered by this prospectus may not be indicative of the price of our stock that will prevail in the trading market. You may be unable to sell your shares of common stock at or above your purchase price, which may result in substantial losses to you. Moreover, in the past, securities class action litigation has often been brought against a company following periods of volatility in the market price of its securities. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs and divert management's attention and resources.

BECAUSE WE ARE SUBJECT TO THE "PENNY STOCK" RULES, THE LEVEL OF TRADING ACTIVITY IN OUR STOCK MAY BE REDUCED.

         Broker-dealer practices in connection with transactions in "penny stocks" are regulated by penny stock rules adopted by the Securities and Exchange Commission. Penny stocks, like shares of our common stock, generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on Nasdaq). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, broker-dealers who sell these securities to persons other than established customers and "accredited investors" must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. Consequently, these requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security subject to the penny stock rules, and investors in our common stock may find it difficult to sell their shares.

WE MAY NEED ADDITIONAL CAPITAL IN THE FUTURE AND ADEQUATE FINANCING MAY NOT BE AVAILABLE.

         Our future capital requirements will depend upon many factors, including the magnitude of our sales and marketing efforts, the development of new products and services, possible future strategic acquisitions, the progress of our research and development efforts and the status of competitive products and services. We believe that current and future available capital resources will be adequate to fund our operations for the foreseeable future. However, to the extent we are in need of any additional financing, there can be no assurance that any such additional financing will be available to us on acceptable terms, or at all. If additional funds are raised by issuing equity securities, further dilution to the existing stockholders may result. If adequate funds are not available, we may be required to delay, scale back or eliminate our marketing efforts or to obtain funds through arrangements with partners or others that may require us to relinquish rights to certain of our technologies or potential products, services or other assets. Accordingly, the inability to obtain such financing could adversely affect our business, financial condition and results of operations.

SHARES OF OUR COMMON STOCK ELIGIBLE FOR PUBLIC SALE AFTER THIS OFFERING COULD ADVERSELY AFFECT OUR STOCK PRICE.

         Sales of a substantial number of shares of our common stock in the public market, or the perception that sales could occur, could adversely affect the market price for our common stock. This offering will result in additional shares of our common stock being available on the public market. In addition, our current stockholders beneficially own a large number of shares of common stock that are outstanding or are issuable upon exercise of options or warrants or upon conversion of preferred stock, which shares of common stock they are able to sell in the public market. These sales also might make it difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

BECAUSE OUR STOCK IS NOT LISTED ON A NATIONAL SECURITIES EXCHANGE, YOU MAY FIND IT DIFFICULT TO DISPOSE OF OR OBTAIN QUOTATIONS FOR OUR COMMON STOCK.

         Until May 12, 1999, our common stock was quoted on the Nasdaq SmallCap Market. We were unable to maintain the minimum bid price of $1.00 per share and our stock was delisted from that market. Since May 13, 1999, our common stock has been traded under the symbol "MCTL" on the OTC Bulletin Board. Because our stock trades on the OTC Bulletin Board rather than on a national securities exchange, you may find it difficult to either dispose of, or to obtain quotations as to the price of, our common stock.

OUR PREFERRED STOCK MAY DELAY OR PREVENT A TAKEOVER OF OUR COMPANY POSSIBLY PREVENTING YOU FROM OBTAINING HIGHER STOCK PRICES FOR YOUR SHARES.

         Our board of directors has the authority to issue up to 10,000,000 shares of preferred stock and to fix the rights, preferences, privileges and restrictions, including voting rights of those shares, without any further vote or action by our stockholders. Of these shares, 250 have been designated as Series A Preferred, 200 of which were issued and 25 of which are currently outstanding. In addition, 150,000 shares have been designated as Series B Preferred Stock, 150,000 of which have been issued and are currently outstanding. The rights of the holders of our common stock are subject to the rights of the holders of our currently outstanding preferred stock and will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that we may issue in the future. The issuance of preferred stock, while providing desired flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock, thereby delaying, deferring or preventing a change in control of our company. Furthermore, such preferred stock may have other rights, including economic rights senior to the common stock, and, as a result, the issuance thereof could adversely affect the market value of our common stock.

THE ANTI-TAKEOVER EFFECTS OF DELAWARE LAW COULD ADVERSELY AFFECT THE PERFORMANCE OF OUR STOCK.

         Section 203 of the General Corporation Law of Delaware prohibits us from engaging in certain business combinations with interested stockholders, as defined by statute. These provisions may have the effect of delaying or preventing a change in control of our company without action by our stockholders, even if a change in control would be beneficial to our stockholders, and therefore could adversely affect the price of our common stock.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus contains certain forward-looking statements, including among others:

          - the projected growth in the telecommunications and electronic components;
          - our business strategy for expanding our presence in these markets;
          - anticipated trends in our financial condition and results of operations; and
          - our ability to distinguish ourselves from our current and future competitors.

         You can identify forward-looking statements generally by the use of forward-looking terminology such as "believes," "expects," "may," "will," "intends," "plans," "should," "could," "seeks," "pro forma," "anticipates," "estimates," "continues," or other variations thereof, including their use in the negative, or by discussions of strategies, opportunities, plans or intentions. You may find these forward-looking statements under the captions "Risk Factors," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Business," as well as captions elsewhere in this prospectus. A number of factors could cause results to differ materially from those anticipated by such forward-looking statements, including those discussed under "Risk Factors" and "Business."

         These forward-looking statements necessarily depend upon assumptions and estimates that may prove to be incorrect. Although we believe that the assumptions and estimates reflected in the forward-looking statements are reasonable, we cannot guarantee that we will achieve our plans, intentions or expectations. The forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ in significant ways from any future results expressed or implied by the forward-looking statements.

                                 USE OF PROCEEDS

         We will not receive any of the proceeds from the sale of the shares of common stock offered pursuant to this prospectus by the selling security holders. Rather, the selling security holders will receive those proceeds directly. However, we will receive cash infusions of capital if and when the selling security holders exercise warrants with cash in exchange for shares of common stock offered pursuant to this prospectus. On December 19, 2000, the high and low prices for a share of our common stock were $0.32 and $0.23, respectively. The warrants whose underlying 1,758,006 shares of common stock are being offered pursuant to this prospectus have exercise prices ranging from $0.25 to $2.50. We intend to use proceeds, if any, from the exercise of these warrants for working capital, business development and general corporate purposes.

                                 DIVIDEND POLICY

         No dividends on our common stock have been paid by us to date. Our line of credit with Wells Fargo Business Credit, Inc. prohibits the payment of cash dividends on our common stock. The certificates of designation related to our Series A Preferred Stock and our Series B Preferred Stock provide that shares of those series of preferred stock are not entitled to receive cash dividends. We currently intend to retain future earnings to fund the development and growth of our business and, therefore, do not anticipate paying cash dividends on our common stock within the foreseeable future. Any future payment of dividends on our common stock will be determined by our board of directors and will depend on our financial condition, results of operations, contractual obligations and other factors deemed relevant by our board of directors.

                           PRICE RANGE OF COMMON STOCK

         Until May 12, 1999, our common stock was traded on the Nasdaq SmallCap Market. On May 13, 1999, the listing of our common stock on the Nasdaq SmallCap Market was discontinued, and thereafter our common stock has been traded on the NASD's OTC Bulletin Board under the symbol "MCTL." The table below shows for each fiscal quarter indicated the high and low bid prices per share of our common stock. The prices shown reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

                                                                                  Price Range
                                                                             Low             High
                                                                             ---             ----
1998:
First Quarter (January 1 - March 31).............................           $ .875          $ 1.625
Second Quarter (April 1 - June 30)...............................             .75             1.28125
Third Quarter (July 1 - September 30)............................             .4375           1.00
Fourth Quarter (October 1 - December 31).........................             .375             .84375

1999:
First Quarter....................................................             .375            1.125
Second Quarter...................................................             .1875            .5625
Third Quarter....................................................             .18              .40
Fourth Quarter...................................................             .16              .44

2000:
First Quarter....................................................             .42             2.8125
Second Quarter...................................................             .4375           1.25
Third Quarter....................................................             .4375            .8438

         As of December 19, 2000, we had 20,569,759 shares of common stock outstanding held of record by approximately 3,576 stockholders, and the high and low prices of our common stock on the OTC Bulletin Board on that date were $0.32 and $0.23, respectively.

                                 CAPITALIZATION

         The following table sets forth our capitalization as of September 30, 2000. You should read this information together with our consolidated financial statements and the notes relating to those statements appearing elsewhere in this prospectus.

                                                                                         SEPT. 30, 2000
                                                                                         (UNAUDITED)
                                                                                    (IN THOUSANDS, EXCEPT
                                                                                         SHARE DATA)
         Cash and cash equivalents..........................................             $       694
                                                                                         -----------
         Long-term debt, less current portion...............................                   1,186
         Convertible redeemable convertible preferred stock, $10,000 unit value. Authorized 250 shares; issued and outstanding 25 shares
             (aggregate liquidation preference of $250).....................                     276
         Stockholders' equity:
         Preferred Stock, $0.01 par value. Authorized 10,000,000 shares
             Convertible Series B preferred stock, $0.01 par value, 150,000 shares authorized, 150,000 shares issued and outstanding (aggregate
             liquidation preference of $960)................................                     938
         Common Stock, $0.0033 par value. Authorized 25,000,000 shares; issued
           and outstanding, 20,569,711......................................                      68
         Additional paid-in capital.........................................                  24,379
         Accumulated deficit................................................                 (19,414)
         Accumulated other comprehensive loss...............................                    (661)
                                                                                          -----------
            Total stockholders' equity......................................                   5,310
                                                                                           ---------
            Total capitalization............................................                $  6,772
                                                                                            ========

                      SELECTED CONSOLIDATED FINANCIAL DATA

         The following selected consolidated financial data is qualified in its entirety by and should be read in conjunction with the consolidated financial statements and the notes to those statements and the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The consolidated statements of operations and comprehensive income data set forth below with respect to the years ended December 31, 1998 and 1999 and the consolidated balance sheet data at December 31, 1998 and 1999 are derived from, and are qualified by reference to, the consolidated audited financial statements included elsewhere in this prospectus. The consolidated statements of operations and comprehensive income data set forth below with respect to the nine month periods ended September 30, 1999 and 2000 and the consolidated balance sheet data at September 30, 2000 are derived from unaudited financial statements included elsewhere in this prospectus, which, in the opinion of our management, reflect all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the financial data for such periods. The historical results are not necessarily indicative of results to be expected for any future periods.

                                                             THREE
CONSOLIDATED STATEMENTS OF                                   MONTHS
OPERATIONS AND COMPREHENSIVE                                 ENDED                                           NINE MONTHS ENDED
INCOME DATA:                         YEAR ENDED SEPT. 30,   DEC. 31,          YEAR ENDED DEC. 31,                  SEPT. 30,
                                     -------------------   ---------      ---------------------------      -----------------------
                                      1995       1996         1996        1997       1998        1999         1999         2000
                                      ----       ----         ----        ----       ----        ----         ----         ----
                                                            (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
Net sales........................   $ 13,737    $14,270      $ 3,100     $27,251    $ 30,100     $ 25,913     $ 19,444    $19,559
Cost of sales....................     10,218      9,442        2,332      18,069      17,353       17,066       12,269     10,645
                                    --------  ---------    ---------   ---------   ---------   ----------   ----------   --------
Gross profit.....................      3,519      4,828          768       9,182      12,747        8,847        7,175      8,914
Selling, general and
   administrative expenses.......      3,585      3,426        1,045       8,608      10,202       10,132        8,494      6,923
Engineering and product
   development expenses..........         --         --           --       1,797       2,202        1,841        1,462        772
Write-down of goodwill...........         --         --           --       5,693          --           --           --          --
                                    ----------- ---------  ----------- ---------   ---------   ----------   ----------   ---------
Income (loss) from operations....        (66)     1,402         (277)     (6,916)        343       (3,126)      (2,781)     1,219
Total other income...............        484        304            49       (627)       (643)        (193)         501        118
                                    --------  ---------    ----------  ---------   ---------   ----------   ----------   ---------
Income (loss) from continuing
   operations before income taxes        418      1,706         (228)     (7,543)       (300)      (3,319)      (2,280)     1,337
Income tax expense...............        (41)        20           30          97         101          128           25         13
                                    --------- ---------    ---------   ---------   ---------   ----------   ----------   --------
Income (loss) from continuing
   operations....................        459      1,686         (258)     (7,640)       (401)      (3,447)      (2,305)     1,324
Discontinued operations:
   Loss from operations of
      discontinued segment.......       (122)      (603)        (647)     (2,053)     (1,364)      (1,146)    $   (949)   $  (276)
   Gain (loss) on disposal of
      discontinued segment including
      provision for phase out period
      of $158 in 2000 ...........         --         --           --          --         580           (3)    $    331    $  (634)
                                    ----------  --------   ----------   ---------  ----------  ------------   --------   ---------
Net income (loss)................     $  337    $ 1,083      $  (905)    $(9,693)   $ (1,185)    $ (4,596)    $ (2,923)   $   414
   Foreign currency translation
      adjustment.................         10    $   (89)     $   126     $  (260)   $    206     $   (325)    $   (180)   $  (435)
                                    --------  ----------   ----------   ---------   ---------   -----------  -----------  ---------
Total comprehensive income (loss)     $  347    $   994      $  (779)    $(9,953)   $   (979)    $ (4,921)    $ (3,103)   $   (21)
                                    ========  =========    ==========   =========   ==========  ===========  ===========  =========
 Basic earnings (loss) per share
   from continuing operations....     $ 0.09    $  0.27      $ (0.05)    $ (0.76)   $  (0.03)    $  (0.21)    $  (0.14)   $  0.07
                                    ========= ==========   ==========  ==========  ==========  ===========  ===========  ========
 Diluted earnings (loss) per share
   from continuing operations....     $ 0.09    $  0.27      $ (0.05)    $ (0.76)   $  (0.03)    $  (0.21)    $  (0.14)   $  0.06
                                    ========= ==========   ==========  ==========  ==========  ===========  ===========  ========
Basic earnings (loss) per share
   from discontinued operations..     $(0.02)   $ (0.10)     $ (0.10)    $ (0.20)   $  (0.07)    $  (0.07)    $  (0.04)   $ (0.05)
                                    ========= ==========   ==========  ==========  ==========  ===========  ===========  =========
Diluted earnings (loss) per share
   from discontinued operations..     $(0.02)   $ (0.10)     $ (0.10)    $ (0.20)   $  (0.07)    $  (0.07)    $  (0.04)   $ (0.04)
                                    ========= ==========   ==========  ==========  ==========  ===========  ===========  =========
Basic earnings (loss) per share..     $ 0.07    $  0.17      $ (0.15)    $ (0.96)   $  (0.10)    $  (0.28)    $  (0.18)   $  0.02
                                    ========= ==========   ==========  ==========  ==========  ===========  ===========  ========

                                                                19

Diluted earnings (loss) per share     $ 0.07    $  0.17      $ (0.15)    $ (0.96)   $  (0.10)    $  (0.28)    $  (0.18)   $  0.02
                                    ========= ==========   ==========  ==========  ==========  ===========  ===========  ========
Weighted average shares
   outstanding, basic............      4,995      5,841        6,064      10,137      11,952       16,638       16,192     19,141
                                    ========= ==========   ==========  ==========  ==========  ===========  ===========  ========
Weighted average shares
   outstanding, diluted..........      4,995      5,841        6,064      10,137      11,952       16,638       16,192     21,347
                                    ========= ==========   ==========  ==========  ==========  ===========  ===========  ========

                                        AS OF SEPTEMBER 30,                  AS OF DECEMBER 31,
                                        -------------------       ------------------------------------------    AS OF SEPT. 30,
                                         1995         1996        1996        1997         1998        1999          2000
                                         ----         ----        ----        ----         ----        ----          ----
CONSOLIDATED BALANCE SHEET DATA:                                           (in thousands)
Working capital.....................   $  1,809      $ 3,911    $  3,554     $ 4,095    $  4,107     $  1,080      $  2,717
Total assets........................     11,006       12,870      12,316      18,224      18,633       15,468        18,490
Total liabilities...................      5,569        7,384       7,563      12,213      11,635       11,079        12,904
Total stockholders' equity..........      5,437        5,486       4,753       6,011       5,482        3,801         5,310
Redeemable preferred stock..........       --          --              --        714       1,516          588           276

         No cash dividends on our common stock were declared during any of the periods presented above. Shares outstanding and earnings (loss) per share have been restated to give effect to the recapitalization of XIT Corporation (the accounting acquirer) in the reverse acquisition of MicroTel International, Inc. by XIT Corporation on March 26, 1997.

         The historical financial data above for periods prior to the merger is that of XIT Corporation. In conjunction with the reverse acquisition accounting treatment, XIT Corporation changed its fiscal year end from September 30 to December 31 to adopt the fiscal year end of MicroTel International, Inc. The three-month period ended December 31, 1996 represents the "transition" period between XIT Corporation's fiscal year ended September 30, 1996 and the beginning of its new fiscal year on January 1, 1997.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         THE FOLLOWING DISCUSSION AND ANALYSIS SHOULD BE READ IN CONJUNCTION WITH OUR CONSOLIDATED FINANCIAL STATEMENTS AND NOTES AND THE INFORMATION INCLUDED UNDER THE CAPTION "RISK FACTORS" INCLUDED ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW

         We are a Delaware corporation that was formed July 14, 1989 under the name CXR Corp. to hold the shares of two of our three present direct wholly-owned operating subsidiaries, CXR Telcom Corporation, a Delaware corporation and CXR, S.A., a company organized under the laws of France. These two subsidiaries manufacture, assemble and distribute transmission and network access products and telecommunications test instruments. We amended our certificate of incorporation to change our name to CXR Corporation in October 1989 and then to MicroTel International, Inc. in March 1995.

         On March 26, 1997 we acquired our third present direct wholly-owned operating subsidiary, XIT Corporation. XIT Corporation was a private, closely-held New Jersey corporation that was formed in 1983 and had been operating in the United States, England and Japan as a designer, manufacturer and marketer of information display and input products and printed circuit boards for the international telecommunications, medical, industrial, military and aerospace markets.

         Our acquisition of XIT Corporation occurred in the form of a merger of a newly formed and wholly-owned subsidiary of our company with and into XIT Corporation. The merger involved an exchange by the former shareholders of XIT Corporation of all of the outstanding shares of XIT Corporation for newly issued shares of MicroTel International, Inc. representing a majority ownership interest in MicroTel International, Inc. Because the merger resulted in a change in control of MicroTel International, Inc., the merger was accounted for as a reverse acquisition, and historical financial information of XIT Corporation is used as the historical financial information of MicroTel International, Inc.

         We previously organized our operations in three business segments:

         --  Instrumentation and Test Equipment;
         --  Components and Subsystem Assemblies; and
         --  Circuits.

         In an effort to focus our attention and working capital on our telecommunications test instruments and our transmission and network access products, we sold substantially all of the assets of XCEL Arnold Circuits, Inc. in April 1998 and sold substantially all of the assets of HyComp, Inc., a manufacturer of hybrid circuits, in April 1999.

         In October 2000, we decided to discontinue our circuits segment. On November 28, 2000, we sold XCEL Etch Tek, which was our only remaining material circuit board business and was a division of XIT Corporation. We intend to retain our Monrovia, California circuit board manufacturing facility as a captive supplier of circuit boards to XIT Corporation's Digitran Division.

         Consequently, through our three direct wholly-owned operating subsidiaries, XIT Corporation, CXR Telcom Corporation and CXR, S.A., and through the divisions and subsidiaries of our subsidiaries, we presently design, manufacture, assemble, and market products and services in the following two material business segments:

                  Telecommunications

                  -- Telecommunications Test Instruments (analog and digital test instruments used in the installation, maintenance, management and optimization of public and private communication networks)

                  -- Transmission and Network Access Products (range of products for accessing public and private networks for the transmission of data, voice and video)

                  Electronic Components (digital switches and electronic power supplies)

         Our sales are primarily in North America, Europe and Asia. Although a majority of our sales in 1999 were to customers in the telecommunications industry, we also have significant sales to industrial, medical, aerospace and military customers.

         Revenues are recorded when products are shipped if shipped FOB shipping point or when received by the customer if shipped FOB destination.

RESULTS OF OPERATIONS

         The following table sets forth, for the periods indicated, certain statement of operations data expressed as a percentage of total net sales.

                                                                                           NINE MONTHS ENDED
                                                     YEARS ENDED DECEMBER 31,                 SEPTEMBER 30,
                                                     ------------------------                 -------------
                                                1997           1998            1999          1999           2000
                                                ----           ----            ----          ----           ----
Net sales...........................           100.0%          100.0%          100.0%        100.0%         100.0%
Cost of sales.......................            66.3            57.7            65.9          63.1           54.4
                                           ---------------------------------------------------------------------------
Gross profit........................            33.7            42.3            34.1          36.9           45.6

Selling, general and admini-
   strative expenses................            31.6            33.9            39.1          43.7           35.4
Engineering and product
   development expenses.............             6.6             7.3             7.1           7.5            3.9
Writedown of goodwill                           20.9             --             --             --              --
                                           ---------------------------------------------------------------------------
Operating income (loss).............           (25.4)            1.1           (12.1)        (14.3)           6.2
Interest expense....................            (2.0)           (1.7)           (1.1)         (1.1)          (1.3)
Other income (expense)..............            (0.2)           (0.4)            0.4           3.7            1.9
                                           ---------------------------------------------------------------------------
Income (loss) from continuing
   operations before income
   taxes............................           (27.6)           (1.0)          (12.8)        (11.7)           6.7
Income taxes........................             0.4             0.3            (0.5)         (0.2)          --
                                           ---------------------------------------------------------------------------
Income (loss) from continuing
   operations.......................           (28.0)           (1.3)          (13.3)        (11.9)           6.7
Loss from discontinued
   operations.......................            (7.5)           (4.5)           (4.4)         (4.9)          (1.4)
Gain (loss) on disposal of
   discontinued segment.............            --               1.9            --             1.7           (3.2)
                                           ---------------------------------------------------------------------------
Net income (loss)...................           (35.5)%          (3.9)%         (17.7)%       (15.0)%          2.1%
                                           ---------------------------------------------------------------------------

     NINE MONTHS ENDED SEPTEMBER 30, 2000 COMPARED TO THE NINE MONTHS ENDED SEPTEMBER 30, 1999

     CONTINUING OPERATIONS

         NET SALES. Net sales for the nine months ended September 30, 2000 increased by $115,000 (0.6%) to $19,559,000 as compared to $19,444,000 for the nine months ended September 30, 1999.

         Net sales of our telecommunications products and services for the nine months ended September 30, 2000 decreased by $599,000 (5.3%) to $10,680,000, as compared to $11,279,000 for the comparable period in 1999 primarily due to a $1,765,000 decrease in sales of our CXR, S.A. subsidiary from $7,651,000 during the nine months ended September 30, 1999 to $5,886,000 during the comparable period in 2000. This decrease in CXR, S.A. sales was primarily due to the late release of budgets of some of CXR, S.A.'s customers. This overall decline in net sales was partially offset by an increase of $485,000 in net sales for CXR Telcom Corporation, or CXR Telcom, our subsidiary located in Fremont, California, and the addition of $681,000 in sales for T-Com, LLC, or T-Com, a company located in Sunnyvale, California whose assets we acquired as of August 2000 in order to expand our telecommunications test equipment products to include central office equipment. The increase in sales for CXR Telcom primarily resulted from the new CXR HALCYON 700 series test equipment that replaced the older CXR 5200 model that was being phased out in the prior year. The sales of test equipment increased by $1,030,000 in the first nine months of 2000 as compared to the comparable period in 1999.

         Net sales of electronic components for the nine months ended September 30, 2000 increased by $714,000 (8.7%) to $8,879,000 as compared to $8,165,000 for the comparable period in 1999 primarily due to an increase in sales of $619,000 of XIT Corporation's Digitran Division. Contributing to this increase was a large order for switches placed by BAE Systems, Canada, which accounted for $646,000 of this increase.

         GROSS PROFIT. Gross profit as a percentage of total net sales increased to 45.6% for the nine months ended September 30, 2000 as compared to 36.9% for the comparable period in 1999. In dollar terms, total gross profit increased by $1,739,000 (24.2%) to $8,914,000 for the nine months ended September 30, 2000 as compared to $7,175,000 for the comparable period in 1999.

         Gross profit for our telecommunications segment increased in dollar terms by $464,000 (10.8%) to $4,766,000 for the nine months ended September 30, 2000 as compared to $4,302,000 for the comparable period in 1999 and increased as a percentage of related net sales from 38.1% in 1999 to 44.6% in 2000 due largely to a more favorable gross profit on sales of products by newly acquired T-Com, and higher gross profit on new CXR Telcom products.

         Gross profit for our electronic components segment increased in total dollar terms by $1,275,000 (44.4%) to $4,148,000 for the nine months ended September 30, 2000 as compared to $2,873,000 for the comparable period in 1999 and increased as a percentage of related net sales from 35.2% in 1999 to 46.7% in 2000 primarily due to improved profit margins in connection with sales made by XIT Corporation which resulted from manufacturing efficiencies, reduced overhead in connection with the move from the Ontario facility to our Rancho Cucamonga facility, higher production volumes and a larger percentage of higher margin night vision switches. These increases were slightly offset by a decline in profit margin of sales of our U.K. subsidiary due to lower sales volume.

         SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses decreased by $1,571,000 (18.5%) to $6,923,000 for the nine months ended September 30, 2000 as compared to $8,494,000 for the comparable period in 1999. This decrease is attributable to a reduction in selling expenses of $414,000 and a reduction in our general and administrative expenses of $1,157,000 (21.6%) to $4,208,000 for the nine months ended September 30, 2000 as compared to $5,365,000 for the comparable period in 1999. The decrease in general and administrative expense was primarily due to the fact that certain expenses incurred in the comparable period of 1999 were not incurred in 2000. These expenses include a $466,000 expense related to the establishment of a reserve for a note receivable, a $522,000 charge related to our investor relations efforts and a $193,000 charge related to a contingent stock agreement. In addition, during the first nine months of 2000 we continued in our overall cost cutting efforts.

         ENGINEERING AND PRODUCT DEVELOPMENT EXPENSES. Engineering and product development expenses consist primarily of research and product development activities of our telecommunications segment and decreased by $690,000 (47.2%) to $772,000 for the nine months ended September 30, 2000 as compared to $1,462,000 for the comparable period in 1999. The majority of this reduction is due to eliminating the CXR engineering function in Fremont, California for test instruments and concentrating our engineering efforts in our St. Charles, Illinois facility and the transfer of transmission and network access product engineering to CRS S.A. in France with no additional staffing.

         OTHER INCOME AND EXPENSE. Interest expense was $263,000 for the nine months ended September 30, 2000 as compared to $209,000 for the comparable period in 1999. This increase in interest expense was primarily a result of higher interest rates and fees associated with our new credit facility with Wells Fargo Business Credit, Inc. Other income, net of $381,000 in the 2000 period included a $197,000 gain on the sale of stock of Wi-Lan, Inc., and $727,000 of recorded earnings based on the equity method as a result of earnings related to our former investment in Digital Transmission Systems, Inc., which investment we made in January 1999 in connection with our entry into the wireless telecommunications business and a $83,000 loss on the sale of a partnership interest. This expense was offset with the net effect of the equity in earnings of the unconsolidated subsidiary and the write-down of our investment in this subsidiary.

         INCOME TAXES. Income taxes, while nominal in both respective periods, consist primarily of foreign taxes as we are in a loss carryforward position for federal income tax purposes.

     DISCONTINUED OPERATIONS

         As a result of our decision in October 2000 to discontinue our last remaining material circuits business, which operated within the XCEL Etch Tek Division of our XIT Corporation subsidiary, our circuits segment has been accounted for as discontinued operations. We reported a net loss from discontinued operations of $910,000 for the nine months ended September 30, 2000 as compared to a net loss of $618,000 for the nine months ended September 30, 1999. The nine months ended September 30, 2000 included a loss of $634,000 from the disposal of our discontinued operations as compared to a gain of $331,000 for the comparable period in 1999 for the sale of HyComp, Inc., a subsidiary in our circuits segment.

         Net sales for our circuits business for the nine months ended September 30, 2000 increased by $122,000 (6.2%) to $2,088,000 as compared to $1,966,000 for the comparable period in 1999 primarily due to our efforts to increase sales in this area to unrelated third parties in connection with a reduction in intercompany sales.

         Selling, general and administrative expenses related to our discontinued operations declined by $298,000 (39.6%) to $454,000 for the nine months ended September 30, 2000 as compared to $752,000 for the comparable period in 1999 primarily due to the sale of HyComp, Inc. in 1999.

     YEAR ENDED DECEMBER 31, 1999 COMPARED TO THE YEAR ENDED DECEMBER 31, 1998

     CONTINUING OPERATIONS

         NET SALES. Net sales for the year ended December 31, 1999 decreased by $4,187,000 (13.9%) to $25,913,000 as compared to $30,100,000 for the year ended
December 31, 1998.

         Net sales of our telecommunications products and services decreased by $1,866,000 (10.6%) to $15,666,000 for 1999, as compared to $17,532,000 for 1998.
This decrease was primarily due to reduced sales of our older CXR 5200 series of telecommunications test sets which we were in the process of replacing with our new CXR HALCYON 700 series of equipment because the older models were not computer compatible and were larger and heavier than the newer models. Sales of our older models, which totaled $15,000 during 1999, declined at a faster rate than the increase in sales of our new models, which sales totaled $1,940,000 during 1999. The decrease in net sales attributable to the decline in sales of our older model test equipment was partially offset by a $937,000 increase in U.S. sales of our transmission products. An increase in sales by CXR, S.A. was not fully recognized by us as a result of a

13.9% decline in the value of the French Franc in relation to the U.S. dollar. The net sales of CXR, S.A. in its functional currency of French Francs were 16.9% greater in 1999 than in 1998. However, because of the decline in the value of the French Franc in relation to the U.S. dollar, CXR, S.A. net sales in U.S. dollars were 1.5% less in 1999 than in 1998.

         Net sales of electronic components decreased by $2,321,000 (18.5%) to $10,247,000 for 1999 as compared to $12,568,000 for 1998 primarily due to the discontinuance of our XCEL-Lite products, which represented no sales in 1999 as compared to sales of $576,000 in 1998, and discontinuance of low margin subsystem assembly business, which represented sales of $404,000 in 1999 as compared to $696,000 in 1998.

         GROSS PROFIT. Gross profit as a percentage of total net sales decreased to 34.1% for 1999 as compared to 42.4% for 1998. In dollar terms, total gross profit decreased by $3,900,000 (30.6%) to $8,847,000 for 1999 as compared to $12,747,000 for 1998.

         Gross profit for our telecommunications segment decreased in dollar terms by $2,836,000 (35.2%) to $5,216,000 for 1999 as compared to $8,052,000 for
1998 and decreased as a percentage of related net sales from 45.9% in 1998 to 33.3% in 1999 due largely to a 48% reduction in sales of our older test equipment that had a higher margin than early initial production runs of our newer products and due to a 77% increase in sales of our lower margin transmission products. Our gross profit in this segment was also negatively affected by the total reduction in sales that caused a lower absorption of fixed costs. In addition, because of our cash flow constraints, we were unable to pay many of our suppliers in a timely fashion. As a result, we were forced to use higher cost suppliers for some of our parts. However, margins on the new test instruments are expected to meet or exceed the margins of older products as production lot sizes increase and other efficiencies are achieved as the products mature. As of April 2000, all lower margin transmission products had been transferred from California to France, where those products are more efficiently produced, thus achieving a higher margin on the same products now being exported from France for resale in the U.S.

         Gross profit for our electronic components segment decreased in total dollar terms by $1,064,000 (22.7%) to $3,631,000 for 1999 as compared to
$4,695,000 for 1998 and decreased as a percentage of related net sales from 37.3% in 1998 to 34.1% in 1999 primarily due to additional costs incurred in connection with the move from the Ontario facility to our Rancho Cucamonga facility.

         SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses decreased by $70,000 (0.7%) to $10,132,000 for 1999 as compared to $10,202,000 for 1998. Our general and administrative expenses increased by $400,000 (7.0%) to $6,094,000 for 1999 as compared to $5,694,000 for 1998 primarily due to the non-cash expense of $522,000 in shares of our common stock and warrants to purchase our common stock to our investor relations firms in connection with our plan to increase our company's visibility within the investment community. Offsetting such increases in general and administrative expenses were reductions in expenses due to the transfer of the administrative functions of CXR Telcom to our corporate office.

         ENGINEERING AND PRODUCT DEVELOPMENT EXPENSES. Engineering and product development expenses, which consist primarily of research and product development activities of our telecommunications segment, decreased by $361,000 (16.4%) to $1,841,000 in 1999 as compared to $2,202,000 for 1998. This reduction was primarily due to elimination of the CXR engineering function in Fremont, California in May 1999, which reduced engineering expenses by $294,000. The engineering staff for our United States-based test equipment products is primarily housed in our St. Charles, Illinois facility. We believe that engineering and product development are important to our future profitability.

All engineering for our instrumentation products has been consolidated in France at our CXR, S.A. facility.

         OTHER INCOME AND EXPENSE. Interest expense was $297,000 in 1999 as compared to interest expenses of $507,000 in 1998. This decrease in interest expense was primarily a result in decreased average borrowings during 1999. Other expenses, net of $194,000 in 1999 includes the net effect of the equity in earnings of the unconsolidated subsidiary and the write-down of our investment in this subsidiary.

         INCOME TAXES. Income taxes, while nominal in both respective periods, consist primarily of foreign taxes as we are in a loss carryforward position for federal income tax purposes. At December 31, 1999, we had total net deferred income tax assets of approximately $18,335,000. Such potential income tax benefits, a significant portion of which relates to net operating loss carryforwards, have been subjected to a 100% valuation allowance since realization of such assets is not more likely than not in light of our recurring losses from operations.

     DISCONTINUED OPERATIONS

         As a result of our decision to discontinue our last remaining material circuits subsidiary in October 2000, our circuits segment has been accounted for as discontinued operations. We reported a net loss from discontinued operations of $1,149,000 for 1999 as compared to a net loss of $784,000 for 1998.

         Net sales for our circuits business for 1999 decreased by $4,774,000 (66.7%) to $2,388,000 as compared to $7,162,000 for 1998 primarily due to the sale of HyComp, Inc. on March 31, 1999 and the sale of XCEL Arnold Circuits, Inc. on March 31, 1998, which accounted for $3,880,000 of the reduction, as well as a lack of working capital to acquire materials necessary to support customer delivery requirements in the remaining XCEL Etch Tek Division because available working capital was dedicated to higher margin components and telecommunications products.

         Gross profit for our circuits business decreased in total dollar terms by $598,000 (93%) to $45,000 in 1999 as compared to gross profit of $643,000 in 1998 and decreased as a percentage of related net sales from 9.0% in 1998 to 1.9% in 1999 primarily due to the sale of HyComp, Inc. in 1999, which accounted for $1,042,000 of the reduction, and the booking of a reserve in the amount of $250,000 to cover potential warranty claims associated with products sold by HyComp, Inc. prior to its sale.

     YEAR ENDED DECEMBER 31, 1998 COMPARED TO THE YEAR ENDED DECEMBER 31, 1997

     CONTINUING OPERATIONS

         NET SALES. Net sales for the year ended December 31, 1998 increased by $2,849,000 (10.5%) to $30,100,000 as compared to $27,251,000 for the year ended
December 31, 1997.

         Net sales for our telecommunications segment for 1998 increased by $2,478,000 (16.5%) to $17,532,000 as compared to $15,054,000 for 1997 primarily due to increased sales by our subsidiary CXR, S.A. This increase in CXR, S.A.'s net sales was partially offset by a slight decline in sales of our CXR Telcom business unit as a result of the earliest growth in sales of the new test instruments we acquired through our acquisition of Critical Communications Incorporated in October 1997.

         Net sales for our electronic components segment for 1998 increased slightly by $371,000 (3.0%) to $12,568,000 as compared to $12,197,000 for 1997 primarily due to an increase in sales of digital switch products of $1,434,000. This increase offset a $756,000 decline in sales of custom engineered subsystem components.

         GROSS PROFIT. Gross profit as a percentage of total net sales increased to 42.4% for 1998 as compared to 33.7% for 1997. In dollar terms, total gross profit increased by $3,565,000 (38.8%) to $12,747,000 for 1998 as compared to $9,182,000 for 1997.

         Gross profit for our telecommunications segment increased in dollar terms by $1,733,000 (27.4%) to $8,052,000 for 1998 as compared to $6,319,000 for
1997 and increased as a percentage of related net sales from 42.0% in 1997 to 45.9% in 1998 primarily due to the fact that a larger portion of total sales in this segment came from high margin products, including our new line of test instruments at our CXR Telcom subsidiary. In addition, the sales mix at our CXR, S.A. subsidiary shifted to higher margin, internally manufactured products.

         Gross profit for our electronic components segment increased in dollar terms by $1,832,000 (64.0%) to $4,695,000 for 1998 as compared to $2,863,000 for
1997 and increased as a percentage of related net sales from 23.4% in 1997 to 37.3% in 1998 primarily due to a favorable shift in product mix to higher margin digital switch products and custom power supply products.

         SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased by $1,594,000 (18.5%) to $10,202,000 for 1998 as compared to $8,608,000 for 1997. This increase was primarily due to an increase in selling expense, which includes sales and marketing expenses associated with the inclusion of operations of CXR Telcom and CXR, S.A. for the entire twelve months of 1998 as compared to nine months in 1997, which increase was offset by lower commission expenses in 1998 as compared to 1997. In addition, general and administrative expenses increased by $569,000 (12.0%) to $5,581,000 for 1998 as compared to $4,984,000 for 1997 primarily due to the inclusion of operations of CXR Telcom and CXR, S.A. for the entire twelve months of 1998 as compared to only nine months in 1997 and due to increased legal fees.

         ENGINEERING AND PRODUCT DEVELOPMENT EXPENSES. Engineering and product development expenses consist primarily of research and product development activities of our telecommunications segment and increased by $405,000 (22.5%) to $2,202,000 in 1998 as compared to $1,797,000 in 1997 primarily due to an increase in our engineering staff associated with the introduction of new test instruments.

         OTHER INCOME AND EXPENSE. Interest expense decreased $43,000 from $550,000 for 1997 to $507,000 for 1998 primarily due to a decrease in average borrowings during 1998. Fluctuations in other expense (income), net resulted principally from differences in foreign currency exchange gains and losses incurred during the respective periods.

         INCOME TAXES. Income taxes, while nominal in both respective periods, consists primarily of foreign taxes as we are in a loss carryforward position for federal income tax purposes. At December 31, 1998, we had total net deferred income tax assets of approximately $16,591,000. These potential income tax benefits, a significant portion of which relate to net operating loss carryforwards, have been subjected to a 100% valuation allowance since realization of such assets is not more likely than not in light of our recurring losses from operations.

     DISCONTINUED OPERATIONS

         As a result of our decision to discontinue our last remaining material circuits subsidiary in October 2000, our circuits segment has been accounted for as discontinued operations. We reported a net loss from discontinued operations of $784,000 for 1998 as compared to a net loss of $2,053,000 for 1997.

         Net sales of our circuits business for 1998 decreased by $8,684,000 (54.8%) to $7,162,000 as compared to $15,846,000 for 1997 primarily due to the sale of XCEL Arnold Circuits, Inc. on March 31, 1998 as well as a decrease in sales for XIT Corporation's XCEL Etch Tek Division of approximately $1,033,000. This decrease in sales was due in large part to our inability to obtain sufficient working capital to acquire the necessary raw materials and process supplies to accept higher levels of "quick-turn" order commitments.

         Gross profit for our circuits business decreased in dollar terms by $600,000 (48.3%) to $643,000 for 1998 as compared to $1,243,000 for 1997 and increased as a percentage of related net sales from 7.8% in 1997 to 9.0% in 1998 primarily due to higher costs of sales for XIT Corporation's XCEL Etch Tek Division in 1998 as compared to 1997 due to the underabsorption of fixed manufacturing costs related to declining sales levels.

LIQUIDITY AND CAPITAL RESOURCES

         During the year ended December 31, 1999, we funded our operations primarily through proceeds from our prior line of credit with Congress Financial Corporation or Congress Financial, and revenue generated from our operations. During the nine months ended September 30, 2000, we continued to fund our operations through revenue generated from our operations and through a new line of credit with Wells Fargo Business Credit, Inc.

         During the latter part of 1999, we embarked on a cost reduction program in an effort to improve our cash flow position and profitability. This program included a significant reduction in personnel, the downsizing and relocation of our corporate headquarters and the sale of investments we had in other companies. As described below, these cost measures, together with our new line of credit, have had a positive impact on our company.

         As of December 31, 1999 we had working capital of $1,080,000 and an accumulated deficit of $19,759,000. As of that date, we had $480,000 in cash and cash equivalents and $6,168,000 of accounts receivable. As of September 30, 2000 we had working capital of $2,717,000 and an accumulated deficit of $19,414,000. As of that date, we had $694,000 in cash and cash equivalents and $5,804,000 of accounts receivable.

         Cash used in our operating activities totaled $619,000 for the nine months ended September 30, 2000 as compared to cash provided by operating activities of $579,000 for the nine months ended September 30, 1999. This decrease in cash provided by operations during the nine months ended September 30, 2000 resulted primarily from payments of $2,668,000 to reduce accounts payable and accrued expenses. This decrease was partially offset by our vigorous accounts receivable collection efforts which provided cash of $1,179,000 during this period.

         Cash provided by our investing activities totaled $791,000 for the nine months ended September 30, 2000 as compared to cash used in investing activities of $121,000 for the nine months ended September 30, 1999. Included in the current period's results is $520,000 from the sale of shares of common stock we held in Digital Transmission Systems, Inc. and $918,000 from the sale of shares of common stock we held in Wi-Lan, Inc. Partially offsetting this investing cash flow was the acquisition of Belix, Inc. which used net cash of $592,000 and the acquisition of the assets of T-Com which used $83,000 in cash.

         Cash provided by financing activities totaled $389,000 for the nine months ended September 30, 2000 as compared to cash used of $685,000 for the nine months ended September 30, 1999 primarily due to the reduction in notes payable and long term debt.

         On June 23, 2000, our credit facility with Congress Financial expired while we were out of compliance with the adjusted net worth covenant of this facility. Congress Financial extended this facility through August 14, 2000. On August 16, 2000, we obtained a credit facility from Wells Fargo Business Credit, Inc. This facility provides for a revolving loan of up to $3,000,000 secured by our inventory and accounts receivable and a term loan in the amount of $687,000 secured by our machinery and equipment. The annual interest rate on both portions of the credit facility is the prime rate plus 2%. The facility contains a performance-based interest reduction feature. Based upon our current and expected financial performance, we anticipate a reduction in the interest rate to the prime rate plus 1% upon completion of the audit of our financial statements for the year ended December 31, 2000. The balance outstanding under this credit facility was $2,144,000 on September 30, 2000. There was $342,000 of additional borrowings available as of September 30, 2000. The credit facility expires on August 23, 2003. Our foreign subsidiaries have obtained credit facilities with Lloyds Bank in England, Banc National du Paris, Societe General and Banque Hervet in France and Johan Tokyo Credit Bank in Japan.

         We believe that current and future available capital resources, revenues generated from operations, and other existing sources of liquidity, including our credit facility with Wells Fargo Business Credit, Inc., will be adequate to meet our anticipated working capital and capital expenditure requirements for at least the next twelve months. If, however, our capital requirements or cash flow vary materially from our current projections or if unforeseen circumstances occur, we may require additional financing sooner than we anticipate. Failure to raise necessary capital could restrict our growth, limit our development of new products or hinder our ability to compete.

         The consolidated financial statements included in this prospectus have been prepared assuming we will continue as a going concern. During the years ended December 31, 1999, 1998 and 1997, we experienced significant operating losses. Additionally, we were in default of our previously outstanding domestic credit facility agreement because we were not in compliance with an adjusted net worth covenant contained in that agreement. These factors raised substantial doubt about our ability to continue as a going concern and led our independent certified public accountants to modify their unqualified opinion to include an explanatory paragraph related to our ability to continue as a going concern. The consolidated condensed financial statements included in this prospectus do not include any adjustments that might result from the outcome of this uncertainty. Although we have reported income from continuing operations for the nine months ended September 30, 2000 and we have replaced our previous domestic credit facility, there can be no assurance that we will continue to be profitable or that we will be able to generate necessary additional capital in the future.

IMPACT OF YEAR 2000

         To date, we have not experienced any material effects related to computer operations and the arrival of the year 2000. Management does not expect any disruptions due to the year 2000, because management believes all its current systems are year 2000 compliant.

         At some of our domestic facilities, we installed accounting and operations management computer applications that are year 2000 compliant and operate on computer operating systems that are also year 2000 compliant. We did not initiate these changes in application and operating software systems in order to accommodate the year 2000 issue but rather to upgrade and enhance its management information systems capability. As a part of our selection criteria, we considered the impact of the year 2000 issue. We have not experienced year 2000 disruptions with our suppliers or customers, and management believes that our suppliers and customers are year 2000 compliant with respect to their systems that could affect us.

         Although no significant problems have materialized to date, we will continue to monitor our systems throughout the year 2000.

EFFECTS OF INFLATION

         The impact of inflation and changing prices has not been significant on the financial condition or results of operations of either us or our operating subsidiaries.

EURO CONVERSION

         Our operating subsidiaries located in France and the United Kingdom have combined net sales from operations approximating 36% of our total net sales for the nine months ended September 30, 2000. Net sales from the French subsidiary participating in the Euro conversion were 27% of our net sales for the nine months ended September 30, 2000. We continue to review the impact of the Euro conversion on our operations.

         In 1998, our European operations took steps to ensure their capability of entering into Euro transactions as of January 1, 1999. No material changes to information technology and other systems were necessary to accommodate these transactions because such systems already were capable of using multiple currencies.

         While it is difficult to assess the competitive impact of the Euro conversion on our European operations, at this time we do not foresee any material impediments to our ability to compete for orders from customers requesting pricing using the new exchange rate. Since we have no significant direct sales between our United States and European operations, we regard exchange rate risk as nominal.

SELECTED QUARTERLY RESULTS OF OPERATIONS

         The following table sets forth certain quarterly financial data for the eleven quarters ended September 30, 2000. This quarterly information is unaudited, has been prepared on the same basis as our annual financial statements, and, in our opinion, reflects all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of the information for periods presented. Operating results for any quarter are not necessarily indicative of results for any future period.

CONSOLIDATED STATEMENTS OF
  OPERATIONS AND COMPREHENSIVE                                         QUARTER ENDED
  INCOME DATA                                                          -------------
                              MAR 31,  JUNE 30, SEPT 30, DEC 31,  MAR 31, JUNE 30, SEPT 30, DEC 31, MAR 31,  JUNE 30, SEPT 30,
                               1998     1998     1998     1998    1999     1999     1999     1999   2000      2000     2000
                               ----     ----     ----     ----    ----     ----     ----     ----   ----      ----     ----
                                                                       (IN THOUSANDS)
Net sales................     $6,715   $7,524  $7,852     $8,009 $ 6,677  $ 6,319   $6,448   $ 6,469  $5,860   $6,828   $6,871
Cost of sales............      4,376    4,413   4,477      4,087   4,127    3,938    4,203     4,798   3,534    4,032    3,080
                              ------   ------  ------     ------ -------  -------   ------   -------  ------   ------   -----
Gross profit.............      2,339    3,111   3,375      3,922   2,550    2,381    2,245     1,671   2,326    2,796    3,791
Selling, general and
  administrative expenses      2,497    2,461   2,413      2,831   3,408    2,235    2,385     2,104   2,110    2,346    2,467
Engineering and product
  development expenses...        504      506     573        619     526      477      459       379     243      253      277
                              ------   ------  ------     ------ -------  -------   ------   -------  ------   ------   -----
Income (loss) from              (662)     144     389        472  (1,384)    (331)    (599)     (812)    (27)     197    1,047
  operations.............
Other income (expenses),
  net....................        (90)    (130)   (201)      (222)    391      218     (131)     (671)     20       31       67
                              ------   ------  ------     ------ -------  -------   ------   -------  ------   ------   -----
Income (loss) from
  continuing operations         (752)      14     188        250    (993)    (113)    (730)   (1,483)     (7)     228    1,114
  before income taxes....
Income tax expense.......         15       22       5         59       8        5       12       103       7        4        2
                              ------   ------  ------     ------ -------  -------  -------   -------  ------   ------   -----
Income (loss) from
  continuing operations..       (767)      (8)    183        191  (1,001)    (118)    (742)   (1,586)    (14)     224    1,112
Discontinued operations:
   Loss from operations of
  discontinued segment          (851)    (119)   (249)      (145)   (304)    (462)    (292)      (88)    (76)    (116)     (84)
   Gain (loss) on disposal
  of discontinued segment        670      (90)     --         --     331     (334)      --         -      --       --     (634)
                              ------   ------  ------     ------ -------  -------  -------   -------  ------   ------   -----
Net income (loss)........     $ (948)  $ (217) $  (66)    $   46 $  (974) $  (914) $(1,034)  $(1,674)  $ (90)   $ 108   $  394
Other comprehensive gain
   (loss), net...........        102      (54)   (118)       276    (263)    (161)     244      (145)    296     (433)    (218)
                              ------   ------  ------     ------ -------  -------  -------   -------  ------   ------   ------
Total comprehensive gain
  (loss).................     $ (846)   $(271) $ (184)    $  322 $(1,237) $(1,075) $  (790)  $(1,819)  $ 206   $(325)   $  176
                              =======   ====== ======     ====== =======  =======  =======   =======  ======   =====    ======

CONSOLIDATED STATEMENTS OF
  OPERATIONS AND COMPREHENSIVE                                  AS A PERCENTAGE OF NET SALES
  INCOME DATA                                                   ----------------------------
                              MAR 31, JUNE 30, SEPT 30, DEC 31, MAR 31, JUNE 30, SEPT 30, DEC 31,   MAR 31,   JUNE 30,   SEPT 30,
                                1998    1998     1998     1998    1999    1999     1999     1999     2000       2000      2000
                                ----    ----     ----     ----    ----     ----    ----    ----      ----       ----      ----
                                                                       (IN THOUSANDS)
Net sales................        100%     100%    100%    100%     100%    100%     100%     100%     100%      100%     100%
Cost of sales............         65%      59%     57%     51%      62%     62%      65%      74%      60%       59%      45%
                                 ----     ----    ----    ----     ----    ----     ----     ----     ----      ----     ----
Gross profit.............         35%      41%     43%     49%      38%     38%      35%      26%      40%       41%      55%
Selling, general and
  administrative expenses         37%      33%     31%     35%      51%     43%      37%      33%      36%       34%      36%
Engineering and product
  development expenses...          8%       7%      7%      8%       8%      8%       7%       6%       4%        4%       4%
                                 ----     ----    ----    ----     ----    ----     ----     ----     ----      ----     ----
Income (loss) from               (10%)      1%      5%      6%     (21%)   (13%)     (9%)    (13%)     --         3%      15%
  operations.............
Other income (expenses),
  net....................         (1%)     (2%)    (3%)    (3%)      6%      3%      (2%)    (10%)     --        --        1%
                                 ----     ----    ----    ----     ----    ----     ----     ----     ----      ----     ----
Income (loss) from               (11%)     (1%)     2%      3%     (15%)   (10%)    (11%)    (23%)     --         3%      16%
  continuing operations
  before income taxes....
Income tax expense.......         --       --      --       1%      --      --       --        2%      --        --       --
                                 ----     ----    ----    ----     ----    ----     ----     ----     ----      ----     ----
Income (loss) from
  continuing operations..        (11%)     (1%)     2%      2%     (15%)   (10%)    (11%)    (25%)     --         3%      16%
Discontinued operations:
   Loss from operations of
  discontinued segment           (13%)     (1%)    (3%)    (2%)     (5%)    (5%)     (5%)     (1%)     (1%)      (2%)     (1%)
   Gain (loss) on disposal
  of discontinued segment         10%      (1%)    --      --        5%     --       --        --      --        --       (9%)
                                 ----     ----    ----    ----     ----    ----     ----     ----     ----      ----     ----
Net income (loss).............   (14%)     (3%)    (1%)    --%     (15%)   (15%)    (16%)    (26%)     (1%)       1%       6%
Other comprehensive gain (loss),
   net...........                  1%      (1%)    (1%)     4%      (4%)    (2%)      4%      (2%)      5%       (6%)     (3%)
                                 ----     ----    ----    ----     ----    ----     ----     ----     ----      ----     ----
Total comprehensive gain
  (loss).................        (13%)     (4%)    (2%)     4%     (19%)   (17%)    (12%)    (28%)      4%       (5%)      3%
                                 =====     ====    ====   ====     =====   =====    =====    =====    ====       ====    ====

         Our operating results have fluctuated from quarter to quarter due to a variety of reasons. We note below some of the larger changes in various line items in the table above.

         For the quarter ended March 31, 1998, our discontinued operations included a gain of $670,000 on the sale of XCEL Arnold Circuits, Inc. In the quarter ended June 30, 1998, we had an improvement in net sales of $809,000 (12.1%) to $7,524,000 from $6,715,000 for the quarter ended March 31, 1998. This improvement in net sales was primarily due to a $604,000 increase in net sales of our electronic components segment. This improvement in sales assisted us in reducing our loss from continuing operations to a loss of $8,000 for the quarter ended June 30, 1998 from a loss of $767,000 in the prior quarter.

         For the three months ended September 30, 1998, our net sales from continuing operations increased by $328,000 (4.4%) to $7,852,000 from $7,524,000 in the quarter ended June 30, 1998. The improvement was due to an increase in net sales of our electronic components segment, which more than offset a slight decrease in net sales of our telecommunications segment. The improvement in net sales was a primary factor in our generating income of $183,000 from continuing operations in the third quarter of 1998.

         Net sales from continuing operations climbed in the quarter ended December 31, 1998 by $157,000 (2.0%) to $8,009,000 as compared to sales of $7,852,000 in the quarter ended September 30, 1998. Income from continuing operations rose slightly to $192,000 in the three months ended December 31, 1998 from $183,000 in the three months ended September 30, 1998.

         Net sales from continuing operations for the quarter ended March 31, 1999 were slightly below net sales from continuing operations for the quarter ended March 31, 1998. However the loss from continuing operations for the quarter ended March 31, 1999 increased by $234,000 (30.5%) to $1,001,000 from $767,000 in the quarter ended March 31, 1998. The primary reason for the increase in the loss from continuing operations was $522,000 of expense related to our investor relations efforts. A gain of $331,000 was recorded for the gain on the sale of HyComp, Inc. in the first quarter of 1999 and included in discontinued operations.

         Net sales from continuing operations for the quarter ended June 30, 1999 declined by $1,205,000 (16.0%) to $6,319,000 from $7,524,000 for the quarter ended June 30, 1998. Gross margins declined slightly to 37.7% for the quarter ended June 30, 1999 from 41.3% for the quarter ended June 30, 1998. The decrease in net sales was due to declines in sales in both the telecommunications segment and the electronic components segment. The loss from discontinued operations for the quarter ended June 30, 1999 includes $440,000 of a net write-off, included in other income and expenses, for a note receivable received as part of the proceeds from the sale of XCEL Arnold Circuits, Inc.

         Net sales from continuing operations for the quarter ended September 30, 1999 declined $1,404,000 (17.9%) to $6,448,000 from $7,852,000 for the quarter ended September 30, 1998. The primary reason for the reduction in net sales was the reduced sales of our older CXR 5200 series telecommunications test sets that we were in the process of replacing with our new CXR HALCYON 700 series of equipment because the older models were not computer compatible and were larger and heavier than the new models. Sales of our older models, which totaled $12,658 during the quarter ended September 30, 1999, declined at a faster rate than the increase in sales of our new models, which sales totaled $ 757,746 during the quarter ended September 30, 1999. A loss of $742,000 from continuing operations was incurred in the third quarter of 1999.

         Net sales of continuing operations for the quarter ended December 31, 1999 declined by $1,540,000 (19.2%) to $6,469,000 from $8,009,000 in the fourth quarter of 1998. The primary reason for the decline was lower sales for our telecommunications segment, which lower sales mainly resulted from reduced sales of our older CXR 5200 series telecommunications test sets that we were in the process of replacing with our new CXR HALCYON 700 series of equipment. We wrote down the carrying value of our Digital Transmission
System, Inc. stock by $419,000 to the value received in consideration for the sale of the stock in January 2000. This amount was included in other expense and contributed to the loss from continuing operations of $1,586,000 for the quarter ended December 31, 1999.

         Net sales from continuing operations for the quarter ended March 31, 2000 declined by $817,000 (12.2%) to $5,860,000 from $6,677,000 for the quarter ended March 31, 1999. The primary cause of the sales reduction was the decline in sales of our electronic components segment of $654,000 during the quarter ended March 31, 2000. The majority of the decline in the electronic components segment net sales resulted from short-term delays in production releases of certain contracts at our U. K. facility that manufactures power supplies. However, due to a reduction in administrative expenses, we were able to limit our loss from continuing operations to only $14,000 despite a considerable reduction in sales in the first quarter of 2000 as compared to the first quarter of 1999. Administrative expense in the quarter ended March 31, 1999 included $522,000 of expenses related to our investor relations efforts.

         Net sales from continuing operations for the quarter ended June 30, 2000 increased by $509,000 (8.1%) to $6,828,000 from $6,319,000 for the quarter ended June 30, 1999. This increase was primarily the result of the acquisition of Belix Ltd., or Belix, a power supply manufacturer based in the U. K. The Belix acquisition was effective March 31, 2000 and contributed $658,000 of revenue in the second quarter of 2000. Income from continuing operations in the quarter ended June 30, 2000 was $224,000 as compared to a loss from continuing operations of $118,000 in the quarter ended June 30, 1999. The primary contributor to the improved profit was an overall increase in gross margins in both our telecommunications and electronic components segments resulting in a gross margin of 41.0% for the quarter ended June 30, 2000 as compared to a gross margin of 37.7% for the quarter ended June 30, 1999. Gross margins were improved by moving our U. S. electronic components segment manufacturing operation to a smaller facility and improving the efficiency of manufacturing the new CXR HALCYON test sets in our telecommunications segment.

         Net sales from continuing operations for the quarter ended September 30, 2000 increased by $422,000 (6.6%) to $6,871,000 from $6,448,000 for the quarter ended September 30, 1999. Our electronic components segment provided an increase of $858,000 primarily due to a larger order for digital switches from BAE Systems, Canada which accounted for $504,000 of this increase. The increase in sales of our electronic component segment was offset by a $435,000 decrease in sales of our telecommunications segment mainly due to lower sales reported by our facility in France which resulted from late approvals of the capital budgets of some of its customers. Gross margins improved to 55% in the third quarter of 2000 from 34.8% in the third quarter of 1999. Contributing to the gross profit increase was the high gross profit generated by the assets of T-Com that were newly acquired for our telecommunications segment. In addition, efficiencies due to the relocation of our Digitran Division of XIT Corporation improved overall margins in our electronic components segment. These improvements in operating performance resulted in income from continuing operations of $1,112,000 for the quarter ended September 30, 2000 as compared to a loss from continuing operations of $742,000 for the quarter ended September 30, 1999.

         During the quarter ended September 30, 2000 we sold XCEL Etch Tek, the last of our former circuits segment operations, and we reported the $634,000 loss on the sale of XCEL Etch Tek and the $84,000 operating losses of XCEL Etch Tek as losses from discontinued operations.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

         We have established and acquired international subsidiaries that prepare their balance sheets in the relevant foreign currency. In order to be included in our consolidated financial statements, these balance sheets are converted, at the then current exchange rate, into United States dollars, and the statements of operations are converted using weighted average exchange rates for the applicable period. Accordingly, fluctuations of the foreign currencies relative to the United States dollar could have an effect on our consolidated financial statements. Our exposure to fluctuations in currency exchange rates has increased as a result of the growth of our international subsidiaries. However, because historically the majority of our currency exposure has related to financial statement translation rather than to particular transactions, we do not intend to enter into, nor have we historically entered into, forward currency contracts or hedging arrangements in an effort to mitigate our currency exposure.

                                    BUSINESS

CORPORATE OVERVIEW

         We are a Delaware corporation that was formed July 14, 1989 under the name CXR Corp. to hold the shares of two of our three present direct wholly-owned operating subsidiaries, CXR Telcom Corporation, a Delaware corporation formed in 1984 and based in the United States, and CXR, S.A., a company organized under the laws of France in 1973 and based in France. These two subsidiaries manufacture, assemble and distribute transmission and network access products and telecommunications test instruments. We amended our certificate of incorporation to change our name to CXR Corporation in October 1989 and then to MicroTel International, Inc. in March 1995.

         On March 26, 1997 we acquired our third present direct wholly-owned operating subsidiary, XIT Corporation. XIT Corporation was a private, closely-held New Jersey corporation that was formed in 1983 and had been operating in the United States, England and Japan as a designer, manufacturer and marketer of information display and input products and printed circuit boards for the international telecommunications, medical, industrial, military and aerospace markets.

         Our acquisition of XIT Corporation occurred in the form of a merger of a newly formed and wholly-owned subsidiary of our company with and into XIT Corporation. The merger involved an exchange by the former shareholders of XIT Corporation of all of the outstanding shares of XIT Corporation for newly issued shares of MicroTel International, Inc. representing a majority ownership interest in MicroTel International, Inc. Because the merger resulted in a change in control of MicroTel International, Inc., the merger was accounted for as a reverse acquisition, and historical financial information of XIT Corporation is used as the historical financial information of MicroTel International, Inc.

         We previously organized our operations in three business segments:

         --  Instrumentation and Test Equipment;
         --  Components and Subsystem Assemblies; and
         --  Circuits.

         In an effort to focus our attention and working capital on our telecommunications test instruments and our transmission and network access products, we sold substantially all of the assets of XCEL Arnold Circuits, Inc. in April 1998 and sold substantially all of the assets of HyComp, Inc., a manufacturer of hybrid circuits, in April 1999.

         In October 2000, we decided to discontinue our circuits segment. On November 28, 2000, we sold XCEL Etch Tek, which was our only remaining material circuit board business and was a division of XIT Corporation. We intend to retain our Monrovia, California circuit board manufacturing facility as a captive supplier of circuit boards to XIT Corporation's Digitran Division.

         Consequently, through our three direct wholly-owned operating subsidiaries, XIT Corporation, CXR Telcom Corporation and CXR, S.A., and through the divisions and subsidiaries of our subsidiaries, we presently design, manufacture, assemble, and market products and services in the following two business segments:

                  Telecommunications

                  -- Telecommunications Test Instruments (analog and digital test instruments used in the installation, maintenance, management and optimization of public and private communication networks)

                  -- Transmission and Network Access Products (range of products for accessing public and private networks for the transmission of data, voice and video)

                  Electronic Components (digital switches and electronic power supplies)

         Our sales are primarily in North America, Europe and Asia. Although a majority of our sales in 1999 were to customers in the telecommunications industry, we also have significant sales to industrial, medical, aerospace and military customers. Our objective in our telecommunication test instrument and transmission business is to become a leader in quality, cost effective solutions to meet the requirements of telecommunications customers. We believe that we can achieve this objective through customer-oriented product development, superior product solutions, and excellence in local market service and support. Our objective in our electronic components business is to maintain our current market-leading position as the supplier of choice for harsh environment switch and custom power supplies and to use revenues from this segment to fund growth in our test instruments and transmission and network access products segment.

INDUSTRY OVERVIEW

     TELECOMMUNICATIONS TEST INSTRUMENTS, TRANSMISSION AND NETWORK ACCESS
     PRODUCTS

         Over the past decade, telecommunications and data communications networks have undergone major growth and have become a critical part of the global business and economic infrastructure. Many factors have contributed to this growth, including:

         -- a surge in demand for both analog and high-speed Internet access and data transmission service; among other uses, high-speed access enables consumers to access bandwidth intensive content and services, such as highly graphical web sites and audio, video and software downloads, and enables businesses to implement e-commerce strategies, to access the Internet for a variety of purposes and to provide employees with telecommuting capabilities;

         -- the enactment of the Telecommunications Act of 1996, which has allowed competitive local exchange carriers in the United States to compete with incumbent local exchange carriers, including the regional Bell operating companies, or RBOCs, for local carrier services; and

         -- an apparent worldwide trend toward deregulation of the communications industry, which may enable a large number of new communications service providers to enter the market.

         Responding to the growing demand for communications services and increased competitive pressures, telecommunications companies and other businesses that rely heavily on information technology are devoting significant resources to the purchase of transmission instruments, such as high-speed modems, through which data and voice information may be transmitted, and test equipment, with which to test, deploy, manage and optimize their communications networks, equipment and services.

         Communications networks historically were based on a limited number of technologies, many of which were designed by a single vendor. Consequently, service providers did not require a wide array of instruments or systems to test and manage their performance. With the deployment of new types of communications equipment, such as broadband, cable and wireless technologies, and the emergence of multi-vendor environments, the process of deploying, testing and managing communications networks has become increasingly complex.

         To support the rapidly changing needs of telecommunications companies and information technology dependent businesses, we believe that telecommunications test instruments, transmission and network access products must offer high levels of functional integration, automation and flexibility to operate across a variety of network protocols, technologies and architectures. Because the competition for subscribers for high-speed bandwidth access is intense, the quality and reliability of network service has become critical to telecommunications companies due to the expense, loss of customers and negative publicity resulting from poor service. Quality and reliability of network service are also important to information technology dependent businesses that rely on the Internet or intranets for a variety of purposes.

         Technicians who use service verification equipment in the field or in central or branch offices allow businesses to verify and repair service problems effectively and, thus, increase the quality and reliability of their networks. We believe that as broadband services are deployed further and as competition for telecommunications subscribers and e-commerce customers proliferates, telecommunications companies and other information technology reliant businesses will increasingly depend on new and improved transmission and integrated access devices and advanced field and central or branch office testing and monitoring solutions. Also, we believe that as multimedia companies and information technology dependent companies emerge and expand, there will be an increased demand for our turnkey solutions that include network design, installation and maintenance.

     ELECTRONIC COMPONENTS

         Electronic components are the building blocks for the high technology applications that feed the information hungry society that is driving today's world economy. The electronic components industry comprises three basic segments, which are active components, passive components and electromechanical components. We compete in the active and electromechanical segments of this industry. These segments can be further segmented by industry into telecommunications, medical, aerospace, military, commercial, industrial and other environments, each of which places constraints defining performance and permitted use of differing grades of components.

         We are active only in the industry segments that are characterized by low volume, high margin and long lead times, namely the aerospace, military, medical and telecommunications segments. To support the myriad industrial, commercial and government entities and agencies that rely on digital switches and electronic power supplies, we believe that our electronic components must offer high levels of reliability and in many cases must be tailored to the size, appearance, functionality and pricing needs of each particular customer.

         The military market, which is a predominant market for our electronic components, makes use of sophisticated electronic subsystems in diverse applications that involve both original equipment and retrofit of existing equipment. In their 1999 annual forecast of the worldwide defense electronics market, the Electronic Industry Association, or EIA, predicted an increase in military electronics spending over the next ten years, while predicting a decline in total defense spending over the same period. The EIA also predicted in that same forecast that beginning in 1998, annual military spending on electronics and information systems would increase by 13% year on year, over the next ten years. The same report estimated that the United States military market, which is a key market for our electronic components business, represents an annual $51.5 billion of spending on electronics and information systems. The market segments are clearly defined, and all are experiencing high growth which is forecast to continue. This has lead to an ever-increasing demand for our electronic components to be delivered in harsh environments, necessitating custom solutions to meet both mechanical and electrical constraints.

         The Digitran Division of our subsidiary XIT Corporation, which was acquired by XIT Corporation from Becton Dickinson in 1985, has been manufacturing digital switches since the division was formed in the 1960s. XCEL Power Systems Ltd., a subsidiary of our subsidiary XCEL Corporation Ltd., has been manufacturing electronic power supplies since 1989.

OUR SOLUTION

         We develop, manufacture and market a broad range of test instruments used by the manufacturers of communications equipment and the operators of public and private telecommunications networks for the installation, maintenance and optimization of advanced communications networks. We develop, manufacture and market various transmission and network access devices used by businesses to efficiently transmit data, voice and video information to destinations within and outside of their respective networks. In addition, we provide customers with turnkey solutions that include network design, installation and maintenance and often incorporate our own networking products with products that we purchase from third-party vendors. We also manufacture and sell electronic components such as digital switches for aerospace and military use and custom electronic power supplies used primarily by aerospace, military and telecommunications customers.

         Our extensive industry knowledge and understanding of our customers' environments, together with our hardware, software and firmware engineering skills and the broad capabilities of our transmission and network access products, test instrumentation products and our sophisticated electronic components, enable us to provide the following features and benefits to our customers:

         HANDHELD DESIGN OF FIELD TEST EQUIPMENT. We design many of our test equipment products to be used in the field. Most of our digital and analog products weigh less than four pounds and offer handheld convenience. The compact, lightweight design of these products enable field technicians to access problems and verify line operation quickly.

         RAPID AND EFFICIENT DIGITAL SERVICES DEPLOYMENT. Our test equipment products allow field and office technicians to test lines rapidly and efficiently to ensure that they are properly connected to the central office and that they can support a specific type and speed of service. In a single device, our products can be used to pre-qualify facilities for services, identify the source of problems and verify the proper operation of newly installed service before handing service over to customers.

         IMPROVED NETWORK QUALITY AND RELIABILITY. Field and office technicians use our test equipment products to diagnose and locate a variety of problems and degradations in telecommunications service. For example, our Sentinel product allows extensive diagnosis and analysis of T-1 lines, which allows service providers to identify and repair problems and to restore service efficiently. As a result, our test equipment products support our customers' need to provide high quality and reliable service.

         BROAD RANGE OF TRANSMISSION AND NETWORK ACCESS PRODUCTS FOR A WIDE RANGE OF APPLICATIONS. We have developed a broad range of industrial grade transmission products that are capable of connecting to a wide range of remote monitoring devices and equipment. Many of these products are designed to operate in extended temperatures and harsh environments and generally exceed the surge protection standards of the industry and are adaptive to wide ranges of AC or DC power inputs. The design of many of our data transmission products enables them to either interface or complement one another. The versatility of this concept has enabled us to offer numerous different product combinations to our customers. These variations include customized selection of data speeds, data interfaces, power inputs, operating temperatures, data formats and power consumption. In addition, our desktop and rack mount transmission product lines allow us to serve both central site data communications needs and remote access and transmission sites on both the enterprise-wide and single location level.

         COMPREHENSIVE CONNECTIVITY. Our telecommunications test instruments, transmission and network access products are the result of significant product research and engineering and are designed to connect to a broad range of operation configurations and to connect over a wide range of prevailing transmission conditions. Our products incorporate a wide range of standard international connectivity protocols as well as proprietary protocols.

         CUSTOMER-DRIVEN FEATURES. Many of our digital switches and each of our power supplies is highly tailored to our customers' needs. We manufacture digital switches for insertion into new equipment as well as for retrofit into existing equipment. Our engineers continually interact with our customers during the design process to ensure that our electronic components are the best available solution for them. For example, based on conversations with our customers, we delivered a compact multiple output power supply to allow BAE Systems to produce a single-heads up display suitable for fitting on a large range of commercial and military aircraft.

         CUSTOMER RELATIONS. Our electronic components business currently enjoys a preferred supplier status with several key accounts, which means that we work in close association with the customer to develop custom products specifically addressing their needs. Our electronic components also are considered qualified products with several key accounts, which means that our products are designed into equipment specifications of some of our customers for the duration of their production of the equipment.

         LONG-TERM RELATIONSHIPS. Market procurement methods encourage long-term relationships between electronic components suppliers and customers, with customers committing to a single source of supply, because of the high cost involved in qualifying a product or its alternative for use. A large proportion of XCEL Power Systems Ltd.'s products are qualified products that have been involved in many hours of flight trials.

OUR STRATEGY

         Our objective is to become a leading provider of telecommunications test instruments, transmission and network access products for a broad range of applications within the global telecommunications industry, in addition to maintaining our market-leading position for our electronic switch and power supply products in the aerospace, military and telecommunications markets. The following are the key elements of our strategy to achieve these objectives:

         CONTINUE TO FOCUS ON TRANSMISSION AND NETWORK ACCESS PRODUCTS AND TEST INSTRUMENT MARKETS. We will continue to focus and expand our efforts in the telecommunications market and develop new products and enhancements to meet or exceed the evolving requirements of both central office and field applications of our technologies. The telecommunications segment constitutes the core of our business and the focus of our growth strategy.

         CONTINUE TO MARKET ELECTRONIC COMPONENTS. We plan to continue to market our electronic components products to their established market niches while identifying opportunities to broaden our customer base for our power supply products.

         CONTINUE TO INVEST IN RESEARCH AND DEVELOPMENT TO ADDRESS HIGH GROWTH MARKET OPPORTUNITIES. We plan to continue investing in markets and technologies that we believe offer substantial growth prospects. For example, we intend to expand our line of universal test equipment products that enable customers to perform digital and analog tests with a single piece of equipment. We believe that the expertise we have developed in creating our existing products will permit us to enhance these products, develop new products and respond to emerging technologies in a cost-effective and timely manner.

         LEVERAGE EXISTING CUSTOMER BASE. We believe that many of our existing customers will continue to purchase transmission and network access products and test instrument products and services. We intend to aggressively market new and enhanced products and services to our existing customers. We also believe that our existing customer base represents an important source of references and referrals for new customers.

         PURSUE FOLLOW-ON SALES OPPORTUNITIES. We plan to continue to increase the functionality of our telecommunications products, enabling products to be upgraded by the downloading of software or the addition of hardware to an existing unit, allowing customers to protect their investment in test equipment and generating follow-on sales opportunities as we develop new modules in the future. We plan to continue to approach our existing digital switch customers to determine whether they need additional switches that we do not already manufacture for them.

         DEVELOP AND EXPAND STRATEGIC RELATIONSHIPS. We plan to continue to develop our strategic relationships with transmission and test instrument vendors in order to enhance our product development activities and leverage shared technologies and marketing efforts to build recognition of our brands. In particular, in Europe, we intend to continue to expand our relationships with offshore vendors as a reseller of their products to enhance our position and reputation as a provider of a comprehensive line of test equipment products.

         PURSUE STRATEGIC ACQUISITIONS. The telecommunications test instruments, transmission and network access products markets are large and highly fragmented. We plan to extend our market position by acquiring or investing in complementary businesses or technologies on a selected basis. We believe that acquisitions and joint ventures, such as our acquisition of our CXR HALCYON 700 series of telecommunications test sets in 1997 and our acquisition of T-Com central office telecommunications test sets in 2000, provide an efficient way of expanding our business, product offerings and access to different customers and market niches.

         PURSUE TECHNOLOGY TRANSFER AND LICENSING. We plan to continue our established practice of purchasing or licensing core technologies where this reduces time and cost to market, such as the base platform for our remote access server products purchased from Hayes Corporation.

         DEVELOP CUSTOMER-FOCUSED SOLUTIONS. We design, develop, and manufacture many products and provide services that are tailored to the specific needs of our customers with an emphasis on ease of use. We intend to continue to adapt our core telecommunications technologies to deliver focused products that improve our customers' ability to test and manage increasingly large and complex networks and that are easily used by field technicians and central office personnel.

         EXTEND OUR GLOBAL PRESENCE. Our customers' needs evolve through industry expansion and consolidation as well as with the deployment of new technologies and services. To support our customers more effectively, we intend to augment our sales, marketing and customer support organizations. In particular, we plan to extend the capabilities of our professional services and customer support operations to provide higher levels of consultative services, enhanced application engineering services and access to a wider array of instrument, systems, software and services.

PRODUCTS AND SERVICES

         Our products and services are divided into two main business segments:

               Telecommunications

               --   Telecommunications Test Instruments (analog and digital
                      test instruments used in the installation, maintenance, management and optimization of public and private communication networks)

               --   Transmission and Network Access Products (range of products for accessing public and private networks for the transmission of data, voice and video)

               Electronic Components (digital switches and electronic power supplies)

         During the years ended December 31, 1999, 1998 and 1997, our total sales were $25,913,000, $30,100,000 and $27,251,000, respectively, and the percentages of total sales contributed by each product group within our two main business segments were as follows:


                                                                     YEAR ENDED DECEMBER 31,
       SEGMENT AND PRODUCT TYPE                                1999          1998           1997
       ------------------------                                ----          ----           ----
       Telecommunications

            Test Instruments                                   27.88%        26.37%         18.55%

            Transmission and Network Access Products           27.88%        29.79%         37.39%

       Electronic Components

            Digital Switches                                   21.65%        19.31%         13.56%

            Electronic Power Supplies                          18.55%        14.13%         15.59%

       Other Products and Services                              4.04%        10.41%         14.91%


OUR TELECOMMUNICATIONS TEST INSTRUMENTS, TRANSMISSION AND NETWORK ACCESS PRODUCTS BUSINESS

         Our telecommunications business comprises telecommunications test equipment and transmission and network access products. During the nine months ended September 30, 2000 and 1999, the sale of telecommunications products, equipment and related services accounted for approximately 55% and 58% of our total revenues, respectively. These equipment and products, many of which are described below, are configured in a variety of models designed to perform analog and digital measurements or to transmit data at speeds varying from low-speed voice grade transmission to high-speed broadband Internet access, including:

   -- Traditional telephone services, such as modems and plain old telephone service, or POTS
   --  Competitive local exchange carriers, or CLECs
   --  Bite error rate test, or BERT
   --  Dial tone multi-frequency, or DTMF
   --  Transmission impairment measurement, or TIMS
   -- Central office and private business exchange, or CO/PBX, services, where the central office houses the local exchange equipment that routes calls to and from customers, and to Internet service providers and long-distance carriers
   -- Digital data services, or DDS, including the USA and worldwide standards described below:
       I.USA standards, including:
         -- ISDN, which is an enhanced digital network that offers more bandwidth and faster speed than the traditional telephone network
         --  Caller identification or caller-ID services
         -- Digital subscriber line technology, or DSL, which transmits data up to 50 times faster than a conventional dial-up modem using existing copper telephone wires
         -- Multi-rate symmetric DSL, or MSDSL, which allows the transmission of data over longer distances than single-rate technologies by adjusting automatically or manually the transmission speed
         -- T-1, which is a standard for digital transmission in North America used by large businesses for broadband access
         -- FT-1, or fractional T-1, which uses only a selected number of channels from a T-1
         -- T-3, which is the transmission rate of 44 megabytes per second, or 44 Mbps, with 672 channels
         -- Digital signal level 0, or DS0, which is 64 kilobytes per second, or 64 kbps, with one channel of a T-1, E-1, E-3 or T-3
         -- Digital signal level 1, or DS1, which is the T-1 transmission rate of 1.54 Mbps, with 24 channels
         -- Digital signal level 3, or DS3, which is the T-3 transmission rate of 44 Mbps, with 672 channels
         -- Router, or an intelligent device used to connect local and remote networks
         -- Terminal adapter, which is situated between telephones or other devices and an ISDN line and allows multiple voice/data to share an ISDN line
         --  Transmission control protocol/Internet protocol, or TCP/IP
       II. Worldwide standards, including:
         -- E-1, which is the European standard for international digital transmission used by large businesses for broadband access, with
             2.108 Mbps, with 30 channels
         -- FE-1, or fractional E-1, which uses only a selected number of channels from an E-1
         -- E-3, which is the European standard for T-3, with 34.368 Mbps and 480 channels

     TELECOMMUNICATIONS TEST INSTRUMENTS

         Our primary field test instruments are our CXR HALCYON 700 series of products, which we believe provide performance and value in integrated installation, maintenance and testing of telecommunications services. These test instruments are modular, rugged, lightweight, hand-held products used predominantly by telephone and Internet companies to pre-qualify facilities for services, verify proper operation of newly installed services and diagnose problems. Original equipment manufacturers also use service verification equipment to test simulated networks during equipment development and to verify the successful production of equipment.

         We acquired our CXR HALCYON 700 series of telecommunications test sets in 1997 with the goal of gradually replacing our CXR 5200 series of telecommunications test sets that are larger, heavier and not computer compatible. The unique modular nature of our CXR HALCYON 700 series test equipment provides an easy configuration and upgrade path for testing of the specific services offered by the various national and international service providers. Recent key performance enhancements to this product family address the trend toward conversion of analog service installations to high-speed digital access lines. Some of these key features include:

         --       ability to conduct the 23-tone test, which is an automated single key-stroke test that performs the equivalent of over 12 individual test sequences;
         --       load-coil analysis, which identifies the presence of voice coils that prevent high-speed digital access;
         --       installation and testing of DS3, which is a very high-speed digital transmission service that is equivalent to 28 T-1
                  circuits; and
         --       voice analysis and testing of individual T-1 channels.

         We believe that these enhancements will allow further penetration of CXR HALCYON 700 series test equipment into the large telecommunications services market. Some of the key test equipment products we offer are described below:

                  PRODUCT NAME             KEY USES, FEATURES AND FUNCTIONS
         HALCYON 704A-400 series           --  handheld transmission and signaling wideband
                                               test set for ISDN, HDSL, DDS and ADSL facility
                                               testing

                                           --  optimized for use in installation and maintenance
                                               of analog voice and data services

                                           --  provides users with single-button test execution,
                                               which allows quick circuit diagnosis and repair
                                               without extensive training

         HALCYON 704A-456                  --  universal data test set

                                           --  handheld wideband test set for installation and
                                               maintenance of analog voice and data and digital
                                               data circuits including Switched 56K

                                           --  expands upon the features of the 704A-400 to add
                                               DDS BRI/ISDN and DS1/T-1/FT-1 test functions

         HALCYON 756A                      --  handheld integrated test set for installation and
                                               maintenance of digital data circuits, including DDS,
                                               Switched 56K, 2-wire Datapath, ISDN, T-1 and FT-1

                                           --  provides users with intuitive user interface
                                               allowing quick circuit diagnosis and repair without
                                               extensive training

                                             44


                  PRODUCT NAME             KEY USES, FEATURES AND FUNCTIONS
         HALCYON 764A                      --  handheld integrated test set for installation and
                                               maintenance of T-1 facilities

                                           --  can be used for T-1 and FT-1 access and testing

                                           --  T-1 monitor testing occurs automatically upon
                                               plugging in the test set and returns information
                                               such as framing, line coding, test pattern, customer
                                               data detected and errors, if any

                                           --  T-1 BERT testing can be accomplished in automatic
                                               mode, which automatically frames and detects
                                               pattern if present and displays an all clear
                                               message or the type and count of errors, or in the
                                               manual mode, which allows the technician to do a
                                               simple set up where the technician dictates the
                                               variety of test patterns and measurements used

         CXR 110A/111A                     --  combination test line that provides a remote DTMF
                                               controlled transmission impairment tone source
                                               that enables rapid data impairment testing of
                                               subscriber data loops without technician
                                               assistance at the central office

                                           --  one-way transmissions tests can be made using any
                                               transmission test set with the required functional
                                               capability, such as HALCYON 704A

         CXR 156B                          --  this far-end responder is a microprocessor-based
                                               mini-responder used to terminate test calls for
                                               automatic testing of PBX connecting trunks

                                           --  designed for desk or bench-top use

                                           --  provides automatic, totally unattended two-way
                                               transmission testing of voice grade circuits

                                           --  includes self-test routines to check calibration
                                               of the responder during each test sequence, which
                                               avoids the need for frequent maintenance

     TRANSMISSION AND NETWORK ACCESS PRODUCTS

         Our subsidiaries, CXR Telcom Corporation and CXR, S.A., develop, market and sell a broad line of transmission and network access products that are manufactured in France by CXR, S.A. and sold under the name "CXR Anderson Jacobson." These products include high-quality integrated access devices such as modems, ISDN terminal adapters, ISDN concentrators, remote access servers and networking systems.

         Modems
         ------

         Our customers use our high-quality professional grade modems worldwide for networking and for central office telecommunications applications such as voicemail and billing systems and secure communications. These modems are sold as stand-alone devices for remote sites or as rack-mountable versions for central sites. Our modems are feature rich and generally offer more capabilities and better performance than competing products, especially when operating over poor quality lines. This characteristic alone has made our modems the modems of choice for voicemail applications throughout the United States. Our modems are also available in more rugged versions for industrial applications such as telemetry and remote monitoring in harsh environments.

         ISDN Terminal Adapters
         ----------------------

         Together with modems, we offer a line of ISDN terminal adapters, which are the digital equivalent of analog modems. These terminal adapters are used in a broad range of applications, including point-of-sale and videoconferencing, and are available in standalone as well as rack-mountable versions.

         ISDN Concentrators
         ------------------

         We also manufacture and offer a line of ISDN intelligent concentrators called CB2000. These products, which were designed primarily for the European market, allow for better use of ISDN resources.

         The following are descriptions of a few of our more prominent modems, ISDN terminal adapters and ISDN concentrators:

           PRODUCT NAME               KEY USES, FEATURES AND FUNCTIONS

         POWER  MODEMS              A family of products that allow asynchronous and synchronous transmission over dial-up or leased lines; asynchronous
                                    transmission is a very high speed transfer mode that allows telephone companies to mix formerly incompatible signals,
                                    such as voice, video and data.
                                          --  in dial-up applications, a unique line qualification
                                              mechanism assesses the quality of the line and
                                              automatically redials before entering the
                                              transmission mode when a poor line in detected,
                                              which avoids having to transmit in a degraded mode
                                              and leads to money savings in long transmission
                                              sessions
                                          --  available in standalone units or as rack mountable
                                              cards to be inserted into our Smart Rack
                                          --  industrial versions designed for harsh environments
                                              are available with features such as extra line
                                              protection, metallic enclosures, extended temperature
                                              ranges and high humidity protection

         MD 2000                    A multi-rate MSDSL modem that has the ability to manually or automatically adjust line transmission speed to provide the optimum performance for a particular pair of copper wires.
                                          --  operates over a single twisted pair of copper wires,
                                              which allows telecommunications companies to take
                                              advantage of the large installed base of copper
                                              twisted pairs that has been deployed around the
                                              world over many years and upon private copper wire
                                              infrastructures that exist for networking purposes
                                              in locations such as universities, hospitals,
                                              military bases, power plants and industrial complexes
                                          --  allows data transmission over a single copper pair
                                              at E-1 speed over a distance of up to 8.0 miles
                                          --  available as both a standalone unit and as a
                                              rack-mountable card

         CB2000                     The primary function of this unit is to split one or two
                                    primary rate interface links, or PRIs, into multiple basic rate interfaces, or BRIs.
                                          --  this allows substantial cost savings by allowing
                                              more effective use of available ISDN resources
                                              without the limitations of conventional voice PBX
                                          --  this allows for migration from BRI to PRI when the
                                              number of ports needs to be increased while
                                              preserving the user's investment in existing
                                              BRI-based terminal equipment
                                          --  this unit can be used in a wide variety of
                                              situations where multiple BRI and PRI access
                                              is required, such as:
                                            - videoconferencing, where the unit can be used to
                                              aggregate bandwidth of multiple BRI lines to provide
                                              the necessary bandwidth, and to connect the
                                              videoconferencing system to the ISDN network through
                                              a PRI access while still providing connectivity to
                                              other ISDN devices, or to connect two or more
                                              videoconferencing systems together within the same
                                              building or campus without going through the ISDN
                                              public network
                                            - ISDN network simulation, which can be used in places
                                              such as

                                            46

           PRODUCT NAME               KEY USES, FEATURES AND FUNCTIONS


                                              showrooms, exhibition and technical training centers
                                              to eliminate the need to have access to, and pay for
                                              access to, the ISDN public network for telephone or
                                              data calls

                                            - remote access servers, which usually use multiple
                                              BRIs, often need a method for migration from
                                              multiple BRIs to a single PRI as traffic and the
                                              number of users expands

         ISDN TERMINAL ADAPTERS     These devices are the ISDN equivalent of a modem.
                                           -- these devices connect non-ISDN devices to the ISDN
                                              via a network termination unit, or NT1, which
                                              converts the "U" interface from the telephone company
                                              into a 4-wire S/T interface
                                           -- allow users to access the data rates of the
                                              digital network
                                           -- available as both a standalone unit and as a
                                              rack-mountable card

         ROUTERS                    A router provides connection between the primary rate ISDN and local area networks.
                                           -- dynamically route incoming and outgoing data packets
                                              to the appropriate destination
                                           -- available as both a standalone unit and as a
                                              rack-mountable card to supplement the functions of
                                              our Smart Rack system

         Remote Access Servers
         ---------------------
         In addition to the products described above, we market a line of remote access servers targeted toward Internet service providers and corporate users. In a corporate environment, these products are used to connect remote users to the corporate local area network, commonly called the LAN, via the telephone network or via the ISDN network using analog modems or ISDN terminal adapters. Remote access server systems range from 8 to 64 ports, with built-in security and full remote manageability.

         Networking Systems
         ------------------
         We also provide several lines of products used to build telecommunication networks to provide efficient transmission of data, voice and video for organizations with multiple physical locations. These products are all purchased from third-party vendors under original equipment manufacturer or distributorship agreements. These network products are sold to customers in a turnkey solution that includes network design, installation and maintenance and often incorporates our own products. These product lines are divided into three main categories:

          -- multiplexers that are used to transport voice, data and video over point-to-point lease lines or frame relay networks;
          -- ISDN routers, which are used to connect remote offices to central corporate offices; and
          -- terminal servers and remote access servers, which are used to connect local and remote users to the corporate LAN.

         Smart Rack
         ----------
         Our modem cards and our ISDN terminal adapter cards generally are available in standalone versions or in versions that can be mounted in our Smart Rack, our universal card cage that provides remote management through a menu-driven user interface. Each part of the framework, or chassis, of the Smart Rack has slots to house up to 16 cards (or up to 4 cards in a smaller installation) plus one optional management card. Each slot can be used to insert any member of our transmission products family, such as analog modems, ISDN terminal adapters, ISDN digital modems and new high-speed MSDSL modems. The optional management card that can be inserted into each chassis can be used to configure any card in the chassis and can provide additional features, including alarm reporting, tracking of configurations, running of diagnostic routines and generation of statistics.
Up to eight chassis can be linked together to form a fully-managed node with 128 slots. Our Smart Rack arrangement allows each chassis to be used to its full capacity while reducing floor space needed to house complex systems.

                       OUR ELECTRONIC COMPONENTS BUSINESS

         Our electronic components segment includes digital switches and electronic power supplies. During the nine month periods ended September 30, 2000 and 1999, this segment accounted for approximately 41% and 38%, respectively, of our net sales.

     DIGITAL SWITCHES

         XIT Corporation's Digitran Division manufactures, assembles and sells digital switch products serving aerospace, military, communications, medical, industrial and commercial applications. Thumbwheel, push button and lever actuated modules, together with assemblies comprised of multiple modules, are manufactured in 16 different model families. The Digitran Division also offers a wide variety of custom keypads and digital switches for unique applications.

         Our digital switches may be ordered with different combinations of a variety of features and options, including:

          --   8, 10, 11, 12, 16 or a special number of dial positions;
          --   special markings and dial characters;
          --   fully sealed, dust sealed or panel (gasket) sealed switch
               chambers to increase resistance to the elements in hostile environments, such as dust, sand, oils, salt spray, high humidity and temperature and explosive atmospheres;
          --   available with radio frequency interference shielding;
          --   rear mount (flush) or front mount switches that are sold with the needed installation hardware, or snap in mount switches that do not require installation hardware;
          --   provision for mounting components on output terminals on special personal computer boards;
          --   wire wrap terminals, pin terminals or special terminations; and
          --   night vision compatibility.

     ELECTRONIC POWER SUPPLIES

         XCEL Power Systems Ltd., based in Ashford, Kent, England, produces a range of high and low voltage, high specification, high reliability custom power conversion products designed for hostile environments and supplied to an international customer base, predominantly in the civil and military aerospace, military vehicle and telecommunications markets.

         Power conversion units supplied by XCEL Power Systems Ltd. range from 10VA to 1.5 KVA power ratings, low voltage (1V) to high voltage (20KV+), and convert alternating current, or AC, to direct current, or DC, convert DC to AC and convert DC to DC. Units can be manufactured to satisfy input requirements determined by military, civil aerospace, telecommunications or industrial businesses, and sophisticated built-in test equipment, or BITE, and control circuitry often is included. Operating environments for our units are diverse and range from fighter aircraft to roadside cabinets.

     BACKLOG

         Our business is not generally seasonal, with the exception that telecommunications test instruments, transmission and network access products purchases by telecommunications customers tend to be lower than average during the first quarter of each year because capital equipment budgets typically are not approved until late in the first quarter. At September 30, 2000 and 1999, our backlog of firm, unshipped orders was approximately $11.1 million and $7.4 million, respectively. Our September 30, 2000 backlog is related approximately 80% to our electronic components business, which tends to provide us with long lead times for our manufacturing processes due to the custom nature of the products, and 20% to our telecommunications business, the majority of which portion relates to our data transmission and network access products. Of these backlog orders, we anticipate fulfilling approximately 21% of our electronic components orders and 60% of our telecommunications orders within the current fiscal year. However, we cannot assure you that we will be successful in fulfilling these orders in a timely manner or that we will ultimately recognize as revenue the amounts reflected as backlog.

     WARRANTIES

         Generally, our electronic components carry a one-year limited parts and labor warranty and our telecommunications products carry a two-year limited parts and labor warranty. Typically our telecommunications products may be returned within 30 days of purchase if a new order is received, and the new order will be credited with 80% of the selling price of the returned item. Products returned under warranty typically are tested and repaired or replaced at our option. Historically, product returns have not had a material impact on our operations or financial condition. However, we cannot assure you that this will continue to be the case or that disputes over components or other materials or workmanship will not arise in the future.

CUSTOMERS

     TELECOMMUNICATIONS TEST INSTRUMENTS, TRANSMISSION
     AND NETWORK ACCESS PRODUCTS

         We market our telecommunications test instruments and transmission and network access products primarily to telecommunications service providers, communications equipment manufacturers and end users. Telecommunications service providers offer telecommunications, wireless and, increasingly, data communication services to end users, enterprises or other service providers. Typically, communications service providers use a variety of network equipment and software to originate, transport and terminate communications sessions. Communications service providers rely on our products and services to configure, test and manage network elements and the traffic that runs across them. Also, our products help to ensure smooth operation of the network and increase the reliability of services to customers.

         The major communications service providers to whom we market our telecommunications test instruments and transmission and network access products and services include inter-exchange carriers, incumbent local exchange carriers, competitive local exchange carriers, internet service providers, integrated communications providers, cable service providers, international post, telephone and telegraph companies, banks, brokerage firms, government agencies and other service providers. Some of the more prominent customers, among many others, to whom we market our telecommunications test instruments and transmission and network access products include the Federal Aviation Administration, all RBOCs and some CLECs, domestically, and France Telecom and the French Post Office, in Europe.

         Communications equipment manufacturers design, develop, install and maintain voice, data and video communications equipment. Network equipment manufacturers such as Carrier Access Corporation rely on our test equipment products to verify the proper functioning of their products during final assembly and testing. Increasingly, because communications service providers are choosing to outsource installation and maintenance functions to the equipment manufacturers themselves, equipment manufacturers are using our instruments, systems and software to assess the performance of their products during installation and maintenance of a customer's network.

         We also sell our telecommunications test instruments and transmission and network access products and services to industrial and military customers such as the French Army. None of our telecommunications test instruments, transmission or network access products customers represented more than ten percent of our revenues during 1999.

     ELECTRONIC COMPONENTS

         We sell our components primarily to original equipment manufacturers in the electronics industry, including manufacturers of aerospace and military systems, communications equipment, medical devices, industrial instruments and test equipment. Purchasers of our digital switches include BAE Systems, Lockheed Martin Corporation, Raytheon Company, The Boeing Company, Litton Industries Inc., Hewlett-Packard Company and Rockwell International Inc. Purchasers of our electronic power supplies include BAE Systems, Sagem, Marconi, Teldix, Alsthom, GEC and Ferranti. None of our electronic components customers represented more than 10 percent of our total revenues during 1999 or the nine months ended September 30, 2000.

SALES, MARKETING AND CUSTOMER SUPPORT

     TELECOMMUNICATIONS TEST INSTRUMENTS, TRANSMISSION
     AND NETWORK ACCESS PRODUCTS

         Our sales and marketing staff consists primarily of engineers and technical professionals. They undergo extensive training and ongoing professional development and education. We believe that the skill level of our sales and marketing staff has been instrumental in building longstanding customer relationships. In addition, our frequent dialogue with our customers provides us with valuable input on systems and features they desire in future products. We believe that our consultative sales approach and our product and market knowledge differentiate our sales force from those of our competitors.

         Our local sales forces are highly knowledgeable of their respective markets, customer operations and strategies and regulatory environments. In addition, our representatives' familiarity with local languages and customs enables them to build close relationships with our customers.

         We provide repair and training services to enable our customers to improve performance of their networks. We also offer on-line support services to supplement our on-site application engineering support. Customers can also access information regarding our products remotely through our domestic, European and Japanese technical assistance center.

         We sell many of our telecommunications test instruments and transmission and network access products to large telecommunications service providers. These prospective customers generally commit significant resources to an evaluation of our and our competitors' products and require each vendor to expend substantial time, effort and money educating the prospective customer about the value of the vendor's solutions. Consequently, sales to this type of customer generally require an extensive sales effort throughout the prospective customer's organization and final approval by an executive officer or other senior level employee. The result is lengthy sales and approval cycles, which make sales forecasting difficult. In addition, even after a large telecommunications service provider has approved our product for purchase, their future purchases are uncertain because while we do enter into long-term supply agreements with those parties, these agreements do not require specific levels of purchases. Delays associated with potential customers' internal approval and contracting procedures, procurement practices, testing and acceptance processes are common and may cause potential sales to be delayed or foregone. As a result of these and related factors, the sales cycle of new products for large customers typically ranges from six to twelve months.

     ELECTRONIC COMPONENTS

         We market and sell our electronic components through XIT Corporation's Digitran Division, based in Rancho Cucamonga, California, XCEL Corporation Ltd., a wholly-owned subsidiary of XIT Corporation based in England, XCEL Power Systems, Ltd., a wholly-owned subsidiary of XCEL Corporation Ltd. based in England, and XCEL Japan, Ltd., a wholly-owned subsidiary of XIT Corporation based in Japan. In some European countries and the Pacific Rim, these products are sold through a combination of direct sales and through third-party distributors. As of September 30, 2000, we employed in our electronic components business approximately eight direct sales personnel.

         We sell our electronic components primarily to original equipment manufacturers in the electronics industry, including manufacturers of aerospace and military systems, communications equipment, medical devices, industrial instruments and test equipment. Our efforts to market our electronic components generally are limited in scope.

         XCEL Japan Ltd. resells the switch and keypad products of the Digitran Division and other third-party United States-sourced components primarily into Japan and also into other highly industrialized Asian countries. Other marketing of our electronic components is primarily through referrals from our existing customers, with sales either direct or via a small number of selected representatives.

         We rely on long-term orders and repeat business from our existing customers. We also approach our existing customers and their competitors to discuss opportunities for us to provide them with additional types of switches they may need. Also, Digitran Division's reputation spanning over 40 years in the electronic components industry and the fact that major original equipment manufacturers have designed many of our switches into their product specifications has frequently resulted in customers seeking us out to manufacture for them unique and standard digital switches.

COMPETITION

     TELECOMMUNICATIONS TEST INSTRUMENTS, TRANSMISSION
     AND NETWORK ACCESS PRODUCTS

         The market for our telecommunications test instruments, transmission and network access products and services is fragmented and intensely competitive, both inside and outside the United States, and is subject to rapid technological change, evolving industry standards and regulatory developments. We believe that the principal competitive factors affecting our telecommunications test instruments, transmission and network access products business include:

          --   quality and breadth of product offerings;

          --   adaptability to evolving technologies and standards;
          --   ability to address and adapt to individual customer requirements;
          --   speed of new product introductions to market;
          --   depth and breadth of customer relationships;
          --   price and financing terms;
          --   research and design capabilities;
          --   strength of distribution channels;
          --   ability to attract and retain qualified management and technical personnel;
          --   ease of installation, integration and use of products;
          --   system reliability and performance; and
          --   compliance with government and industry standards.

         Our principal competitors for our telecommunications test instruments, transmission and network access products include Patton Electronics Corporation, Adtran, Digital Engineering. Ltd. and GDC for transmission and network access products and TTC Corporation (a subsidiary of Dynatech Corporation), Ameritech Corporation, Fluke and Sunrise Telecom, Inc. for test instruments. Many of our competitors have greater sales, marketing, technological, research and financial resources than we do. Although we believe we generally compete favorably with respect to the above factors, existing or new competitors with significant market presence and financial resources may reduce our market share.

     ELECTRONIC COMPONENTS

         The market for our components is highly fragmented and composed of a diverse group of original equipment manufacturers, including Celab Ltd. and Interpoint/Grenson for power supplies and EECO Switch Division, Transico Inc., C&K Components, Inc., Greyhill Inc., Omron Electronics and Janco Inc. for digital switches. We believe that the principal competitive factors affecting our components business include:

        --     capability and quality of product offerings;
        --     status as qualified products;
        --     reliable delivery;
        --     depth and breadth of customer relationships;
        --     ability to attract and retain qualified management and technical personnel; and
        --     compliance with government and industry standards.

         We have developed the necessary expertise and reputation for quality and have made substantial investments in machinery and equipment tooling, and this expertise and these investments act as barriers to entry for other potential competitors, making us a sole source supplier for approximately 30% to 50% of the digital switches that we sell.

MANUFACTURING, ASSEMBLY AND QUALITY ASSURANCE

         Our telecommunications test instruments, transmission and network access products generally are assembled from outsourced components, with final assembly, configuration and quality testing performed in house.

         Manufacturing of our electronic components, including injection molding, fabrication, machining, printed circuit board manufacturing and assembly, and quality testing is done in house due to the specialized nature and small and varied batch sizes involved. Although many of our electronic components incorporate standard designs and specifications, products are built to customer order. This approach, which avoids the need to maintain a finished goods inventory, is possible because long lead times for delivery are often available. Typically, our electronic components segment produces products in 1 to 300 piece batches, with a ten- to thirty-week lead time. The lead time is predominately to source sub-component piece parts such as electronic components, mechanical components and services. Typical build time is six to eight weeks from receipt of external components.

         We operate four manufacturing and assembly facilities worldwide. Three of these facilities are certified as ISO 9002-compliant. We have consolidated all of our transmission and modem manufacturing for our North American and European markets at our French manufacturing facility at CXR, S.A. We manufacture all of our test equipment products at the Fremont, California facility of CXR Telcom Corporation. We manufacture all of our digital switches in our Rancho Cucamonga, California facility. We manufacture our electronic power supplies in Ashford, Kent, England.

         The purchased components we use to build our products are generally available from a number of suppliers. We rely on a number of limited-source suppliers for specific components and parts. We do not have long-term supply agreements with these vendors. In general, we make advance purchases of some components to ensure an adequate supply, particularly for products that require lead times of up to nine months to manufacture. If we were required to locate new suppliers or additional sources of supply, we could experience a disruption in our operations or incur additional costs in procuring required materials.

         We intend to increase the use of outsource manufacturing for our telecommunications products. We believe that outsourcing will lower our manufacturing costs, in particular our labor costs, provide us with more flexibility to scale our operations to meet changing demand, and allow us to focus our engineering resources on new product development and product enhancements.

PRODUCT DEVELOPMENT AND ENGINEERING

         We believe that our continued success depends on our ability to anticipate and respond to changes in the electronics hardware industry and anticipate and satisfy our customers' preferences and requirements. Accordingly, we continually review and evaluate technological and regulatory changes affecting the electronics hardware industry and seek to offer products and capabilities that solve customers' operational challenges and improve their efficiency.

         Accordingly, for the years ended December 31, 1999, 1998 and 1997, our engineering and product development costs were approximately $1.84 million, $2.02 million and $1.80 million, respectively. The decline in these expenses in 1999 as compared to 1998 was primarily due to the termination of engineering activities at our Fremont, California facility and the consolidation of engineering activities at our St. Charles, Illinois facility.

         Our product development costs in 1999, 1998 and 1997 were related primarily to development of new telecommunications test equipment, trunk testing system products and data communications equipment. Current research expenditures are directed principally toward enhancements to the current test instrument product line and development of increased bandwidth, or faster speed, transmission products. These expenditures are intended to improve market share and gross profit margins, although we cannot assure you that we will achieve such improvements.

         We strive to take advantage of the latest computer aided engineering and engineering design automation workstation tools to design, simulate and test advanced product features or product enhancements. Our use of these tools helps us to speed product development while maintaining high standards of quality and reliability for our products. Our use of these tools also allows us to efficiently offer custom designs for original equipment manufacturer customers whose needs require the integration of our electronic components with their own products.

INTELLECTUAL PROPERTY

         We regard our software, hardware and manufacturing processes as proprietary and rely on a combination of copyright and trademark laws, trade secrets, confidentiality procedures and contractual provisions to protect our proprietary rights. We seek to protect our software, documentation and other written materials under trade secret and copyright laws, which afford some limited protection. The laws of some foreign countries do not protect our proprietary rights to the same extent as do the laws of the United States. Our research and development and manufacturing process typically involves the use and development of a variety of forms of intellectual property and proprietary technology. In addition, we incorporate technology and software that we license from third party sources into our products. These licenses generally involve a one-time fee and no time limit. We believe that alternative technologies for this licensed technology are available both domestically and internationally.

         We may receive in the future notices from holders of patents that raise issues as to possible infringement by our products. As the number of test equipment products and transmission instruments increases and the functionality of these products further overlaps, we believe that we may become subject to allegations of infringement given the nature of the telecommunications and information technology industries and the high incidence of these kinds of claims. Questions of infringement and the validity of patents in the fields of telecommunications and information technology involve highly technical and subjective analyses. These kinds of proceedings are time consuming and expensive to defend or resolve, result in substantial diversion of management resources, cause product shipment delays or could force us to enter into royalty or license agreements rather than dispute the merits of the proceeding initiated against us.

GOVERNMENT REGULATION AND INDUSTRY STANDARDS AND PROTOCOLS

         We design our products to comply with a significant number of industry standards and regulations, some of which are evolving as new technologies are deployed. In the United States, our products must comply with various regulations defined by the United States Federal Communications Commission, or FCC, and Underwriters Laboratories as well as industry standards established by Telcordia Technologies, Inc., formerly Bellcore, and the American National Standards Institute. Internationally, our products must comply with standards established by the European Committee for Electrotechnical Standardization, the European Committee for Standardization, the European Telecommunications Standards Institute, telecommunications authorities in various countries as well as with recommendations of the International Telecommunications Union. The failure of our products to comply, or delays in compliance, with the various existing and evolving standards could negatively impact our ability to sell our products.

         Our product lines are subject to statutes governing safety and environmental protection. We believe that we are in substantial compliance with these statutes and are not aware of any proposed or pending safety or environmental rule or regulation which, if adopted, would have a material impact on our business or financial condition.

EMPLOYEES

         As of September 30, 2000, we employed a total of 251 persons in our various divisions and subsidiaries. Of these persons, approximately 37 were engaged in administration, 36 were engaged in sales and marketing, 27 were engaged in engineering and 151 were engaged in production operations. Of these persons, 126 were employed in the United States, 72 were employed in England, 49 were employed in France and 4 were employed in Japan. None of our employees are represented by labor unions, and there have not been any work stoppages at any of our facilities. We believe that our relationship with our employees is good.

FACILITIES

         As of December 8, 2000, we leased or owned approximately 80,000 square feet of administrative, production, storage and shipping space. All of this space was leased other than the Abondant, France facility.

                 BUSINESS UNIT                                    LOCATION                          FUNCTION
                 -------------                                    --------                          --------
        MicroTel International, Inc.                       Rancho Cucamonga,                  Administrative
        (corporate headquarters)                           California

        XIT Corporation/Digitran                           Rancho Cucamonga, California       Manufacturing
        (electronic components)                            Monrovia, California

        XCEL Power Systems, Ltd.                           Ashford, United Kingdom            Administrative/
        and XCEL Corporation Ltd.                          Wales, United Kingdom              Manufacturing
        (electronic components)
        XCEL Japan, Ltd. Higashi-Gotanda                   Tokyo, Japan                       Sales
        (electronic components)

        CXR, S.A                                           Paris, France                      Administration/Sales
        (telecommunications test instruments,
        transmission and network access products)

        CXR, S.A                                           Abondant, France                   Manufacturing/Engineering
        (telecommunications test instruments,
        transmission and network access products)

        CXR Telcom Corporation                             Fremont, California                Administrative/
        (telecommunications test instruments,                                                 Manufacturing
        transmission and network access products)

        CXR Telcom Corporation                             St. Charles, Illinois              Research, Development and
        (test instruments)                                                                    Engineering/Customer Service

         The lease for the Fremont, California facility expires in October 2002, with one five-year renewal option. We have subleased to an unrelated party approximately 12,000 square feet of this facility. The lease for the Paris, France facility expires in April 2007. The lease for the Monrovia, California facility expires in February 2002. The lease for the Concord, California facility expires April 30, 2001, with options to renew until April 2016. The lease for the Ashford, United Kingdom facility is a fifteen-year lease that expires in September 2011, subject to the rights of the landlord or us to terminate the lease after ten years.

         In December 1996, XIT Corporation acquired a 50% interest in Capital Source Partners, a California general partnership that owned a 63,000 square-foot facility in Ontario, California. Our corporate headquarters and XIT Corporation and its Digitran Division operated from that facility from September 1990 through November 1999. To reduce our utility and monthly rental expenses, we relocated our headquarters to a 5,400 square foot office suite and relocated the Digitran Division's electronic components manufacturing operations to a 15,745 square foot manufacturing facility, which office suite and manufacturing facility are located within approximately one mile of each other in the City of Rancho Cucamonga, California. The lease on the manufacturing facility expires in November 2004, and the lease on the headquarters facility expires in October 2002. Concurrent with the relocation, XIT Corporation sold its interest in Capital Source Partners in exchange for assumption of our rent debt of $152,000, $75,000 in cash and forgiveness of certain other debt of approximately $17,000. The sale also included a provision to release us from our future lease obligations consisting of seven remaining years and approximately $3,000,000 of future lease payments regarding the property. As part of the mutual release, we relinquished our claim on a $51,000 deposit and a $115,000 note receivable from the lessor.

         We believe the listed facilities are adequate for our current business operations.

LEGAL MATTERS

         We are not a party to any material pending legal proceedings.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

         The names, ages and positions held by our directors and executive officers as of November 14, 2000 are as follows:

        NAME                            AGE            TITLES
        ----                            ---            ------
Carmine T. Oliva                         58       Chairman of the Board, President,
                                                     Chief Executive Officer and Director
Graham Jefferies                         43       Executive Vice President and Chief Operating Officer
                                                     of our Telecommunications Group and Managing
                                                     Director of various subsidiaries
Randolph D. Foote                        52       Senior Vice President and Chief Financial Officer
Robert B. Runyon (1)(2)                  75       Secretary and Director
Laurence P. Finnegan, Jr. (1)(3)         63       Director

-----------
(1)   Member of the executive compensation and management development committee.
(2)   Member of the nominating committee.
(3)   Member of the audit committee.

         CARMINE T. OLIVA has been Chairman of the Board, President and Chief Executive Officer and a Class III director of our company since March 26, 1997 and of our subsidiary, XIT Corporation, since he founded XIT Corporation in 1983. Mr. Oliva is Chairman of the Board of XCEL Corporation Ltd since 1985, Chairman and Chief Executive Officer of CXR Telcom Corporation since March 1997 and Chairman of CXR S.A. since March 1997. From 1980 to 1983, Mr. Oliva was Senior Vice President and General Manager, ITT Asia Pacific Inc. Prior to holding that position, Mr. Oliva held a number of executive positions with ITT Corporation and its subsidiaries over an eleven-year period. Mr. Oliva attained the rank of Captain in the United States Army and is a veteran of the Vietnam War. Mr. Oliva earned a B.A. degree in Social Studies/Business from Seton Hall University in 1964 and an M.B.A. degree in Business from The Ohio State University in 1966.

         GRAHAM JEFFERIES was appointed Executive Vice President and Chief Operating Officer of our worldwide Telecommunications Group on October 21, 1999. Mr. Jefferies served as Executive Vice President of our company from April 1999 through October 1999. Mr. Jefferies has served as a director of CXR, S.A. since March 1997, as Managing Director of Belix Power Conversions Ltd. since our acquisition of Belix Power Conversions Ltd. in April 2000, as Managing Director of XCEL Power Systems, Ltd. since September 1996 and as Managing Director of XCEL Corporation. Ltd. since March 1992. Prior to joining us in 1992, he was Sales and Marketing Director of Jasmin Electronics PLC, a major United Kingdom software and systems provider, from 1987 to 1992. Mr. Jefferies held a variety of project management positions at GEC Marconi from 1978 to 1987. Mr. Jefferies earned a B.S. degree in Engineering from Leicester University in 1978, and has experience in mergers and acquisitions. Mr. Jefferies is a citizen and resident of the United Kingdom.

         RANDOLPH D. FOOTE was appointed as our Senior Vice President and Chief Financial Officer on October 4, 1999. Mr. Foote has been Vice President and Chief Financial Officer of CXR Telcom Corporation and XIT Corporation since March 2000 and has been Chief Financial Officer of CXR Anderson
Jacobson Inc., a California corporation that is a subsidiary of CXR, S.A., since February 2000. Mr. Foote was the Corporate Controller of Unit Instruments, Inc., a publicly traded semiconductor equipment manufacturer, from October 1995 to May 1999. From March 1985 to October 1995, Mr. Foote was the Director of Tax and Financial Reporting at Optical Radiation Corporation, a publicly traded company that designed and manufactured products using advanced optical technology. Prior to 1985, Mr. Foote held positions with Western Gear Corporation and Bucyrus Erie Company, which were both publicly traded companies. Mr. Foote earned a B.S. degree in Business Management from California State Polytechnic University, Pomona in 1973 and an M.B.A. degree in Tax/Business from Golden Gate University in 1979.

         ROBERT B. RUNYON was elected as a Class III director and appointed as our Secretary on March 26, 1997. He has been the owner and principal of Runyon and Associates, a human resources and business advisory firm, since December 1987. He has acted as President and Chief Executive Officer of Sub Hydro Dynamics Inc., a privately held marine services company based in Hilton Head, South Carolina, since September 1995. Prior to our merger with XIT Corporation, Mr. Runyon served XIT Corporation both as a director since August 1983 and as a consultant in the areas of strategy development and business planning, organization, human resources and administrative systems. He also consults for companies in environmental products, marine propulsion systems and architectural services sectors in these same areas. From 1970 to 1978, Mr. Runyon held various executive positions with ITT Corporation, including Vice President, Administration of ITT Grinnell, a manufacturing subsidiary of ITT. From 1963 to 1970, Mr. Runyon held executive positions at BP Oil including Vice President, Corporate Planning and Administration of BP Oil Corporation, and director, organization and personnel for its predecessor, Sinclair Oil Corporation. Mr. Runyon was Executive Vice President, Human Resources at the Great Atlantic & Pacific Tea Company from 1978 to 1980. Mr. Runyon earned a B.S. degree in Economics/Industrial Management from University of Pennsylvania in 1950.

         LAURENCE P. FINNEGAN, JR. was elected as a Class II director on March 26, 1997. In addition to being a director of XIT Corporation since 1985, Mr. Finnegan was XIT Corporation's Chief Financial Officer from 1994 to 1997. Mr. Finnegan has held positions with ITT (1970-74) as controller of several divisions, Narco Scientific (1974-1983) as Vice President Finance, Chief Financial Officer and Executive Vice President, and Fischer & Porter (1986-1994) as Senior Vice President, Chief Financial Officer and Treasurer. Since August 1995, he has been a principal of GwynnAllen Partners, Bethlehem, Pennsylvania, an executive management consulting firm. Since December 1996, Mr. Finnegan has been President of GA Pipe, Inc., a manufacturing company based in Langhorne, Pennsylvania. Since September 1997, Mr. Finnegan has been Vice President Finance and Chief Financial Officer of QuestOne Decision Sciences, an efficiency consulting firm based in Pennsylvania. Mr. Finnegan earned a B.S. degree in Accounting from St. Joseph's University in 1961.

         Our bylaws provide that the board of directors shall consist of at least four directors. The board of directors is divided into three classes. The term of office of each class of directors is three years, with one class expiring each year at the annual meeting of stockholders. There are currently three directors, one of which is a Class II director whose term expires in 2001, and two of which are Class III directors whose term expires in 2002. Officers are appointed by, and serve at the discretion of, our board of directors.

COMPENSATION OF EXECUTIVE OFFICERS

         The following table sets forth information concerning compensation paid to our Chief Executive Officer and each of our other executive officers who received an annual salary and bonus of more than $100,000 for services rendered to us during the years ended December 31, 1999, 1998 and 1997:

                           SUMMARY COMPENSATION TABLE

                                                                       LONG-TERM
                                                                      COMPENSATION
                                                                         AWARD
                                                                        -------
                                           ANNUAL COMPENSATION         SECURITIES
                                           -------------------         UNDERLYING         ALL OTHER
         NAME AND PRINCIPAL POSITION       YEAR      SALARY              OPTIONS        COMPENSATION(1)
         ---------------------------       ----      ------            -----------      ---------------
    Carmine T. Oliva..................     1999     $198,872              --                  --
      President and Chief Executive        1998     $198,872              --                  --
      Officer (2)                          1997     $214,301              --                  --

    James P. Butler...................     1999     $122,769              --                  --
      Former Chief Financial Officer (3)   1998     $125,000            40,000                --
                                           1997     $ 44,377            75,000                --

    Graham Jefferies..................     1999     $114,192            60,000              $5,116
      Executive Vice President and Chief   1998     $ 98,918            30,000              $5,567
      Operating Officer of Telecommuni-    1997     $ 95,755              --                $6,527
      cations Group (4)

    Randolph D. Foote.................     1999     $ 23,267            50,000                --
      Senior Vice President, Chief         1998           --              --                  --
      Financial Officer (5)                1997           --              --                  --

---------------
(1)  Consists of contributions to Mr. Jefferies' retirement plan.
(2) Carmine T. Oliva became Chairman and Chief Executive Officer on March 26, 1997, upon Jack Talan's resignation concurrent with the merger of MicroTel International, Inc. with XIT. Mr. Oliva's salary does not include payments of $45,333 in 1997 of voluntarily deferred salary from years prior to 1997.
(3)  Mr. Butler resigned as our Chief Financial Officer on October 4, 1999.
(4) Mr. Jefferies was appointed Executive Vice President and Chief Operating Officer of our worldwide Telecommunications Group on October 21, 1999. Mr. Jefferies is based in the United Kingdom and receives his remuneration in British pounds. The compensation amounts listed for Mr. Jefferies are shown in United States dollars, converted from British pounds using the average conversion rates in effect during the time periods of compensation.
(5) Randolph D. Foote was appointed Senior Vice President and Chief Financial Officer on October 4, 1999, following receipt of notification of the resignation of our former Chief Financial Officer, James P. Butler.

                        OPTION GRANTS IN LAST FISCAL YEAR

         The following table provides information regarding option grants in the year ended December 31, 1999 to the named executive officers. We did not grant any stock appreciation rights in the year ended December 31, 1999.


                                                          PERCENT                                      POTENTIAL
                                                          OF TOTAL                                  REALIZABLE VALUE
                                                          OPTIONS                                  AT ASSUMED ANNUAL
                                            NUMBER OF     GRANTED                                    RATES OF STOCK
                                            SECURITIES    TO ALL                                         PRICE
                                            UNDERLYING    EMPLOYEES     EXERCISE                    APPRECIATION FOR
                              GRANT         OPTIONS      IN FISCAL      PRICE       EXPIRATION       OPTION TERM(2)
         NAME                 DATE          GRANTED         YEAR     ($/SHARE)(1)      DATE          5% ($) 10% ($)
         ----                 ----          -------      ---------   ------------      ----          ----   -------
Carmine T. Oliva.........        --            --            --           --             --          --        --
Randolph D. Foote........     11/15/1999      50,000        11.6%         0.20       11/15/2009     6,289     15,937
Graham Jefferies.........     11/15/1999      60,000        14.0%         0.20       11/15/2006     7,547     19,125
James P. Butler(3).......        --            --            --           --             --          --        --

---------------
(1) The option was granted at an exercise price equal to the closing price of a share of common stock on the grant date.
(2) Pursuant to applicable regulations, these amounts represent certain assumed rates of appreciation only. Actual gain, if any, on stock option exercises are dependent on the future performance of the common stock and overall stock market conditions. The amounts reflected in this table may not necessarily be achieved.
(3)  Mr. Butler resigned as our Chief Financial Officer on October 4, 1999.

                   OPTION EXERCISES AND FISCAL YEAR-END VALUES

         The following table provides information regarding option exercises in the year ended December 31, 1999 by the named executive officers and the value of unexercised options held by the named executive officers as of December 31, 1999.

                                                               NUMBER OF
                                                         SECURITIES UNDERLYING            VALUE ($) OF UNEXERCISED
                            SHARES                         UNEXERCISED OPTIONS AT           IN-THE-MONEY OPTIONS AT
                          ACQUIRED                         DECEMBER 31, 1999                DECEMBER 31, 1999(1)
                             ON          VALUE             -------------------             ---------------------
          NAME             EXERCISE     REALIZED       EXERCISABLE    UNEXERCISABLE      EXERCISABLE     UNEXERCISABLE
          ----             --------     --------       -----------    -------------      -----------     -------------
Carmine T. Oliva.....        --            --            130,633           --                --              --
Randolph D. Foote....        --            --             25,000          25,000            5,938           5,938
Graham Jefferies.....        --            --             96,287          30,000            7,125           7,125
James P. Butler(2)...        --            --            115,000           --                --              --

--------------
(1) The closing price of our common stock on December 31, 1999 on the OTC Bulletin Board was $.4375 per share.
(2) Mr. Butler resigned as our Chief Financial Officer on October 4, 1999.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

     CARMINE T. OLIVA

         Pursuant to an employment agreement dated January 1, 1996, Carmine T. Oliva was employed as Chairman, President and Chief Executive Officer of XIT Corporation for a term of five years at an annual salary of $250,000. In July 1996, Mr. Oliva voluntarily agreed to abate a portion of his annual salary in connection with XIT Corporation's salary abatement program then in effect. On May 6, 1997, our board of directors voted to assume the obligations of XIT Corporation under this agreement in light of the appointment of Mr. Oliva to the positions of Chairman of the Board, President and Chief Executive Officer of our company on March 26, 1997.

         On October 15, 1997, we entered into a replacement agreement with Mr. Oliva on substantially the same terms and conditions as the prior agreement. The replacement agreement is subject to automatic renewal for three successive two-year terms commencing on October 15, 2002, unless, during the required notice periods (which run from August 15 to October 15 of the year preceding the year in which a two-year renewal period is to begin), either party gives written notice of its desire not to renew. The agreement provides that Mr. Oliva's salary was to continue at the abated amount of $198,865 per annum until such time as we have reported two consecutive profitable quarters during the term of the agreement or any renewals thereof, at which time his salary was to increase to its pre-abatement level of $250,000 per annum. Based on our unaudited quarterly financial statements, this increase to $250,000 occurred effective as of November 1, 2000.

         If the board of directors makes a substantial addition to or reduction of Mr. Oliva's duties, Mr. Oliva may resign upon written notice given within 30 days of the change in duties. Within 30 days after the effective date of a resignation under these circumstances, we will be obligated to pay to Mr. Oliva the value of three years of his annual salary.

         If we terminate Mr. Oliva for cause, our obligation to pay any further compensation, severance allowance, or other amounts payable under the agreement terminates on the date of such termination. If we terminate Mr. Oliva without cause (including by ceasing our operations due to bankruptcy or by our general inability to meet our obligations as they become due), we must provide him with 60 days' prior written notice. If the termination without cause occurs prior to the expiration of the initial term of the agreement on October 15, 2002, Mr. Oliva will be entitled to be paid his annual salary for two and one-half years following the termination. If the termination occurs during a renewal period, Mr. Oliva will be entitled to be paid his annual salary through the expiration of the particular renewal period, and to be paid all other amounts payable under the agreement.

         We may terminate the agreement upon 30 days' written notice in the event of a merger or reorganization in which our stockholders immediately prior to the merger or reorganization receive less than 50% of the outstanding voting shares of the successor corporation and in the event of a sale of all or substantially all of our assets or a sale, exchange or other disposition of two-thirds or more of our outstanding capital stock. If Mr. Oliva is terminated without cause within two years following a change of control, then:

         -- if the termination occurs prior to the expiration of the initial term of the agreement on October 15, 2002, Mr. Oliva will be entitled to be paid his annual salary and all other amounts payable under the agreement for two and one-half years following the termination, which amounts shall be payable at his election in a lump sum within 30 days after the termination or in installments;
         -- if the termination occurs during a renewal period, Mr. Oliva will be entitled to be paid his annual salary through the expiration of the particular renewal period, and to be paid all other amounts payable under the agreement;
         -- Mr. Oliva will be entitled to receive the average of his annual executive bonuses awarded to him in the three years preceding his termination, over the same time span and under the same conditions as his annual salary;
         -- Mr. Oliva will be entitled to receive any executive bonus awarded but not yet paid; and
         -- Mr. Oliva will continue to receive coverage in all benefit programs in which he was participating on the date of his termination until the earlier of the end of the initial term or renewal term in which the termination occurred and the date he receives equivalent coverage and benefits under plans and programs of a subsequent employer.

         If Mr. Oliva dies during the term of the agreement, amounts payable under the agreement to or for the benefit of Mr. Oliva will continue to be payable to Mr. Oliva's designee or legal representatives for one year following his death. If Mr. Oliva is unable to substantially perform his duties under the agreement for an aggregate of 180 days in any 18-month period, we may terminate the agreement by ten days' prior written notice to Mr. Oliva following the 180th day of disability; provided, however, that we must continue to pay amounts payable under the agreement to or for the benefit of Mr. Oliva for two years following the effective date of the termination.

         If the agreement is terminated for any reason and unless otherwise agreed to by Mr. Oliva and us, then in addition to any other severance payments to which Mr. Oliva is entitled, we must continue to pay Mr. Oliva's annual salary until:

         -- all obligations incurred by Mr. Oliva on our behalf, including any lease obligations signed by Mr. Oliva related to the performance of his duties under the agreement, have been voided or fully assumed by us or our successor;
         -- all loan collateral pledged by Mr. Oliva has been returned to Mr. Oliva; and
         -- all personal property of Mr. Oliva has been returned to Mr. Oliva's principal place of residence at our expense.

         The agreement provides that we will furnish a life insurance policy on Mr. Oliva's life, in the amount of $1 million, payable to Mr. Oliva's estate in the event of his death during the term of the agreement. This benefit is in return for, and is intended to protect Mr. Oliva's estate from financial loss arising from any and all personal guarantees that Mr. Oliva provided in favor of us, as required by various corporate lenders. This benefit is also intended to enable Mr. Oliva's estate to exercise all warrants and options to purchase shares of our common stock.

         As a condition to his entry into the employment agreement, Mr. Oliva received a warrant to purchase up to 250,000 shares of our common stock at an exercise price of $3.45 per share, exercisable at any time prior to 5:00 p.m. New York City time on October 14, 2002. In February 2000, Mr. Oliva exchanged this warrant for a warrant to purchase up to 125,000 shares of common stock at an exercise price of $1.725 per share in an exchange offer made to all holders of warrants with exercise prices exceeding $1.00.

     GRAHAM JEFFERIES

         On May 1, 1998, we entered into an employment agreement with Mr. Jefferies for a term of two years at an initial annual salary of 67,000 British pounds (approximately $106,500 at the then current exchange rates) that is subject to automatic renewal for two successive one-year terms commencing on May 1, 2000. Mr. Jefferies was to act as Managing Director of XCEL Corporation, Ltd. and to perform additional services as may be approved by our board of directors.

         If the board of directors makes a substantial addition to or reduction of Mr. Jefferies' duties, Mr. Jefferies may resign upon written notice given within 30 days of the change in duties. Within 30 days after the effective date of a resignation under these circumstances, we will be obligated to pay to Mr. Jefferies the value of one year of his annual salary.

         If we terminate Mr. Jefferies for cause, our obligation to pay any further compensation, severance allowance, or other amounts payable under the agreement terminates on the date of such termination. If we terminate Mr. Jefferies without cause (including by ceasing our operations due to bankruptcy or by our general inability to meet our obligations as they become due), we must provide him with 60 days' prior written notice. Mr. Jefferies will be entitled to be paid his annual salary through the expiration of the current renewal period, and to be paid all other amounts payable under the agreement.

         We may terminate the agreement upon 30 days' written notice in the event of a merger or reorganization in which our stockholders immediately prior to the merger or reorganization receive less than 50% of the outstanding voting shares of the successor corporation and in the event of a sale of all or substantially all of our assets or a sale, exchange or other disposition of two-thirds or more of our outstanding capital stock. If Mr. Jefferies is terminated without cause within two years following a change of control, then:

         -- Mr. Jefferies will be entitled to be paid his annual salary through the expiration of the current renewal period, and to be paid all other amounts payable under the agreement;
        -- Mr. Jefferies will be entitled to receive the average of his annual executive bonuses awarded to him in the three years preceding his termination, over the same time span and under the same conditions as his annual salary;
         -- Mr. Jefferies will be entitled to receive any executive bonus awarded but not yet paid; and
         -- Mr. Jefferies will continue to receive coverage in all benefit programs in which he was participating on the date of his termination until the earlier of the end of the current renewal term and the date he receives equivalent coverage and benefits under plans and programs of a subsequent employer.

         If Mr. Jefferies dies during the term of the agreement, amounts payable under the agreement to or for the benefit of Mr. Jefferies will continue to be payable to Mr. Jefferies' designee or legal representatives for one year following his death. If Mr. Jefferies is unable to substantially perform his duties under the agreement for an aggregate of 180 days in any 18-month period, we may terminate the agreement by ten days' prior written notice to Mr. Jefferies following the 180th day of disability; provided, however, that we must continue to pay amounts payable under the agreement to or for the benefit of Mr. Jefferies for one year following the effective date of the termination.

BOARD COMMITTEES

         The board of directors currently has an audit committee, an executive compensation and management development committee and a nominating committee.

         The audit committee makes recommendations to our board of directors regarding the selection of independent auditors, reviews the results and scope of the audit and other services provided by our independent auditors, reviews our financial statements for each interim period, and reviews and evaluates our internal audit and control functions. From January 1, 1999 through June 25, 1999, this committee consisted of David Barrett, a former director of our company, and Laurence Finnegan. Since June 26, 1999, this committee has consisted of Laurence Finnegan.

         The executive compensation and management development committee is responsible for establishing and administering our policies involving the compensation of all of our executive officers and establishing and recommending to our board of directors the terms and conditions of all employee and consultant compensation and benefit plans. From January 1, 1999 through June 25, 1999, this committee consisted of David Barrett, a former director of our company, and Robert B. Runyon. Since June 26, 1999, this committee has consisted of Robert B. Runyon and Laurence Finnegan.

         The nominating committee selects nominees for the board of directors. During 2000, the nominating committee has consisted of Robert B. Runyon.

COMPENSATION OF DIRECTORS

         Each non-employee director is entitled to receive $1,000 per quarter as compensation for their services. We reimburse all directors for out-of-pocket expenses incurred in connection with attendance at board and committee meetings. We may periodically award options or warrants to our directors under our existing option and incentive plans and otherwise.

         Mr. Runyon acts as a consultant to our company in the areas of strategy development business and organization planning, human resources recruiting and development and administrative systems. During 1999, Mr. Runyon received approximately $1,670 in consulting fees and expenses. Also, additional consulting fees and expenses totaling $9,441 were accrued during 1999 but have not yet been paid. During 1999, we also paid premiums of $2,793 for life insurance on Mr. Runyon for the benefit of his spouse, $30 for life insurance on Mr. Runyon's spouse for the benefit of Mr. Runyon, and $3,534 for health insurance.

         On July 25, 2000, Mr. Runyon and Mr. Finnegan each received an option to purchase 100,000 shares of common stock at $0.50 per share under our 1997 Plan, which options vest in two equal semi-annual installments commencing on January 25, 2001 and expires on July 25, 2010.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         No member of the board of directors has a relationship that would constitute an interlocking relationship with executive officers and directors of another entity.

STOCK OPTION PLANS

         We currently have four stock option plans: the 1993 Stock Option Plan, the Employee Stock and Stock Option Plan, the 1997 Stock Incentive Plan and the 2000 Stock Option Plan. These plans are administered by our executive compensation and management development committee, which currently consists of Robert Runyon and Laurence Finnegan, our two non-employee directors.

         The 1993 Stock Option Plan authorizes the issuance of incentive stock options and non-qualified stock options to our employees and independent contractors for the purchase of up to 300,000 shares of our common stock. The 1993 Stock Option Plan terminates on August 31, 2003. Our board does not intend to issue any additional options under the 1993 Stock Option Plan in the future.

         The Employee Stock and Stock Option Plan authorizes the issuance of non-qualified stock options and restricted and unrestricted stock grants to our employees (including officers and directors who are employees) and consultants for up to an aggregate of 520,000 shares of common stock. The Employee Stock and Stock Option Plan terminates on July 1, 2004. Our board does not intend to issue any additional options or make any additional stock grants under the Employee Stock and Stock Option Plan.

         The 1997 Stock Incentive Plan authorizes the issuance of incentive stock options, stock appreciation rights or stock awards to our employees and directors for up to an aggregate of 1,600,000 shares of common stock, except that incentive stock options may not be granted to non-employee directors. Our board of directors' adoption of the 1997 Stock Incentive Plan was ratified by our stockholders at our 1998 annual meeting of stockholders. The 1997 Stock Incentive Plan terminates on June 15, 2007. As of November 14, 2000, options to purchase up to 1,441,596 shares of common stock were outstanding under the 1997 Stock Incentive Plan.

         Our 2000 Stock Option Plan was adopted by our board of directors in November 2000 and is subject to stockholder approval. We intend to submit the 2000 Stock Option Plan for stockholder approval at a special meeting of stockholders that is planned to be held in January 2001. The 2000 Stock Option Plan authorizes the issuance of incentive stock options and non-qualified options to our employees, officers, directors and consultants and to employees of companies that do business with us for the purchase of up to 2,000,000 shares of common stock. As of November 14, 2000, we had approximately 253 employees, officers and directors eligible to receive options under the 2000 Stock Option Plan, and no options had been issued under this plan. The following description of the terms of the 2000 Stock Option Plan is qualified in its entirety by reference to the full text of the 2000 Stock Option Plan, a copy of which is an exhibit to the registration statement of which this prospectus is a part.

     SHARES SUBJECT TO THE 2000 STOCK OPTION PLAN

         A total of 2,000,000 shares of our common stock are authorized for issuance under the 2000 Stock Option Plan. Any shares of common stock which are subject to an award but are not used because the terms and conditions of the award are not met, or any shares which are used by participants to pay all or part of the purchase price of any option, may again be used for awards under the 2000 Stock Option Plan.

     ADMINISTRATION

         It is the intent of the 2000 Stock Option Plan that it be administered in a manner such that option grants and exercises would be "exempt" under Rule 16b-3 of the Securities Exchange Act of 1934, as amended. The executive compensation and management development committee is empowered to select those eligible persons to whom options shall be granted under the 2000 Stock Option Plan; to determine the time or times at which each option shall be granted, whether options will be ISOs or NQOs, and the number of shares to be subject to each option; and to fix the time and manner in which each such option may be exercised, including the exercise price and option period, and other terms and conditions of such options, all subject to the terms and conditions of the 2000 Stock Option Plan. The committee has sole discretion to interpret and administer the 2000 Stock Option Plan, and its decisions regarding the 2000 Stock Option Plan are final, except that our board of directors can act in place of the committee as the administrator of the 2000 Stock Option Plan at any time or from time to time, in its discretion.

     OPTION TERMS

         ISOs granted under the 2000 Stock Option Plan must have an exercise price of not less than 100% of the fair market value of a share of common stock on the date the ISO is granted and must be exercised, if at all, within ten years from the date of grant. In the case of an ISO granted to an optionee who owns more than 10% of the total voting securities of our company on the date of grant, such exercise price shall be not less than 110% of fair market value on the date of grant, and the option period may not exceed five years. NQOs granted under the 2000 Stock Option Plan must have an exercise price of not less than 85% of the fair market value of a share of common stock on the date the NQO is granted.

         Options may be exercised during a period of time fixed by the committee except that no option may be exercised more than ten years after the date of grant. In the discretion of the committee, payment of the purchase price for the shares of stock acquired through the exercise of an option may be made in cash, shares of our common stock or a combination of cash and shares of our common stock.

     AMENDMENT AND TERMINATION

         The 2000 Stock Option Plan may be wholly or partially amended or otherwise modified, suspended or terminated at any time and from time to time by our board of directors. However, our board of directors may not materially impair any outstanding options without the express consent of the optionee or materially increase the number of shares subject to the 2000 Stock Option Plan, materially increase the benefits to optionees under the 2000 Stock Option Plan, materially modify the requirements as to eligibility to participate in the 2000 Stock Option Plan or alter the method of determining the option exercise price without stockholder approval. No option may be granted under the 2000 Stock Option Plan after November 14, 2010.

     FEDERAL INCOME TAX CONSEQUENCES

         NQOs
         ----

         Holders of NQOs do not realize income as a result of a grant of the Option, but normally realize compensation income upon exercise of an NQO to the extent that the fair market value of the shares of common stock on the date of exercise of the NQO exceeds the exercise price paid. We will be required to withhold taxes on ordinary income realized by an optionee upon the exercise of a NQO.

         In the case of an optionee subject to the "short-swing" profit recapture provisions of Section 16(b) of the Exchange Act, the optionee realizes income only upon the lapse of the six-month period under Section 16(b), unless the optionee elects to recognize income immediately upon exercise of his or her Option.

         ISOs
         ----

         Holders of ISOs will not be considered to have received taxable income upon either the grant of the option or its exercise. Upon the sale or other taxable disposition of the shares, long-term capital gain will normally be recognized on the full amount of the difference between the amount realized and the option exercise price paid if no disposition of the shares has taken place within either two years from the date of grant of the option or one year from the date of transfer of the shares to the optionee upon exercise. If the shares are sold or otherwise disposed of before the end of the one-year or two-year periods, the holder of the ISO must include the gain realized as ordinary income to the extent of the lesser of the fair market value of the option stock minus the option price, or the amount realized minus the option price. Any gain in excess of these amounts, presumably, will be treated as capital gain. We will be entitled to a tax deduction in regard to an ISO only to the extent the optionee has ordinary income upon the sale or other disposition of the option shares.

         Upon the exercise of an ISO, the amount by which the fair market value of the purchased shares at the time of exercise exceeds the option price will be an "item of tax preference" for purposes of computing the optionee's alternative minimum tax for the year of exercise. If the shares so acquired are disposed of prior to the expiration of the one-year or two-year periods described above, there should be no "item of tax preference" arising from the option exercise.

     POSSIBLE ANTI-TAKEOVER EFFECTS

         Although not intended as an anti-takeover measure by our board of directors, one of the possible effects of the 2000 Stock Option Plan could be to place additional shares, and to increase the percentage of the total number of shares outstanding, in the hands of the directors and officers of our company. Such persons may be viewed as part of, or friendly to, incumbent management and may, therefore, under certain circumstances be expected to make investment and voting decisions in response to a hostile takeover attempt that may serve to discourage or render more difficult the accomplishment of such attempt.

         In addition, options may, in the discretion of the committee, contain a provision providing for the acceleration of the exercisability of outstanding, but unexercisable, installments upon the first public announcement of a tender offer, merger, consolidation, sale of all or substantially all of our assets, or other attempted changes in the control of our company. In the opinion of our board of directors, such an acceleration provision merely ensures that optionees under the 2000 Stock Option Plan will be able to exercise their options as intended by the board of directors and stockholders prior to any such extraordinary corporate transaction which might serve to limit or restrict such right. Our board of directors is, however, presently unaware of any threat of hostile takeover involving our company.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

SERIES A PREFERRED STOCK AND WARRANT TRANSACTIONS

         On December 23, 1999, Orbit II Partners, L.P., Samuel J. Oliva, Samuel
G. Oliva and Carmine T. Oliva, or the Series A Purchasers, purchased an aggregate of 39.5 shares of Series A Preferred Stock and accompanying warrants to purchase up to an aggregate of 197,500 shares of common stock from two of the three original holders of shares of our Series A Preferred Stock, or the Series A Sellers, for an aggregate consideration of approximately $400,000 in cash. Orbit II Partners, L.P. is a Delaware limited partnership that as of November 20, 2000 beneficially owned more than five percent of our outstanding common stock. Carmine T. Oliva is our President, Chief Executive Officer and Chairman of the Board. Samuel J. Oliva and Samuel G. Oliva are the brother and son, respectively, of Carmine T. Oliva.

         When issued to the three original holders, or the Series A Original Holders, on June 29, 1998 and July 9, 1998 at a price of $10,000 per share, the shares of Series A Preferred Stock were convertible into common stock at the option of the Series A Original Holders at per share conversion prices of $0.9375 and $0.875, respectively, which prices were equal to $10,000 divided by the lesser of $1.26 and 100% of the arithmetic average of the three lowest closing bid prices over the respective previous 40 trading days.

         On November 3, 1998, the Series A Original Holders and our company agreed to modify the conversion price of the Series A Preferred Stock to a fixed factor so that for so long as our common stock continued to be listed on the Nasdaq SmallCap Market, each share of Series A Preferred Stock was to be convertible into 20,000 shares of common stock. The modified conversion price was calculated by dividing $10,000 by $0.50 per share of Series A Preferred Stock. The Series A Original Holders and our company also agreed on November 3, 1998 that the exercise price of the related warrants would be reduced from $1.25 per share to $0.75 per share. As of November 3, 1998, under the original conversion price formula each share of Series A Preferred Stock would have been convertible into approximately 24,615 shares of common stock at a per share conversion price of $0.40625, and the closing price of a share of our common stock on the Nasdaq SmallCap Market was $0.4375. We agreed to adjust the conversion price of the Series A Preferred Stock and the exercise price of the related warrants because the prices at which our common stock were trading had been declining at least since the shares of Series A Preferred Stock were issued, and we believed that setting a floor for the conversion price might help to minimize future dilution to our common stockholders.

         Following the delisting of our common stock from the Nasdaq SmallCap Market, the November 1998 modification to the conversion price of the Series A Preferred Stock was discontinued on August 15, 1999, and the conversion price was again to be equal to $10,000 divided by the lesser of $1.26 and 100% of the arithmetic average of the three lowest closing bid prices over the 40 trading days prior to conversion.

         As described above, on December 23, 1999, the Series A Purchasers purchased an aggregate of 39.5 shares of Series A Preferred Stock and the related warrants to purchase up to an aggregate of 197,500 shares of common stock from the Series A Sellers. In conjunction with the purchase and sale, the holders of the Series A Preferred Stock and our company agreed to modify the conversion price of the Series A Preferred Stock to a fixed factor so that each share of Series A Preferred Stock was to be convertible into 50,530 shares of common stock. This fixed factor was calculated by dividing $10,000 by approximately $0.1979 per share of Series A Preferred Stock. Also in conjunction with the purchase and sale, the holders of the Series A Preferred Stock and our company agreed that all of the outstanding warrants that had been issued to the Series A Original Holders in 1998, including both the warrants that were transferred to the Series A Purchasers and the warrants that were retained by the Series A Sellers because they related to shares of Series A Preferred Stock that already had been converted by the Series A Sellers into shares of common stock, were amended to reduce the exercise price from $0.75 per share to $0.25 per share and to extend the expiration date from May 22, 2001 to December 22, 2002.

         On December 23, 1999, the closing price of a share of our common stock on the OTC Bulletin Board was $0.30, and each share of Series A Preferred Stock would have been convertible into approximately 52,632 shares of common stock at a per share conversion price of $0.19 if the December 1999 modification to the conversion price was not taken into account. The modifications to the exercise price of the warrants and the conversion price of the Series A Preferred Stock were intended to induce the sale of all of the Series A Sellers' unconverted shares of Series A Preferred Stock to the Series A Purchasers. We believed that this sale would benefit our company and its stockholders because the Series A Purchasers had indicated an interest in voluntarily holding the Series A Preferred Stock as a long-term investment rather than converting the Series A Preferred Stock into shares of common stock that would further dilute existing common stockholders and that could be sold in the public market at the low prices at which our shares of common stock were trading.

         In November 2000, we determined that because the modifications to the conversion price in November 1998 and December 1999 had not been submitted to and approved by our stockholders in accordance with the Delaware General Corporation Law, all conversions from November 1998 through July 1999 and in December 1999 should have been made at the original conversion rate of $10,000 divided by the lesser of $1.26 and 100% of the arithmetic average of the three lowest closing bid prices over the 40 trading days prior to the conversions. Under the original conversion terms, we would have issued approximately 250,000 additional shares of common stock for some conversions and approximately 90,000 less shares of common stock for other conversions. No modifications have been made to our consolidated financial statements to reflect the potential issuance of these additional shares of common stock because we are still in the process of working with the holders of the Series A Preferred Stock to reach a satisfactory resolution to this matter.

         We have submitted to our stockholders for approval at a special meeting to be held on January 16, 2001 an amendment to the certificate of designations, preferences and rights relating to the Series A Preferred Stock. If approved by the holders of our common stock and Series A Preferred Stock , the amendment will modify the conversion rate for conversions occurring after the amendment is filed with the Delaware Secretary of State so that each share of Series A Preferred Stock will be convertible into 50,530 shares of common stock, which is the same number of shares into which each shares of Series A Preferred Stock would now be convertible if the attempted modifications to the conversion prices had been approved by our stockholders in accordance with the Delaware General Corporation Law.

WARRANT EXCHANGE OFFER

         Between February and April 2000, we made an offer to all holders of warrants to purchase shares of our common stock at exercise prices of $1.00 or more pursuant to which these holders could elect to surrender their outstanding warrants with exercise prices of $1.00 or more in exchange for the issuance to them of warrants to purchase a number of shares equal to one-half of the number of shares underlying the surrendered warrants at an exercise price of one-half of the exercise price of the surrendered warrants. The primary reason for the offer was to reduce the quantity of shares allocated to warrants so that we would have sufficient authorized stock for our needs until an increase in our authorized stock could be voted on by our stockholders. A total of 2,769,201 warrants with exercise prices ranging from $1.21 to $3.79 were surrendered in exchange for 1,384,602 warrants with exercise prices ranging from $0.605 to

$1.895. The majority of warrants exchanged were held by persons or entities who were not employees or directors of our company or its subsidiaries. However, exchanges were made with the following related parties:

                                                Shares           Exercise           Shares         Exercise
                                              Underlying         Price of         Underlying       Price of
                                               Warrants          Warrants          Warrants        Warrants
              Warrant Holder                  Surrendered       Surrendered        Received        Received
              --------------                  -----------       -----------        --------        ---------
 Carmine T. Oliva, Chairman of the                 250,000            $3.45           125,000          $1.73
  Board, President and Chief Executive             362,870            $3.44           181,435          $1.72
  Officer                                            5,878            $1.21             2,939          $0.61
                                                     3,096            $3.79             1,548          $1.90
                                                    33,674            $3.79            16,837          $1.90
                                                     6,659            $3.79             3,330          $1.90
                                                    43,544            $2.58            21,772          $1.29
                                                   108,861            $1.38            54,431          $0.69
                                                    29,030            $1.89            14,515          $0.95
                                                    21,772            $1.89            10,886          $0.95

 Carmine T. Oliva and Georgeann Oliva,              11,103            $3.79             5,552          $1.90
  Chairman of the Board, President and               3,629            $1.89             1,815          $0.95
  Chief Executive Officer and his
  spouse

Laurence P. Finnegan,                               17,418            $2.58             8,709          $1.29
  Director                                           7,257            $1.89             3,629          $0.95
                                                     5,443            $1.89             2,722          $1.89

Robert B. Runyon,                                    2,903            $2.58             1,452          $1.29
  Director and Secretary                            55,400            $2.58            27,700          $1.29
                                                     9,677            $2.58             4,839          $1.29
                                                    14,515            $1.89             7,258          $0.95
                                                     6,169            $1.89             3,085          $0.95
                                                       483            $1.29               242          $1.29

Samuel J. Oliva,                                    14,515            $1.89             7,258          $0.95
  Brother of Carmine T. Oliva                       30,481            $1.89            15,241          $0.95
                                                     3,919            $1.21             1,960          $0.61
                                                     5,008            $1.89             2,504          $0.95
                                                    11,103            $3.79             5,552          $1.90
                                                     3,629            $1.89             1,815          $0.95

Rose Oliva,                                          4,354            $1.89             2,177          $0.95
  Mother of Carmine T. Oliva

Ronald & Betty Jane Oliva,                          11,102            $3.79             5,551          $1.90
  Brother and sister-in-law of Carmine               3,628            $1.89             1,814          $0.95
  T Oliva

David Barrett,                                      14,515            $2.58             7,258          $1.29
  Former Director                                   13,789            $1.89             6,895          $0.95
                                                     5,443            $1.89             2,722          $0.95

         The exchange did not result in a modification of the expiration dates or any other terms of the warrants other than the numbers of shares and exercise prices. All of the warrants received in exchange for the surrendered warrants have expired except for the first warrant listed for Carmine T. Oliva, which warrant expires on October 14, 2002.

OTHER TRANSACTIONS

         We are or have been a party to employment and consulting arrangements with related parties, as more particularly described above under the headings "Employment Contracts and Termination of Employment and Change-in-Control Arrangements" and "Compensation of Directors."

         In June 2000, we issued 5,000 shares of common stock to Carmine T. Oliva, 10,000 shares of common stock to Samuel J. Oliva and 10,000 shares of common stock to Samuel G. Oliva in connection with their exercise of warrants with an exercise price of $0.25 per share.

         In August 2000, Carmine T. Oliva and his spouse, Georgeann, provided a limited personal guarantee and a waiver of spouse equity rights in order to assist us in obtaining our credit facility with Wells Fargo Business Credit, Inc. Our board of directors believed it was advantageous for us to obtain a new credit line from a bank-related lending institution rather than from an independent asset lender such as our previous lender, Congress Financial Corporation. However, Wells Fargo Business Credit, Inc. was unwilling to provide us with the credit line unless Mr. Oliva provided the guarantee and Mrs. Oliva provided the waiver. In recognition of Mr. and Mrs. Oliva's agreement to risk their personal net worth to provide the guarantee and waiver despite significant risk based upon our prior history of losses, the executive compensation and management development committee of the board of directors awarded Mr. Oliva a special bonus of $30,000 which was paid over a three-month period. Wells Fargo Business Credit, Inc. has agreed to release the guarantee at the end of 2000 if we reach specific profitability goals. If, however, we do not reach those goals, the executive compensation and management development committee has authorized payment to Mr. Oliva of up to an additional $30,000 to be paid in twelve equal payments, twice per month, for so long as the guarantee remains in place or until March 31, 2001, whichever comes first.

                     PRINCIPAL AND SELLING SECURITY HOLDERS

         As of November 20, 2000, a total of 20,569,759 shares of our common stock were outstanding. The following table sets forth information as of November 20, 2000 regarding the beneficial ownership of our common stock both before and immediately after the offering by:

         --       each person known by us to own beneficially more than five percent, in the aggregate, of the outstanding shares of our common stock as of the date of the table;
         --       each selling security holder;
         --       each of our directors;
         --       each named executive officer in the Summary Compensation Table contained elsewhere in this prospectus; and
         --       all of our directors and executive officers as a group.

         Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and generally includes voting or investment power with respect to securities. Except as indicated in the footnotes to the table, we believe each selling security holder possesses sole voting and investment power with respect to all of the shares of common stock owned by such selling security holder, subject to community property laws where applicable. In computing the number of shares beneficially owned by a selling security holder and the percentage ownership of that selling security holder, shares of common stock subject to options or warrants held by that person that are currently exercisable or are exercisable within 60 days after the date of the table are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person or group.

         The shares of common stock being offered pursuant to this prospectus may be offered for sale from time to time during the period the registration statement of which this prospectus is a part remains effective, by or for the accounts of the selling security holders described in the table below. All of the shares being offered pursuant to this prospectus were issued or are issuable upon exercise of common stock purchase warrants that were acquired by the selling security holders from us in the following private placement transactions:

         -- Warrants to purchase up to 152,381 shares of common stock at an exercise price of $0.66 per share, which warrants were issued in December 1998 to one entity in exchange for an option to purchase from the entity an ownership interest in Digital Transmission Systems, Inc.;

         -- Warrants to purchase an aggregate of 722,500 shares of common stock, which warrants have an exercise price of $0.25 and were issued to three investors in connection with our July 1998 private placement of Series A Preferred Stock;

         -- 222,500 shares of common stock that we issued to three individuals and two entities upon exercise of warrants with exercise prices of $0.25, which warrants were issued in connection with our July 1998 private placement of Series A Preferred Stock;

         -- Warrants to purchase an aggregate of 250,000 shares of common stock at an exercise price of $1.25 per share, which warrants were issued to our placement agent in connection with our July 1998 private placement of Series A Preferred Stock; and

         -- Warrants to purchase an aggregate of 633,125 shares of common stock at exercise prices ranging from $0.63 to $2.50, which warrants were issued by us to one entity and nine individuals in private placement transactions for services rendered.

         We will not receive any of the proceeds from the sale of the shares of common stock offered by the selling security holders, but we will receive proceeds from the exercise for cash of warrants to purchase common stock to the extent that such common stock is included in the shares being offered pursuant to this prospectus.

                                                        SHARES BENEFICIALLY                       SHARES BENEFICIALLY
                                                    OWNED PRIOR TO THE OFFERING                OWNED AFTER THE OFFERING (1)
                                            TITLE   ---------------------------  SHARES BEING  ---------------------------
   NAME OF BENEFICIAL OWNER               OF CLASS  NUMBER          % OF CLASS     OFFERED     NUMBER           % OF CLASS
   ------------------------               --------  ------          ----------     -------     ------           ----------
Albanese Placedo                          Common       15,000 (2)         *       15,000 (2)        --            --
Amberbrook II                             Common       66,532 (3)         *        8,798 (3)      57,734          *
Bankers Trust, Trustee Jack Eckerd Corp.
   Pension Trust                          Common       44,355 (4)         *        5,865 (4)      38,490          *
James P. Butler (5)                       Common           --            --           --            --            --
Chase Manhattan Bank N.A. - Trustee                                                                               *
   IBM Retirement Plan                    Common       44,355 (6)         *        5,865 (6)      38,490          *
Chemical Bank Retirement Plan             Common       88,711 (7)         *       11,730 (7)      76,981          *
C.P. & Co. Venture Partners, L.P.         Common       22,180 (8)         *        2,933 (8)      19,247          *
Robert Crane                              Common        2,360 (9)         *          312 (9)       2,048          *
Crossroads Capital Limited Partnership    Common        9,902 (10)        *        9,902 (10)       --            --
The Equitable Life Assurance Society of
   the United States                      Common       71,767 (11)        *        9,490 (11)     62,277          *
George Farndell                           Common       37,500 (12)        *       37,500 (12)       --            --
Laurence P. Finnegan, Jr. (13)            Common       44,171             *         --            44,171          *
Randolph D. Foote                         Common       55,000 (14)        *         --            55,000          *
Fortune Fund Limited Seeker III           Common      810,695 (15)      3.89%    250,000 (16)    560,695        2.69%
                                          Series A
                                          Preferred        20          80.00%       --                20       80.00%
Raymond Jacobson                          Common       42,000 (17)        *       32,000 (17)     10,000          *
Steven Jacobus                            Common       50,000 (18)        *       50,000 (18)       --            --
Graham Jefferies                          Common      129,563 (19)        *         --           129,563          *
Frank LaHaye                              Common       26,135 (20)        *        3,457 (20)     22,678          *
Landmark Equity Partners II, L.P.         Common       44,355 (21)        *        5,865 (21)     38,490          *
Landmark Equity Partners V, L.P.          Common      133,066 (22)        *       17,595 (22)    115,471          *
Landmark Venture Partners L.P.            Common       88,711 (23)        *       11,730 (23)     76,981          *
Herb Lanzet                               Common       50,000 (24)        *       50,000 (24)       --            --
Gene Miller                               Common       26,135 (25)        *        3,457 (25)     22,678          *
Montgomery Securities                     Common       62,006 (26)        *        8,199 (26)     53,807          *
Charles Mugrdechian, Jr.                  Common       20,000 (27)        *       20,000 (27)       --            --
NY State Common Retirement Fund           Common       88,711 (28)        *       11,730 (28)     76,981          *
Northern Trust Company as trustee for
   United System Master Trust             Common      133,068 (29)        *       17,596 (29)    115,472          *
Carmine T. Oliva                          Common    1,585,806 (30)      7.53%    355,185 (31)  1,230,621        5.84%
                                          Series A
                                          Preferred         1           4.00%       --                 1        4.00%
Jason Oliva                               Common      133,515 (32)        *      133,500 (32)         15          *
Ronald Oliva                              Common       37,500 (33)        *       37,500 (33)       --            --
Samuel G. Oliva                           Common      151,002 (34)        *       46,000 (35)    105,002          *
                                          Series A
                                          Preferred         2           8.00%       --                 2        8.00%
Samuel J. Oliva                           Common      105,928 (36)        *       83,500 (37)     22,428          *
                                          Series A
                                          Preferred         2           8.00%       --                 2        8.00%
Orbit II Partners, L.P.                   Common    2,838,810 (38)     13.77%    215,625 (38)  2,623,185       12.73%
Pacific Continental Securities
   Corporation                            Common      230,000 (39)      1.11%    230,000 (39)       --            --
Portland General Holdings, Inc.           Common       88,711 (40)        *       11,730 (40)     76,981          *
Rana General Holding, Ltd.                Common      127,500 (41)        *      127,500 (41)       --            --
Resonance, Ltd.                           Common      365,000 (42)      1.74%    365,000 (42)       --            --
Robert B. Runyon                          Common      238,155 (43)      1.15%       --           238,155        1.15%
William Setteducato                       Common      125,000 (44)        *      125,000 (44)       --            --
Donald Skipwith                           Common        1,982 (45)        *          262 (45)      1,720          *
Xerox Corporation                         Common       44,355 (46)        *        5,865 (46)     38,490          *
All executive officers and directors      Common    2,052,695 (47)      9.64%     10,000 (48)  2,042,695        9.59%
   as a group (6 persons)                 Series A
                                          Preferred         1           4.00%       --                 1        4.00%

------------------------
*     Less than 1.00%

     (1)  Assumes all shares being offered are sold.
     (2)  Represents shares of common stock underlying warrants.
     (3)  Includes 8,798 shares of common stock underlying warrants.
     (4)  Includes 5,865 shares of common stock underlying warrants.
     (5) Mr. Butler is our former Chief Financial Officer and is named as an executive officer in the Summary Compensation Table.
     (6)  Includes 5,865 shares of common stock underlying warrants.
     (7)  Includes 11,730 shares of common stock underlying warrants.
     (8)  Includes 2,933 shares of common stock underlying warrants.
     (9)  Includes 312 shares of common stock underlying warrants.
     (10) Represents shares of common stock underlying warrants.
     (11) Includes 9,490 shares of common stock underlying warrants. Beneficial owner is affiliated with the following NASD members: Sanford C. Bernstein & Co., LLC, Alliance Fund Distributors, Inc., Equitable Distributors, Inc. and AXA Advisors, LLC.
     (12) Represents shares of common stock underlying warrants. Mr. Farndell is a brother-in-law of Carmine T. Oliva.
     (13) Mr. Finnegan is a director of our company.
     (14) Includes 50,000 shares of common stock underlying options. Mr. Foote is the Senior Vice President and Chief Financial Officer of our company.
     (15) Includes 250,000 shares of common stock underlying warrants, which shares are carried forward from Registration Statement No. 333-64695. Also includes 560,695 shares of common stock issuable upon conversion of Series A Preferred Stock.
     (16) Includes 250,000 shares of common stock underlying warrants, which shares are carried forward from Registration Statement No. 333-64695.
     (17) Includes 32,000 shares of common stock underlying warrants.
     (18) Includes 50,000 shares of common stock underlying warrants.
     (19) Includes 126,287 shares of common stock underlying options. Mr. Jefferies is the Executive Vice President and Chief Operating Officer of our Telecommunications Group.

     (20) Includes 3,457 shares of common stock underlying warrants.
     (21) Includes 5,865 shares of common stock underlying warrants.
     (22) Includes 17,595 shares of common stock underlying warrants.
     (23) Includes 11,730 shares of common stock underlying warrants.
     (24) Includes 50,000 shares of common stock underlying warrants.
     (25) Includes 3,457 shares of common stock underlying warrants.
     (26) Includes 8,199 shares of common stock underlying warrants.
     (27) Includes 20,000 shares of common stock underlyling warrants, which shares are carried forward from Registration Statement No. 333-64695.
     (28) Includes 11,730 shares of common stock underlying warrants.
     (29) Includes 17,596 shares of common stock underlying warrants.
     (30) Includes 10,000 shares of common stock issued upon exercise of warrants, which shares are carried forward from Registration Statement No. 333-64695. Also includes 81,889 shares of common stock held individually by Mr. Oliva's spouse, 130,633 shares of common stock underlying options, 345,185 shares of common stock underlying warrants and 11,214 shares of common stock issuable upon conversion of Series A Preferred Stock. Mr. Oliva is a director and the Chairman of the Board, President and Chief Executive Officer of our company. The address for Mr. Oliva is 9485 Haven Avenue, Suite 100, Rancho Cucamonga, California 91730.
     (31) Includes 10,000 shares of common stock issued upon exercise of warrants, which shares are carried forward from Registration Statement No. 333-64695.
     (32) Includes 133,500 shares of common stock underlying warrants. Jason Oliva is the son of Carmine T. Oliva.
     (33) Represents 37,500 shares of common stock underlying warrants. Ronald Oliva is the brother of Carmine T. Oliva.
     (34) Includes 10,000 shares of common stock issued upon exercise of warrants, which shares are carried forward from Registration Statement No. 333-64695. Also includes 72,287 shares of common stock underlying warrants, 36,287 shares of common stock underlying options, and 22,428 shares of common stock issuable upon conversion of Series A Preferred Stock. Samuel G. Oliva is the son of Carmine T. Oliva.
     (35) Includes 10,000 shares of common stock issued upon exercise of warrants, which shares are carried forward from Registration Statement No. 333-64695. Also includes 36,000 shares of common stock underlying warrants.
     (36) Includes 10,000 shares of common stock issued upon exercise of warrants, which shares are carried forward from Registration Statement No. 333-64695. Also includes 73,500 shares of common stock underlying warrants and 22,428 shares of common stock issuable upon conversion of Series A Preferred Stock. Samuel J. Oliva is the brother of Carmine T. Oliva.
     (37) Includes 10,000 shares of common stock issued upon exercise of warrants, which shares are carried forward from Registration Statement No. 333-64695. Also includes 73,500 shares of common stock underlying warrants.
     (38) Includes 172,500 shares of common stock issued upon exercise of warrants, which shares are carried forward from Registration Statement No. 333-64695. Also includes 43,125 shares of common stock underlying warrants. Alan S. MacKenzie, Jr., David N. Marino and Joel S. Kraut are: the managing partners of Orbit II Partners, L.P., a broker-dealer and member of the American Stock Exchange; the managing members of MKM Partners, LLC, an NASD-registered broker-dealer and member of the Pacific Stock Exchange; and general partners of OTAF Business Partners, a general partnership that owns over 10% of the outstanding membership interests in Blackwood Securities, LLC, an NASD member. The address for Orbit II Partners, L.P. is 2 Rector Street, 16th Floor, New York, New York 10006.
     (39) Represents 230,000 shares of common stock underlying warrants, which shares are carried forward from Registration Statement No. 333-64695.
     (40) Includes 11,730 shares of common stock underlying warrants.
     (41) Includes 20,000 shares of common stock issued upon exercise of warrants, which shares are carried forward from Registration Statement No. 333-64695. Also includes 107,500 shares of common stock underlying warrants, which shares are carried forward from Registration Statement No. 333-64695.
     (42) Represents 365,000 shares of common stock underlying warrants, which shares are carried forward from Registration Statement No. 333-64695.
     (43) Includes 58,060 shares of common stock underlying options. Mr. Runyon is a director and the Secretary of our company.
     (44) Represents 125,000 shares of common stock underlying warrants.
     (45) Includes 262 shares of common stock underlying warrants.
     (46) Includes 5,865 shares of common stock underlying warrants.
     (47) Includes 10,000 shares of common stock issued upon exercise of warrants, which shares are carried forward from Registration Statement No. 333-64695. Also includes 345,185 shares of common stock underlying warrants, 364,980 shares of common stock underlying options, 81,889 shares of common stock held individually by Mr. Oliva's wife and 11,214 shares of common stock issuable upon conversion of Series A Preferred Stock.
     (48) Includes 10,000 shares of common stock underlying warrants, which shares are carried forward from Registration Statement No. 333-64695.

                              PLAN OF DISTRIBUTION

         The selling security holders and any of their donees, pledgees, assignees and other successors-in-interest may, from time to time, sell any or all of their shares of our common stock being offered pursuant to this prospectus on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales, which may include block transactions, may be at fixed or negotiated prices. The selling security holders may use any one or more of the following methods when selling shares:

         -- ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

         -- block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         -- purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

         -- an exchange distribution in accordance with the rules of the applicable exchange;

         --       privately negotiated transactions;

         --       short sales or transactions to cover short sales;

         -- broker-dealers may agree with the selling security holders to sell a specified number of shares at a stipulated price per share;

         --       a combination of any of these methods of sale; or

         --       any other method permitted by applicable law

       The sale price to the public may be:

         --       the market price prevailing at the time of sale;

         --       a price related to such prevailing market price;

         --       at negotiated prices; or

         -- such other price as the selling security holder determines from time to time.

         The shares may also be sold pursuant to Rule 144 under the Securities Act, if available, rather than under this prospectus. The selling security holders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

         The selling security holders may also engage in short sales against the box, puts and calls and other transactions in securities of our company or derivatives of our company securities and may sell or deliver shares in connection with these trades. The selling security holders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling security holder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

         Broker-dealers engaged by the selling security holders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling security holders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling security holders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

         The selling security holders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with these sales. In such event, any commissions received by these broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

         The selling security holders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. To our company's knowledge, no selling security holder has entered into any agreement with a prospective underwriter, and there is no assurance that any such agreement will be entered into. If a selling security holder enters into such an agreement or agreements, the relevant details will be set forth in a supplement or revisions to this prospectus.

         The selling security holders and any other persons participating in the sale or distribution of the shares offered pursuant to this prospectus will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations under such act, including, without limitation, Regulation
M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling security holders or any other such person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.

         This prospectus does not cover the sale or other transfer of the warrants held by the selling security holders or the issuance of shares of common stock to holders of warrants upon exercise. If a selling security holder transfers its warrants prior to exercise, the transferee of the warrants may not sell the shares of common stock issuable upon exercise of the warrants under the terms of this prospectus unless this prospectus is appropriately amended or supplemented by us.

         For the period a holder holds our warrants, the holder has the opportunity to profit from a rise in the market price of our common stock without assuming the risk of ownership of the shares of common stock issuable upon exercise of the warrants. The holders of the warrants may be expected to voluntarily exercise their warrants when the exercise price is less than the market price for our common stock. Further, the terms on which we could obtain additional capital during the period in which the warrants remain outstanding may be adversely affected.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

         Our certificate of incorporation, as amended, authorizes the issuance of up to 25,000,000 shares of common stock, $.0033 par value per share, and 10,000,000 shares of preferred stock, $.01 par value per share, 250 of which has been designated Series A Preferred Stock, and 150,000 of which have been designated Series B Preferred Stock. As of November 20, 2000, there were 20,569,759 shares of common stock issued and outstanding, 25 shares of Series A Preferred Stock issued and outstanding, and 150,000 shares of Series B Preferred Stock issued and outstanding.

COMMON STOCK

         All outstanding shares of common stock are, and the common stock to be issued upon exercise of warrants and resold by the selling security holders in this offering will be, fully paid and nonassessable. The following summarizes the rights of holders of our common stock:

         -- each holder of common stock is entitled to one vote per share on all matters to be voted upon generally by the stockholders;
         -- subject to preferences that may apply to shares of preferred stock outstanding, the holders of common stock are entitled to receive such lawful dividends as may be declared by our board of directors, see "Dividend Policy";
         -- upon our liquidation, dissolution or winding up, the holders of shares of common stock are entitled to receive a pro rata portion of all our assets remaining for distribution after satisfaction of all our liabilities and the payment of any liquidation preference of any outstanding preferred stock;
         -- there are no redemption or sinking fund provisions applicable to our common stock; and
         -- there are no preemptive or conversion rights applicable to our common stock.

PREFERRED STOCK

         Our board of directors is authorized to issue from time to time, without stockholder authorization, in one or more designated series, any or all of our authorized but unissued shares of preferred stock with any dividend, redemption, conversion and exchange provision as may be provided in that particular series.

         The rights of the holders of our common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. Issuance of a new series of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of entrenching our board of directors and making it more difficult for a third-party to acquire, or discourage a third-party from acquiring, a majority of our outstanding voting stock. We have no present plans to issue any shares of or to designate any series of preferred stock.

         The following are summaries of the terms of the Series A Preferred Stock and the Series B Preferred Stock, and are qualified in their entirety by reference to our certificate of incorporation, as amended, which is filed as an exhibit to the registration statement of which this prospectus is a part.

SERIES A PREFERRED STOCK

     DIVIDEND RIGHTS

         The holders of our Series A Preferred Stock are not entitled to receive dividends.

     LIQUIDATION PREFERENCE

         Holders of our Series A Preferred Stock will receive, prior and in preference to any distribution of any of our assets to the holders of our Series B Preferred Stock and the holders of our common stock by reason of their share ownership, $10,000 per share.

     MANDATORY AND OPTIONAL REDEMPTION

         On May 22, 2003, we must redeem all shares of Series A Preferred Stock then outstanding by payment in cash of the redemption price of $11,500 per share (which price equals 115% of the liquidation preference for the Series A Preferred Stock). Prior to that date, we may redeem outstanding and unconverted shares of Series A Preferred Stock at the redemption price by giving 20 days' prior written notice to the holders of shares of Series A Preferred Stock to be redeemed. If less than all of the shares of Series A Preferred Stock are to be optionally redeemed, the particular shares to be redeemed shall be selected by lot or by such other equitable manner determined by our board of directors. We may not, however, redeem shares of Series A Preferred Stock if there is an insufficient number of authorized and reserved shares of common stock for this purpose, or to the extent we receive a conversion notice for the shares of Series A Preferred Stock prior to the redemption date. If we fail to pay the redemption price after calling any shares of Series A Preferred Stock for optional redemption, we will have no further option to redeem shares of Series A Preferred Stock.

     CONVERSION RIGHTS

         Subject to adjustments for stock dividends, stock splits, share combinations, recapitalizations and the like, each share of Series A Preferred Stock may be converted into shares of our common stock at a conversion price equal to $10,000 divided by the lesser of $1.26 and 100% of the arithmetic average of the three lowest closing bid prices over the 40 trading days immediately prior to the date of conversion. At any time or from time to time after the 90th day following the issuance of shares of Series A Preferred Stock, a holder may elect to convert those shares by giving notice to us of the holder's election to do so prior to the close of business on the business day immediately prior to the date of conversion of the shares. However, no more than 20% of the aggregate number of shares of Series A Preferred Stock owned by any single holder may be converted in any 30-day period.

     VOTING RIGHTS

         The certificate of designation relating to the Series A Preferred Stock requires the affirmative vote of at least a majority of the Series A Preferred Stock then outstanding before we can take certain actions which would adversely affect the rights of these stockholders. To the extent that Delaware law requires the vote of the holders of shares of Series A Preferred Stock, voting separately as a class, approval of at least a majority of the outstanding shares of Series A Preferred Stock will constitute approval. To the extent that Delaware law requires a vote of the holders of Series A Preferred Stock, voting together with the holders of common stock, each share of Series A Preferred Stock will be entitled to a number of votes equal to the number of shares of common stock into which it is then convertible, using the record date for the taking of the vote as the date of determination.

     REACQUIRED SHARES

         Any shares of Series A Preferred Stock converted, redeemed, purchased or otherwise acquired by us shall be retired and cancelled and shall become authorized but unissued shares of Series A Preferred Stock that may be reissued by us subject to the conditions and restrictions contained in the certificate of designation relating to the Series A Preferred Stock.

SERIES B PREFERRED STOCK

     DIVIDEND RIGHTS

         The holders of our Series B Preferred Stock are not entitled to receive dividends.

     LIQUIDATION PREFERENCE

         Our certificate of designation relating to our Series B Preferred Stock provides that the holders of our Series B Preferred Stock will receive, subject to prior preference and distribution to holders of Series A Preferred Stock, but prior and in preference to any distribution of any of our assets to the holders of our common stock by reason of their share ownership, $6.40 per share.

     OPTIONAL REDEMPTION

         We may redeem outstanding and unconverted shares of Series B Preferred Stock for cash at a price per share equal to $7.36 (which price equals 115% of the liquidation preference for the Series B Preferred Stock), by giving 20 days' prior written notice to the holders of Series B Preferred Stock to be redeemed. If less than all of the shares of Series B Preferred Stock are to be optionally redeemed, the particular shares to be redeemed shall be selected by lot or by such other equitable manner determined by our board of directors. We may not, however, redeem shares of Series B Preferred Stock if there is an insufficient number of authorized and reserved shares of common stock for this purpose, to the extent the Series B Preferred Stock is subject to a lock-up, or to the extent we receive a conversion notice for the shares of Series B Preferred Stock prior to the redemption date. If we fail to pay the redemption price after calling any shares of Series B Preferred Stock for optional redemption, we will have no further option to redeem shares of Series B Preferred Stock.

     CONVERSION RIGHTS

         Subject to adjustments for stock dividends, stock splits, share combinations, recapitalizations and the like, each share of Series B Preferred Stock may be converted into 10 shares of our common stock at the option of the holder by giving notice to us of the holder's election to do so prior to the close of business on the business day immediately prior to the redemption date, if any, of the shares, and on or after the following dates:

         -- On or after March 20, 2001 - a holder may convert up to 1/3 of its shares of Series B Preferred Stock, subject, however, to the limitation that all holders of Series B Preferred Stock may not convert more than 50,000 shares of Series B Preferred Stock in the aggregate at this time.
         -- On or after September 20, 2001 - a holder may convert up to 2/3 of its shares of Series B Preferred Stock, subject, however, to the limitation that all holders of Series B Preferred Stock may not convert more than 100,000 shares of Series B Preferred Stock in the aggregate at this time.

        -- On or after March 20, 2002 - a holder may convert all of its shares of Series B Preferred Stock.

     VOTING RIGHTS

         The certificate of designation relating to the Series B Preferred Stock requires the affirmative vote of at least a majority of the Series B Preferred Stock then outstanding before we can take certain actions which would adversely affect the rights of these stockholders. To the extent that Delaware law requires the vote of the holders of shares of Series B Preferred Stock, voting separately as a class, approval of at least a majority of the outstanding shares of Series B Preferred Stock will constitute approval. To the extent that Delaware law requires a vote of the holders of Series B Preferred Stock, voting together with the holders of common stock, each share of Series B Preferred Stock will be entitled to a number of votes equal to the number of shares of common stock into which it is then convertible, using the record date for the taking of the vote as the date of determination.

         If the authorized number of shares of our common stock is not sufficient as of March 20, 2001 to permit the conversion of the Series B Preferred Stock, then each share of Series B Preferred Stock then outstanding shall be entitled to the number of votes that would provide the aggregate number of shares of Series B Preferred Stock then outstanding with voting rights equal to 10% of the then outstanding shares of our common stock for any matter upon which our stockholders are entitled to vote.

     REACQUIRED SHARES

         Any shares of Series B Preferred Stock converted, redeemed, purchased or otherwise acquired by us shall be retired and cancelled and shall become authorized but unissued shares of Series B Preferred Stock that may be reissued by us subject to the conditions and restrictions contained in the certificate of designation relating to the Series B Preferred Stock.

SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

         We are subject to Section 203 of the Delaware General Corporation Law, which restricts certain transactions and business combinations between a corporation and an "interested stockholder" owning 15% or more of the corporation's outstanding voting stock for a period of three years from the date the stockholder becomes an interested stockholder. Subject to certain exceptions, unless the transaction is approved by our board of directors and the holders of at least 66% of the outstanding voting stock of the corporation (excluding shares held by the interested stockholder), Section 203 prohibits significant business transactions such as a merger with, disposition of assets to, or receipt of disproportionate financial benefits by the interested stockholder, or any other transaction that would increase the interested stockholder's proportionate ownership of any class or series of the corporation's stock. The statutory ban does not apply if, upon consummation of the transaction in which any person becomes an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock of the corporation (excluding shares held by persons who are both directors and officers or by certain stock plans).

TRANSFER AGENT AND REGISTRAR

         The transfer agent and registrar for our common stock is Computershare Investor Services. Its telephone number is (303) 986-5400.

                                  LEGAL MATTERS

         The validity of the shares of common stock offered under this prospectus will be passed upon by Rutan & Tucker, LLP, Costa Mesa, California.

                                     EXPERTS

           The consolidated financial statements and schedule included in this prospectus and in the registration statement of which this prospectus is a part have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their report (which contains an explanatory paragraph regarding our ability to continue as a going concern), appearing elsewhere in this prospectus and in the registration statement of which this prospectus is a part, and are incorporated in this prospectus in reliance upon such report given upon the authority of BDO Seidman, LLP as experts in auditing and accounting.

                             ADDITIONAL INFORMATION

         We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act, and the rules and regulations promulgated under the Securities Act, with respect to the common stock offered under this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. While material elements of the contracts and documents referenced in this prospectus are contained in this prospectus, statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the full text of such contract or other document which is filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference. For further information with respect to us and the common stock offered under this prospectus, reference is made to the registration statement and its exhibits and schedules. The registration statement, including its exhibits and schedules, may be inspected without charge at the public reference facilities maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Securities and Exchange Commission's regional offices located at 7 World Trade Center, 13th Floor, New York, New York 10048 and at Citicorp Center, 50 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such documents may be obtained from the Securities and Exchange Commission at its principal office in Washington, D.C. upon the payment of the charges prescribed by the Securities and Exchange Commission.

         The Securities and Exchange Commission maintains a web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Securities and Exchange Commission. The Securities and Exchange Commission's address on the world wide web is http://www.sec.gov.

                  MICROTEL INTERNATIONAL, INC. AND SUBSIDIARIES
         INDEX TO FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULE

                                                                                                               Page
                                                                                                               ----
FINANCIAL STATEMENTS AS OF AND FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

Report of Independent Certified Public Accountants..........................................................    F-2

Consolidated Balance Sheets as of December 31, 1999 and 1998................................................    F-3

Consolidated Statements of Operations and Comprehensive Income for the years ended
    December 31, 1999, 1998 and 1997 .......................................................................    F-4

Consolidated Statements of Stockholders' Equity for the years ended December 31, 1999,
    1998 and 1997 ..........................................................................................    F-5

Consolidated Statements of Cash Flows for the years ended December 31, 1999, 1998 and 1997 ..................   F-6

Notes to Consolidated Financial Statements..................................................................    F-8

FINANCIAL STATEMENT SCHEDULE

Consolidated Schedule II Valuation and Qualifying Accounts for the years ended
    December 31, 1999, 1998 and 1997........................................................................   F-36

FINANCIAL STATEMENTS AS OF AND FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2000 AND 1999

Consolidated Condensed Balance Sheets as of September 30, 2000 (unaudited) and
   December 31, 1999........................................................................................   F-37

Consolidated Condensed Statements of Operations and Comprehensive Income for the three and
   nine months ended September 30, 2000 and l999 (unaudited)................................................   F-38

Consolidated Condensed Statements of Cash Flows for the nine months ended
   September 30, 2000 and l999 (unaudited)..................................................................   F-39

Notes to Consolidated Condensed Financial Statements (unaudited)............................................   F-40

FINANCIAL STATEMENTS OF T-COM, LLC AS OF AND FOR THE YEAR ENDED DECEMBER 31, 1999 AND RELATED UNAUDITED PRO
   FORMA INFORMATION

Report of Independent Certified Public Accountants..........................................................   F-49

Balance Sheets as of December 31, 1999 and June 30, 2000 (unaudited)........................................   F-50

Statements of Operations for the year ended December 31, 1999 and the six months
   ended June 30, 2000 (unaudited) and 1999 (unaudited).....................................................   F-51

Statements of Members' Deficit for the years ended December 31, 1999 and June 30, 2000 (unaudited)..........   F-52

Statements of Cash Flows for the year ended December 31, 1999 and the six months
   ended June 30, 2000 (unaudited) and 1999 (unaudited).....................................................   F-53

Notes to Financial Statements...............................................................................   F-54

Unaudited Pro Forma Condensed Combined Financial Information................................................   F-65


               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors MicroTel International, Inc.

         We have audited the accompanying consolidated balance sheets of MicroTel International, Inc. as of December 31, 1999 and 1998, and the related consolidated statements of operations and comprehensive income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999. We have also audited the information for each of the years in the three-year period ended December 31, 1999 in the financial statement schedule listed in the accompanying index. These financial statements and the financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and the financial statement schedule based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial statement schedule are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements and financial statement schedule. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements and financial statement schedule. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of MicroTel International, Inc. at December 31, 1999 and 1998, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1999 in conformity with generally accepted accounting principles.

         Also, in our opinion, the financial statement schedule referred to above presents fairly, in all material respects, the information set forth therein.

         The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 16 to the consolidated financial statements, the Company has suffered recurring losses from operations and is in default of a certain covenant of its domestic credit facility agreement, the effects of which raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 16. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.



                                        /S/ BDO Seidman, LLP

Orange County, California
March 3, 2000, except as to
     the penultimate paragraph of
     Note 9 which is as of
     November 17, 2000

                  MICROTEL INTERNATIONAL, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1999 AND 1998
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                                        1999                 1998
                                                                                        ----                 ----
ASSETS (NOTES 7 AND 8)
Current assets:
     Cash and cash equivalents                                                         $   480              $  450
     Accounts receivable, net of allowance for doubtful accounts of
          $180 and $250                                                                  6,168               6,504
     Current portion of notes receivable (Notes 3 and 6)                                    --                 291
     Inventories (Note 4)                                                                4,047               5,982
     Prepaid and other current assets                                                      427                 770
     Net assets of discontinued operations (Note 17)                                       112                  --
                                                                              ------------------- -------------------
Total current assets                                                                    11,234              13,997
Property, plant and equipment, net (Note                                                   765                 885
Goodwill, net of accumulated amortization of $433 and $239
 (Notes 2 and 3)                                                                         1,507               1,701
Notes receivable, less current portion (Note 3)                                             --                 533
Investment in affiliates (Notes 3 and 6)                                                 1,240                 150
Other assets                                                                               722               1,367
                                                                              ------------------- -------------------
                                                                                    $   15,468          $   18,633
                                                                              =================== ===================
LIABILITIES, REDEEMABLE PREFERRED STOCK AND
STOCKHOLDERS' EQUITY
Current liabilities:
     Notes payable (Note 7)                                                          $    1,781         $    2,253
     Current portion of long-term debt (Note 8)                                           1,056                529
     Accounts payable                                                                     4,453              3,515
     Accrued expenses                                                                     2,864              3,227
     Net liabilities of discontinued operations (Note 17)                                    --                366
                                                                              ------------------- -------------------
Total current liabilities                                                                10,154              9,890
Long-term debt, less current portion (Note 8)                                               143                783
Other liabilities                                                                           782                962
                                                                              ------------------- -------------------
Total liabilities                                                                        11,079             11,635
Convertible redeemable preferred stock, $10,000 unit value.
    Authorized 250 shares; issued and outstanding 59.5 shares in
    1999 and 161 shares in 1998 (aggregate liquidation preference of $595                   588              1,516
    and $1,610, respectively) (Note 9)
Commitment and contingencies (Notes 10, 14 and 16)
Subsequent event (Notes 3 and 17)
Stockholders' equity (Notes 2, 3, 9, 10 and 14):
     Preferred stock, $0.01 par value. Authorized 10,000,000 shares;
          no shares issued and outstanding                                                   --                 --
    Common stock, $.0033 par value. Authorized 25,000,000 shares;
          issued and outstanding 18,152,000 and 12,622,000 shares                            60                 42
     Additional paid-in capital                                                          23,726             20,463
     Accumulated deficit                                                                (19,759)           (15,122)
     Accumulated other comprehensive income (loss)                                         (226)                99
                                                                              ------------------- -------------------
Total stockholders' equity                                                                3,801              5,482
                                                                              ------------------- -------------------
                                                                                     $   15,468         $   18,633
                                                                              =================== ===================


         See accompanying notes to consolidated financial statements.

                  MICROTEL INTERNATIONAL, INC. AND SUBSIDIARIES
          CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                        1999              1998             1997
                                                                        ----              ----             ----
Net sales (Note 15)                                                  $  25,913        $  30,100        $  27,251
Cost of sales                                                           17,066           17,353           18,069
                                                                ----------------- ---------------- ------------------
Gross profit                                                             8,847           12,747            9,182
Operating expenses:
     Selling, general and administrative                                10,132           10,202            8,608
     Engineering and product development                                 1,841            2,202            1,797
     Write-down of goodwill (Note 11)                                       --               --            5,693
                                                                ----------------- ---------------- ------------------
Income (loss) from operations                                           (3,126)             343           (6,916)
Other income (expense):
     Interest expense                                                     (297)            (507)            (550)
     Gain (loss) on sale of subsidiary/investment,
          net (Notes 3 and 6)                                              (90)              --               --
     Other, net (Note 3)                                                   194             (136)             (77)
                                                                ----------------- ---------------- ------------------
Loss from continuing operations before income taxes                     (3,319)            (300)          (7,543)
Income taxes (Note 12)                                                     128              101               97
                                                                ----------------- ---------------- ------------------
Loss from continuing operations                                         (3,447)            (401)          (7,640)
                                                                ----------------- ---------------- ------------------
Discontinued operations (Note 17):
     Loss from discontinued operations                                  (1,146)          (1,364)          (2,053)
     Gain (loss) on disposal of discontinued operations,
         including provision for phase out period of $0                     (3)             580               --
                                                                ----------------- ---------------- ------------------
                                                                        (1,149)            (784)          (2,053)
                                                                ----------------- ---------------- ------------------
Net loss                                                             $  (4,596)        $ (1,185)       $  (9,693)
                                                                ----------------- ---------------- ------------------

Other comprehensive income (loss):
     Foreign currency translation adjustment                              (325)             206             (260)
                                                                ----------------- ---------------- ------------------
Total comprehensive income (loss)                                    $  (4,921)        $   (979)       $  (9,953)
                                                                ================= ================ ==================

Basic and diluted loss per share from
     continuing operations                                           $    (.21)        $   (.03)       $    (.76)
Basic and diluted loss per share from
     discontinued operations                                              (.07)            (.07)            (.20)
                                                                ----------------- ---------------- ------------------
Basic and diluted loss per share (Note 13)                           $    (.28)        $   (.10)       $    (.96)
                                                                ================= ================ ==================


        See accompanying notes to consolidated financial statements.

                  MICROTEL INTERNATIONAL, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997
                                 (IN THOUSANDS)

                                                                                                       Accumulated
                                                      Common Stock           Additional                   Other
                                                   -------------------        Paid-in    Accumulated  Comprehensive
                                                   Shares       Amount        Capital      Deficit    Income (Loss)     Total
                                                   ------       ------        -------      -------    -------------     -----
Balance at December 31, 1996                        6,064        $  20         $ 8,998    $  (4,124)        153       $ 5,047
Stock issued in connection with reverse
  acquisition (Note 2)                              3,186           10           5,235           --          --         5,245
Stock issued in connection with private
  placement (Note 10)                               2,000            7           4,251           --          --         4,258
Stock issued in connection with acquisition
  (Note 3)                                            500            2           1,123           --          --         1,125
Stock issued for debt conversion (Note 10)             55           --              44           --          --            44
Stock issued upon exercise of stock options            30           --              97           --          --            97
Stock issued in connection with settlement
  of dispute (Note 10)                                 80           --             190           --          --           190
Stock issued as compensation and under
  stock purchase plan                                  11           --              22           --          --            22
Foreign currency translation adjustment                --           --              --           --        (260)         (260)
Accretion of preferred stock                           --           --              --          (60)         --           (60)
Net loss                                               --           --              --       (9,693)         --        (9,693)
                                                 ------------ ------------ ------------- ------------ ------------ -------------
Balance at December 31, 1997                       11,926           39          19,960      (13,877)       (107)        6,015
Stock issued upon conversion of preferred
  stock (Note 9)                                      770            3             364           --          --           367
Repurchase of stock issued in connection
  with settlement of dispute (Note 10)                (80)           --           (168)          --          --          (168)
Stock issued under stock purchase plan                  7           --               7           --          --             7
Warrants issued in connection with
  issuance of preferred stock (Note 9)                 --           --             163           --          --           163
Warrants issued for services                           --           --              85           --          --            85
Repricing of warrants issued in connection
  with issuance of preferred stock (Note 9)            --           --              52           --          --            52
Foreign currency translation adjustment                --           --              --           --         206           206
Accretion of preferred stock                           --           --              --          (60)         --           (60)
Net loss                                               --           --              --       (1,185)         --        (1,185)
                                                 ------------ ------------ ------------- ------------ ------------ -------------
Balance at December 31, 1998                       12,622           42          20,463      (15,122)         99         5,482
Stock issued upon conversion of preferred
  stock (Note 9)                                    2,659            9             960           --          --           969
Stock issued in connection with
  acquisition (Note 3)                              1,000            3             997           --          --         1,000
Stock issued as compensation                        1,716            6           1,077           --          --         1,083
Stock and warrants issued in connection
  with settlement of dispute (Note 14)                150           --              73           --          --            73
Stock issued under stock purchase plan                  5           --               2           --          --             2
Warrants issued for services                           --           --              63           --          --            63
Repricing of warrants issued in connection
  with issuance of preferred stock (Note 9)            --           --              91           --          --            91
Foreign currency translation adjustment                --           --              --           --        (325)         (325)
Accretion of preferred                                 --           --              --          (41)         --           (41)
stock
Net loss                                               --           --              --       (4,596)         --        (4,596)
                                                 ------------ ------------ ------------- ------------ ------------ -------------
Balance at December 31, 1999                       18,152        $  60        $ 23,726     $(19,759)     $ (226)      $ 3,801
                                                 ============ ============ ============= ============ ============ =============


       See accompanying notes to consolidated financial statements.

                  MICROTEL INTERNATIONAL, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997
                                 (IN THOUSANDS)

                                                                          1999           1998                 1997
                                                                          ----           ----                 ----
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss                                                              $ (4,596)       $  (1,185)         $  (9,693)
Net loss from discontinued operations                                   (1,149)            (784)            (2,053)
                                                                   --------------- --------------- -----------------
Net loss from continuing operations                                     (3,447)            (401)            (7,640)
   Adjustments to reconcile net loss to cash provided
   by (used in) operating activities:
       Depreciation and amortization                                       241              247                253
       Amortization of intangible assets                                   540              449                358
       Provision for doubtful accounts                                      29               79                234
       Provision for inventory obsolescence                              1,138              494              3,134
       Write-down of goodwill                                               --               --              5,693
       Provision for impairment of investment                              419               --                 --
       Equity in earnings of unconsolidated investments                   (653)             (24)                21
       Gain (loss) on the sale of subsidiary/investment                     90               --                 --
       Stock and warrants issued for services                            1,146               85                 22
       Repricing of warrants                                                91               52                 --
   Changes in operating assets and liabilities:
     Accounts receivable                                                   554           (1,452)            (1,017)
     Inventories                                                           797             (948)            (1,248)
     Prepaids and other assets                                             445             (106)               172
     Accounts payable                                                      938             (180)              (287)
     Accrued expenses and other liabilities                               (300)            (375)              (519)
                                                                   --------------- --------------- -----------------
Net cash provided by (used in) continuing operations                     2,028           (2,080)              (824)
Net cash used in discontinued operations                                (1,293)            (560)            (1,489)
                                                                   --------------- --------------- -----------------
Cash provided by (used in) operating activities                            735           (2,640)            (2,313)
                                                                   --------------- --------------- -----------------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Net purchases of property, plant and equipment                         (121)            (169)              (124)
   Cash received on sale of subsidiary/investment                          118               --                 --
   Cash acquired in acquisition/merger                                      --               --                273
   Cash collected on notes receivable                                        9              451                125
                                                                   --------------- --------------- -----------------
Cash provided by investing activities                                        6              282                274
                                                                   --------------- --------------- -----------------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Net borrowings (repayments) of notes payable                           (472)             212               (154)
   Proceeds from long-term debt                                             84            1,542                298
   Repayments of long-term debt                                             --           (2,307)            (1,283)
   Preferred stock dividends paid                                           --               --               (140)
   Proceeds from sale of preferred stock                                    --            2,000                 --
   Payment of preferred stock and debt issuance costs                       --             (423)                --
   Proceeds from sale of common stock                                        2                7              4,258
                                                                   --------------- --------------- -----------------
Cash provided by (used in) financing activities                           (386)           1,031              2,979
                                                                   --------------- --------------- -----------------

Effect of exchange rate changes on cash                                   (325)             206                 57
                                                                   --------------- --------------- -----------------
Net increase (decrease) in cash and cash equivalents                        30           (1,121)               997
Cash and cash equivalents at beginning of year                             450            1,571                574
                                                                   --------------- --------------- -----------------
Cash and cash equivalents at end of year                               $   480          $   450           $  1,571
                                                                   =============== =============== =================


       See accompanying notes to consolidated financial statements.

                  MICROTEL INTERNATIONAL, INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997
                                 (IN THOUSANDS)

                                                                  1999              1998                 1997
                                                                  ----              ----                 ----
SUPPLEMENTAL DISCLOSURES OF CASH
 FLOW INFORMATION:
  Cash paid during the year for:
     Interest                                              $          443     $         652      $           827
                                                           ============================================================
     Income taxes                                          $          124     $         138      $            58
                                                           ============================================================
SUPPLEMENTAL DISCLOSURES OF NON-CASH
  INVESTING AND FINANCING ACTIVITIES:
   Note receivable received upon sale of subsidiary        $           --     $         650      $            --
                                                           ============================================================
   Warrants issued in connection with issuance of
     preferred stock                                       $           --     $         163      $            --
                                                           ============================================================
   Common stock issued upon conversion of preferred
     stock                                                 $          969     $         367      $            --
                                                           ============================================================
   Accretion of preferred stock                            $           41     $          60      $            60
                                                           ============================================================
   Issuance of common stock and warrants in
     connection with settlement of dispute                 $           73     $          --      $           190
                                                           ============================================================
   Repurchase of common stock issued in connection
     with settlement of dispute in exchange for Payable    $           --     $         168      $            --
                                                           ============================================================
   Issuance of common stock in connection with
     acquisitions                                          $        1,000     $          --      $         6,370
                                                           ============================================================
   Issuance of common stock upon exercise of stock
     options                                               $           --     $          --      $            97
                                                           ============================================================
   Issuance of common stock upon conversion of debt
     to equity                                             $           --     $          --      $            44
                                                           ============================================================


        See accompanying notes to consolidated financial statements.

                  MICROTEL INTERNATIONAL, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(1)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION AND BUSINESS

         MicroTel International, Inc. (the "Company") operates through three wholly-owned subsidiaries: CXR Telcom Corporation, CXR, S.A. and XIT Corporation ("XIT"). CXR Telcom Corporation and CXR, S.A. (collectively "CXR") design, manufacture and market electronic telecommunication test equipment and data communications equipment. XIT designs, manufactures and markets information technology products, including displays and input components, subsystem assemblies, power supplies and various printed circuits. The Company conducts its operations out of various facilities in the U. S., France, England and Japan and organizes itself in two product line segments: Telecommunications and Components. In October 2000 the Company decided to discontinue its circuits segment operations (see Note 17). Accordingly, all current and prior financial information related to the circuits segment operations have been presented as discontinued operations in the accompanying consolidated financial statements.

BASIS OF PRESENTATION

         As discussed more fully in Note 2, the Company merged with XIT on March 26, 1997. The merger was accounted for as a purchase of the Company by XIT in a "reverse acquisition" because the existing stockholders of the Company prior to the merger did not have voting control of the combined entity after the merger. In a reverse acquisition, the accounting treatment differs from the legal form of the transaction, as the continuing legal parent company is not assumed to be the acquirer and the financial statements of the combined entity are those of the accounting acquirer (XIT), including any comparative prior year financial statements presented by the combined entity after the business combination. Consequently, the consolidated financial statements include the accounts of XIT and its wholly and majority-owned subsidiaries, and beginning March 26, 1997, include the Company and its other subsidiaries, CXR Telcom Corporation and CXR, S.A. (the "Former Company").

         In connection with the reverse acquisition, the Company assumed the number of authorized common shares of 25,000,000 and $.0033 par value per share of the Former Company. Furthermore, the former stockholders of XIT were issued approximately 6,199,000 shares of common stock, which resulted in a common share exchange ratio of 1.451478. Accordingly, all references to the number of shares and to the per share information in the accompanying consolidated financial statements have been adjusted to reflect these changes on a retroactive basis.

         The Company's minority investment in the common stock of Digital Transmission Systems, Inc. (Note 3) and its 50% investment in a real estate partnership (Note 6) are accounted for using the equity method.

         All significant intercompany balances and transactions have been eliminated in consolidation.

REVENUE RECOGNITION

         Revenues are recorded when products are shipped if shipped FOB shipping point or when received by the customer if shipped FOB destination.

                  MICROTEL INTERNATIONAL, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


         In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements (SAB
101). SAB 101 summarizes certain areas of the Staff's views in applying generally accepted accounting principles to revenue recognition in financial statements and is effective for all quarters of fiscal years beginning after December 15, 1999. The Company believes that its current revenue recognition policies comply with SAB 101.

AVAILABLE-FOR-SALE SECURITIES

         The Company accounts for investments in accordance with Statement of Financial Accounting Standards No. 115 (SFAS 115), "Accounting for Certain Investments in Debt and Equity Securities." This statement addresses the accounting and reporting for investments in equity securities which have readily determinable fair values and all investments in debt securities. The Company did not have any available-for-sale securities as of December 31, 1999 or 1998 but will account for its investment in Wi-Lan (Note 3) as available-for-sale. Under SFAS 115, marketable equity securities are classified as available for sale and reported at fair value, with changes in the unrealized holding gain or loss included in stockholders' equity.

CASH AND CASH EQUIVALENTS

         Cash and cash equivalents consist of all highly liquid investments with an original maturity of three months or less when purchased.

INVENTORIES

         Inventories are stated at the lower of cost (first-in, first-out) or market (net realizable value).

PROPERTY, PLANT AND EQUIPMENT

         Property, plant and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization are computed principally using the straight-line method over the useful lives of the assets (or lease term, if shorter) as follows:

              Buildings                                             50 years
              Machinery, equipment and fixtures                    3-7 years
              Leasehold improvements                                 5 years

         Maintenance and repairs are expensed as incurred while renewals and betterments are capitalized.

GOODWILL

         Goodwill represents the excess of purchase price over the fair value of net assets acquired through business combinations accounted for as purchases and is amortized on a straight-line basis over its estimated useful life. In evaluating goodwill, the Company determines whether there has been an impairment and the amount thereof, if any, by comparing the undiscounted future operating income of the acquired business with the carrying value of the goodwill. During 1997, the Company wrote-down the value of goodwill by approximately $5.7 million and reduced the estimated useful lives from 15 - 20 years to 10 years (see Note
11).

                  MICROTEL INTERNATIONAL, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SOFTWARE DEVELOPMENT COSTS

         Software development costs, including purchased technology, are capitalized beginning when technological feasibility has been established or when purchased from third parties and continues through the date of commercial release. Amortization commences upon commercial release of the product and is calculated using the greater of the straight-line method over three years or the ratio of the products' current revenues divided by the anticipated total product revenues. The carrying value of capitalized software development costs aggregates $66,000 and $412,000 (net of accumulated amortization of $763,000 and $417,000) at December 31, 1999 and 1998, respectively, and is included in other assets in the accompanying consolidated balance sheets. Amortization relating to the capitalized software of $346,000, $169,000 and $248,000 was charged to cost of sales during 1999, 1998 and 1997, respectively.

         The Company reviews the carrying value of its capitalized software development costs for possible impairment at the end of each fiscal quarter by comparing the unamortized capitalized software development costs to the net realizable value of that asset. The Company has not recorded any significant impairment loss related to capitalized software costs during 1999, 1998 or 1997.

DEBT ISSUANCE COSTS

         The costs related to the issuance of debt and the redeemable preferred stock are capitalized and amortized over the life of the instrument.

LONG-LIVED ASSETS

         The Company reviews the carrying amount of its long-lived assets and identifiable intangible assets for possible impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

PRODUCT WARRANTIES

         Estimated warranty costs are recognized at the time of the sale. The Company's electronic components carry a one-year limited parts and labor warranty and the Company's telecommunications products carry a two-year limited parts and labor warranty. The Company's telecommunications products may be returned within 30 days of purchase if a new order is received, and the new order will be credited with 80% of the selling price of the returned item. Products returned under warranty typically are tested and repaired or replaced at the Company's option. Historically, the Company has not experienced significant warranty costs or returns.

INCOME TAXES

         The Company uses the liability method of accounting for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Deferred income

                  MICROTEL INTERNATIONAL, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

taxes are recognized based on the differences between financial statement and income tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. The provision for income taxes represents the tax payable for the year and the change during the year in deferred tax assets and liabilities.

STOCK-BASED COMPENSATION

         The Company applies APB Opinion 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for its employee stock-based compensation plans. Accordingly, no compensation cost is recognized for its employee stock option plans, unless the exercise price of options granted is less than fair market value on the date of grant. The Company has adopted the disclosure provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation."

EARNINGS (LOSS) PER SHARE

         Earnings (loss) per share is calculated according to Statement of Financial Accounting Standards No. 128, "Earnings per Share." Basic earnings
(loss) per share includes no dilution and is computed by dividing income (loss) available to common shareholders by the weighted average number of shares outstanding during the year. Diluted earnings (loss) per share reflects the potential dilution of securities that could share in the earnings of an entity.

FAIR VALUE OF FINANCIAL INSTRUMENTS

         Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments" requires all entities to disclose the fair value of financial instruments, both assets and liabilities recognized and not recognized on the balance sheet, for which it is practicable to estimate fair value. This statement defines fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties. As of December 31, 1999 and 1998, the fair value of all financial instruments approximated carrying value.

         The carrying amount of cash and cash equivalents, accounts receivable, accounts payable and accrued expenses are reasonable estimates of their fair value because of the short maturity of these items. The Company believes the carrying amounts of its notes payable and long-term debt approximate fair value because the interest rates on these instruments are subject to change with, or approximate, market interest rates.

USE OF ESTIMATES

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                  MICROTEL INTERNATIONAL, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CONCENTRATION OF CREDIT RISK

         Financial instruments, which potentially expose the Company to concentration of credit risk, consist primarily of cash and accounts receivable. The Company places its cash with high quality financial institutions. At times, cash balances may be in excess of the amounts insured by the Federal Deposit Insurance Corporation.

         The Company's accounts receivable results from sales to a broad customer base. The Company extends credit to its customers based upon an evaluation of the customer's financial condition and credit history and generally does not require collateral. Credit losses are provided for in the financial statements and consistently have been within management's expectations.

FOREIGN CURRENCY TRANSLATION

         The accounts of foreign subsidiaries have been translated using the local currency as the functional currency. Accordingly, foreign currency denominated assets and liabilities have been translated to U.S. dollars at the current rate of exchange on the balance sheet date. The effects of translation are recorded as a separate component of stockholders' equity in accumulated other comprehensive income (loss). Exchange gains and losses arising from transactions denominated in foreign currencies are translated at average exchange rates and included in operations. Such amounts are not material to the accompanying consolidated financial statements.

COMPREHENSIVE INCOME

         Effective January 1, 1998, the Company adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"). SFAS 130 established new rules for the reporting and display of comprehensive income (loss) and its components in a full set of general-purpose financial statements. All prior period data presented have been restated to conform to the provisions of SFAS 130.

REPORTABLE SEGMENTS

         Effective January 1, 1998, the Company adopted Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"). SFAS 131 requires public business enterprises to report certain information about operating segments in complete sets of financial statements and in condensed financial statements of interim periods issued to shareholders. It also establishes standards for disclosures regarding products and services, geographic areas and major customers. All prior period data presented has been restated to conform to the provisions of SFAS 131. The Company has determined that it operates in two reportable segments:
Telecommunications and Components.

                  MICROTEL INTERNATIONAL, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

RECLASSIFICATIONS

         Certain reclassifications have been made to the prior year financial statements to be consistent with the 1999 presentation.

(2)      MERGER WITH XIT CORPORATION

         On March 26, 1997, privately held XIT merged with a wholly-owned, newly formed subsidiary of the Company, with XIT as the surviving subsidiary. Pursuant to the transaction, the former stockholders of XIT were issued approximately 6,119,000 shares of common stock of the Company, or approximately 66% of the issued and outstanding common stock. In addition, holders of XIT stock options and warrants at the date of the merger collectively had the right to acquire an additional 2,153,000 shares of common stock. Collectively, the former XIT stockholders owned, or had the right to acquire, approximately 65% of the common stock of the Company on a fully-diluted basis as of the date of the transaction.

         As described in Note 1, the merger has been accounted for as a purchase of the Company by XIT. Accordingly, the purchase price, consisting of the value of the common stock outstanding of the Company at the date of the merger of $5,011,000 plus the direct costs of the acquisition of $730,000, and the acquired assets and liabilities of MicroTel were recorded at their estimated fair values at the date of the merger. The excess of $4,998,000 of the purchase price over the fair value of the net assets acquired was recorded as goodwill and thereafter was amortized on a straight-line basis over 15 years.

         In September 1997, the Company wrote-down the goodwill associated with the merger to $998,000. Thereafter, the remaining goodwill is being amortized on a straight-line basis over ten years (see Note 11).

         The following represents the unaudited pro forma results of operations as if the merger had occurred at the beginning of the year ended December 31, 1997.

                                                                    1997
                                                                    ----
                  Net sales                                   $    30,247,000
                                                              ================
                  Net loss                                    $   (12,097,000)
                                                              ================
                  Basic and diluted loss per share            $         (1.12)
                                                              ================

         The pro forma results of operations above do not purport to be indicative of the results that would have occurred had the merger taken place at the beginning of the respective period presented or of results which may occur in the future.

(3)      ACQUISITIONS AND DISPOSITIONS OF BUSINESSES

CRITICAL COMMUNICATIONS

         On October 17, 1997, the Company's CXR Telcom subsidiary acquired all the capital stock of Critical Communications Incorporated ("Critical") of St. Charles, Illinois in exchange for 500,000 shares of the Company's common stock. Founded in 1991, Critical is a provider of sophisticated, state-of-the-art, portable telephone test instruments used by both long-distance carriers and local telephone service

                  MICROTEL INTERNATIONAL, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

providers as well as by corporate and government telecommunications end users. The acquisition of Critical has been accounted for as a purchase, and accordingly, the results of operations of Critical since the date of the acquisition are included in the Company's consolidated statements of operations. The 500,000 shares of common stock were valued at $1,125,000 based on the fair value of the common stock on the acquisition date. The Company acquired $9,000 in cash in the acquisition and the cost in excess of net assets acquired was $1,123,000 which is being amortized on a straight-line basis over ten years. The pro forma effect of this acquisition was not material to the results of operations for 1997.

HYCOMP

         On July 6, 1994, the Company acquired 84.6% of the common shares outstanding of HyComp, Inc. ("HyComp"), a public company, by means of an exchange of the Company's common stock for HyComp common stock held by Metraplex Corporation and various other officers and directors of HyComp. HyComp is a manufacturer of thin film hybrid circuits for industrial, medical and military customers. In May 1996, the Company acquired additional common shares of HyComp, which increased the Company's ownership percentage to 90.7%. Also in May 1996, the Company acquired 96.1% of the preferred shares outstanding of HyComp. Each of these transactions was an exchange of the Company's common stock for the respective HyComp stock at recorded amounts that approximate fair value. As the result of the exercise of certain HyComp stock options in 1997, the Company's ownership of the common shares outstanding of HyComp was reduced to 88.5%.

         For financial reporting purposes, HyComp's assets, liabilities and earnings are consolidated with those of the Company. Ownership interest in HyComp, other than that of the Company's, is included in the accompanying consolidated financial statements as minority interest, and includes amounts applicable to HyComp's preferred stock of $6,000 at December 31, 1998 and 1997. Dividends on the preferred stock are cumulative at 8% per year, and minority interest at December 31, 1998 and 1997 includes cumulative dividends in arrears of $8,000.

         On March 31, 1999, the Company sold substantially all of the assets and liabilities of its HyComp, Inc. subsidiary in exchange for $750,000 in cash and a royalty on 1999 revenues generated from HyComp's existing customer base in excess of a specified amount. The transaction resulted in a gain of $331,000. See Note 17.

         In October 1999, the Company sold its interest in the outstanding common and preferred stock of HyComp in exchange for $118,000. A gain in the same amount was recorded in 1999 as HyComp, subsequent to the asset sale noted above, was essentially a shell company with no significant assets or liabilities.

XCEL ARNOLD CIRCUITS

         On January 9, 1998, the Company entered into a definitive agreement to sell certain of the assets of its XCEL Arnold Circuits, Inc. subsidiary ("XACI"), a manufacturer of multi-layer bare printed circuit boards. On April 9, 1998, the Company completed the sale and received $1,350,000 in cash and a note receivable aggregating $650,000, which was payable over three years. The sale resulted in a gain of $580,000. The balance due under the note receivable was $650,000 at December 31, 1998 of which

                  MICROTEL INTERNATIONAL, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

$144,000 is included in current portion of notes receivable in the accompanying 1998 consolidated balance sheet. See Note 17.

         During 1999, the buyer of XACI defaulted under the terms of the note receivable. The Company offset the balance outstanding pursuant to a note payable due to the buyer (Note 7) against the note receivable and then wrote-off the net unpaid balance of $452,000. Such amount has been included in the net gain (loss) on disposal of discontinued operations in the accompanying 1999 consolidated statement of operations.

DIGITAL TRANSMISSION SYSTEMS

         On January 31, 1999, the Company exercised an option to purchase 1,738,159 shares or 41% of the outstanding common stock of Digital Transmission Systems, Inc. ("DTS") from a private company in exchange for 1,000,000 shares of common stock of the Company. The Company's shares exchanged were valued at $1,000,000 based on the fair value of the common stock on the transaction date, excluding $33,000 of transaction-related costs. This option was granted to the Company on December 31, 1998 in exchange for warrants (with a fair value of approximately $55,000) to purchase 152,381 shares of the Company's common stock at $0.66 per share for five years. DTS was founded in 1990 and is a publicly traded company with its headquarters near Atlanta, Georgia. It designs, manufactures and markets electronic products used to build, access and monitor high-speed telecommunications networks worldwide. DTS's primary customers include domestic and international wireless service providers, telephone service providers and private wireless network users. During 1999, the Company accounted for its investment in DTS using the equity method of accounting and recognized $626,000 of income from its 41% interest in DTS. This amount is included in the net amount of other income in the accompanying 1999 statement of operations. Summarized financial data for DTS is as follows:

                                                   December 31, 1999                        June 30, 1999
                                                      (unaudited)                             (audited)
                                                      -----------                             ---------
Current assets                                        $ 1,472,000                            $ 2,321,000
Noncurrent assets                                       1,401,000                              1,486,000
                                                      -----------                            -----------
   Total assets                                       $ 2,873,000                            $ 3,807,000
                                                      ===========                            ===========

Current liabilities                                   $ 2,431,000                            $ 4,108,000
Noncurrent liabilities                                  2,127,000                              2,127,000
                                                      -----------                            -----------
   Total liabilities                                  $ 4,558,000                            $ 6,235,000
                                                      ===========                            ===========

                                                  For the year ended                     For the year ended
                                                   December 31, 1999                        June 30, 1999
                                                      (unaudited)                             (audited)
                                                      -----------                             ---------
Net sales                                             $  7,256,000                           $  7,538,000
                                                      ============                           ============
Net income                                            $    213,000                           $   (424,000)
                                                      ============                           =============

         On January 7, 2000, the Company sold all of its interest in the common stock in DTS to Wi-LAN, Inc. ("Wi-LAN"), a company based in Alberta, Canada in exchange for $520,000 and 28,340 shares of Wi-LAN common stock. Wi-LAN is a publicly traded company on the Toronto Exchange. The Wi-LAN

                  MICROTEL INTERNATIONAL, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

common stock had a market value of $720,000 on the date of the transaction. Accordingly, as of December 31, 1999, the Company wrote-down the carrying value of its investment in the common stock of DTS to the value of the consideration received in January 2000. The write-down of $419,000 is included in other income (expense) in the accompanying statement of operations for the year ended December 31, 1999. The Company is restricted from selling the Wi-LAN stock until July 7, 2000 due to Toronto exchange rules that restrict sales of stock obtained in an acquisition related transaction. The 28,340 shares of Wi-LAN represents less than 1% of the total outstanding shares of Wi-LAN common stock as of the date of acquisition. The Company will account for these shares as available-for-sale securities.

(4)      INVENTORIES

         Inventories are summarized as follows:

                                            1999                      1998
                                            ----                      ----
Raw materials                        $        1,619,000        $        2,571,000
Work-in-process                               1,174,000                 2,286,000
Finished goods                                1,254,000                 1,125,000
                                     -------------------       -------------------
                                     $        4,047,000        $        5,982,000
                                     ===================       ===================

(5)      PROPERTY, PLANT AND EQUIPMENT

         Property, plant and equipment consists of the following:

                                                          1999                      1998
                                                          ----                      ----
Land and buildings                                 $          306,000        $          348,000
Machinery, equipment and fixtures                           2,803,000                   391,000
Leasehold improvements                                        444,000                   416,000
                                                   -------------------       -------------------
                                                            3,553,000                 1,155,000
Accumulated depreciation and amortization                  (2,788,000)                 (270,000)
                                                   -------------------       -------------------
                                                   $          765,000        $          885,000
                                                   ===================       ===================

(6)      INVESTMENT IN PARTNERSHIP

         On December 19, 1996, the Company's XIT subsidiary invested $100,000 and formed an equal partnership with P&S Development, a California general partnership. The partnership, "Capital Source Partners, A Real Estate Partnership," obtained ownership rights to a 93,000 square foot facility in, Ontario, California. The Company occupied 63,000 square feet of this facility as a corporate headquarters and as an administrative and factory facility for XIT's Digitran Division under a long-term lease from the partnership. Immediately following the formation of the partnership, XIT obtained a loan from a bank for $750,000 (Note 8), and in turn, loaned such funds to the partnership under a note receivable with the same terms and conditions. Such funds were utilized to reduce the existing debt secured by the real estate. XIT's original investment in the partnership is adjusted for the income (loss) attributable to XIT's portion of the

                  MICROTEL INTERNATIONAL, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

partnership's results of operations. The investment in the partnership of $150,000 was included in investment in affiliates in the accompanying 1998 consolidated balance sheet. The balance due under the note receivable was $124,000 at December 31, 1998 and was included in current portion of notes receivable in the accompanying 1998 consolidated balance sheet.

         In August 1999, the Company sold its interest in the partnership and the note receivable to an unrelated party in exchange for $75,000. In connection with this agreement, all associated liabilities were assumed by the purchaser and all of the Company's unpaid rent in the amount of approximately $152,000 was forgiven. Additionally, the Company's obligation under the long-term lease was terminated. In connection with the sale of its investment in partnership, the Company recognized a loss of $90,000.

(7)      NOTES PAYABLE

         A summary of notes payable is as follows:

                                                            1999                1998
                                                            ----                ----
Line of credit with a commercial lender              $    1,688,000      $      1,359,000
Foreign subsidiary line of credit with a bank                   --                 77,000
Foreign subsidiary line of credit with a bank                93,000               317,000
Other notes payable                                             --                500,000
                                                     --------------      -----------------
                                                     $    1,781,000      $      2,253,000
                                                     ===============     =================

         On July 8, 1998, the Company entered into a $10.5 million credit facility (the "Domestic Facility") with a commercial lender for a term of two years which provided:

         (i)      a term loan of approximately $1.5 million;

         (ii) a revolving line of credit of up to $8 million based upon assets available from either existing or future-acquired operations; and

         (iii) a capital equipment expenditure credit line of up to $1 million.

This credit facility replaced the existing credit facilities of the Company's domestic operating companies that were paid in full at the closing.

         Borrowings for continuing operations under the revolving line of credit provision of the Domestic Facility totaled $1,688,000 and $1,359,000 at December 31, 1999 and 1998, respectively. The credit line is collateralized by substantially all assets of the Company's domestic subsidiaries, bears interest at the lender's prime rate (8.5% at December 31, 1999) plus 1% and is payable on demand. No additional borrowings were available under the line at December 31, 1999. No borrowings were outstanding under the $1 million of the capital equipment expenditure credit line at December 31, 1999 or 1998. The lines of credit expire on June 23, 2000.

         In July 1999, the Company entered into an amendment of the Domestic Facility related to an additional advance of $350,000. Under the terms of the Amendment, the additional advance was repaid

                MICROTEL INTERNATIONAL, INC. AND SUBSIDIARIES

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

prior to September 30, 1999. In addition, such Amendment required the Company to paydown $350,000 of the Domestic Facility's term loan upon the sale of the property owned by Capital Source Partners. Such sale of property and a resulting paydown was not completed (see Note 6). The Company obtained a waiver of such default as of December 31, 1999 and made the required $350,000 paydown upon the closing of the sale of the DTS shares (see Note 3) in January 2000. The Domestic Facility agreement requires compliance with certain other covenants and conditions. The Company was in compliance with all such covenants as of December 31, 1999, except for the adjusted net worth covenant. The Domestic Facility also restricts payment of any dividends.

         The Company's French subsidiary has a bank line of credit with $0 and $77,000 outstanding at December 31, 1999 and 1998, respectively. Borrowings under the related agreement bear interest at 4.2% to 4.6% at December 31, 1999 and are based on eligible accounts receivable. Approximately $380,000 of borrowings were available under the line at December 31, 1999.

         The Company's UK subsidiary has a bank line of credit with $93,000 and $317,000 outstanding at December 31, 1999 and 1998, respectively. Borrowings under the related agreement bear interest at the bank's base rate (5.5% at December 31, 1999) plus 2.5% and are based on eligible accounts receivable. Approximately $350,000 of additional borrowings were available under the line at December 31, 1999.

         The Company borrowed $250,000 from a third party on a short-term basis on December 31, 1998. This loan bore interest at 10% and was repaid in 1999. In addition, the Company had an outstanding note with a balance of $250,000 at December 31, 1998 in connection with the sale of its XCEL Arnold Circuits, Inc. subsidiary (Note 3). This loan bore no interest and was payable on demand. During 1999, the balance of the outstanding note payable was offset against the note receivable received in connection with the sale of XCEL Arnold Circuits (Note 3). The note payable and note receivable related to XCEL Arnold Circuits were entered into with an individual who beneficially owned approximately 5% of the Company's common stock.

(8)      LONG-TERM DEBT

         A summary of long-term debt follows:

                                                           1999                 1998
                                                           ----                 ----
Term notes payable to commercial lender (a)           $     588,000        $      633,000
Term note payable to bank (b)                               --                    135,000
Term notes payable to foreign banks (c)                     108,000               101,000
Capitalized lease obligations (d)                           236,000               350,000
Other promissory notes                                      267,000                93,000
                                                            --------              --------
                                                          1,199,000             1,312,000
Current portion                                          (1,056,000)             (529,000)
                                                        ------------            ----------
                                                      $     143,000        $      783,000
                                                      ==============       ===============

         (a) Three term notes payable to a commercial lender bearing interest at the lender's prime rate (8.5% at December 31, 1999) plus 1.25%. The notes are collateralized by machinery and equipment and are payable in total monthly principal installments (aggregating $28,000 at

                      MICROTEL INTERNATIONAL, INC. AND SUBSIDIARIES

                        NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  December 31, 1999), plus interest through final maturity dates in fiscal 2003. As a result of the Company's non-compliance with the adjusted net worth covenant of the Domestic Facility (Note 7), the Company has classified the entire balance of these term notes as a current liability at December 31, 1999.

         (b) Term note payable to a bank which bore interest at the lender's prime rate plus 1.25%. The note was repaid during 1999.

         (c) The Company has agreements with several foreign banks which include term borrowings which mature at various dates through 2001. Interest rates on the borrowings bear interest at rates ranging from 2.0% to 2.8% and are payable in monthly installments. Included in the other term notes is a $101,000 note, which is guaranteed by Tokyo Credit Guarantee Corporation on behalf of the Company's Japanese subsidiary. The term borrowings are collateralized by the assets of the respective subsidiary.

         (d) Capital lease agreements are calculated using interest rates appropriate at the inception of the lease and range from 12% to 22%. Lease liabilities are amortized over the lease term using the effective interest method. The leases all contain bargain purchase options and expire through 2002.

         Principal maturities related to long-term debt as of December 31, 1999 are as follows:

                  YEAR ENDING DECEMBER 31,                               AMOUNT
                  2000                                          $      1,056,000
                  2001                                                   135,000
                  2002                                                     8,000
                                                            ---------------------
                                                                $      1,199,000
                                                            =====================

(9)      REDEEMABLE PREFERRED STOCK

SERIES A AND SERIES B REDEEMABLE PREFERRED STOCK

         In connection with the Arnold Circuits, Inc. acquisition in 1995, XCEL Arnold Circuits, Inc. issued 1,000 shares each of Series A redeemable preferred stock (Series A) and Series B redeemable preferred stock (Series B). In preference to common shares of stock, each Series A and Series B share was entitled to a cumulative cash dividend of $120 and $160 per year, respectively, commencing in June 1996. The Series A and B shares had a liquidation preference of and were subject to mandatory redemption by the Company on December 15, 1999 at a value of $30 and $40 per share, respectively, plus all accrued and unpaid dividends, whether or not declared, to the date of redemption. The redeemable preferred stock was recorded at fair value on the date of issuance using an imputed market rate dividend of 9.5%. The excess of the redemption value over the carrying value was being accreted by periodic charges to retained earnings over the original life of the issue.

         The Series A and Series B redeemable preferred stock was retired as part of the sale of the XCEL Arnold Circuits subsidiary in March 1998
(see Note 3).

                MICROTEL INTERNATIONAL, INC. AND SUBSIDIARIES

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         The following table reflects the Series A and Series B redeemable preferred stock activity:

                                                       SERIES A REDEEMABLE                SERIES B REDEEMABLE
                                                         PREFERRED STOCK                    PREFERRED STOCK
                                                 --------------------------------   -------------------------------
                                                    Number                               Number
                                                   of Shares           Amount           of Shares         Amount
                                                 --------------    --------------   ---------------    ------------
Balance at December 31, 1996...................        1,000          $  340,000          1,000         $ 454,000
Accretion of preferred stock...................           --              26,000             --            34,000
Preferred stock dividends paid.................           --            (60,000)             --           (80,000)
                                                    --------           ---------       --------          ---------
Balance at December 31, 1997...................        1,000             306,000          1,000           408,000
Accretion of preferred stock...................           --               7,000             --             7,000
Cancellation of stock upon sale of
    subsidiary.................................      (1,000)           (313,000)        (1,000)          (415,000)
                                                     -------           ---------        -------        ----------
Balance at December 31, 1998 and 1999                     --          $      --             --         $      --
                                                    ========          ==========      =========        ==========

CONVERTIBLE REDEEMABLE PREFERRED STOCK

         In June 1998, the Company sold 50 shares of convertible preferred stock (the "New Preferred Shares") at $10,000 per share to one institutional investor. In July 1998, the Company sold an additional 150 New Preferred Shares at the same per share price to two other institutional investors. Included with the sale of such New Preferred Shares were a total of one million warrants to purchase the Company's common stock exercisable at $1.25 per share and expiring May 22, 2001. The Company has ascribed an estimated fair value to these warrants (based upon a Black-Scholes pricing model with the following assumptions: no dividend yield; expected volatility of 28%; risk-free interest rate of 5.1%; and an expected life of 3 years) aggregating $163,000 and accordingly has reduced the convertible redeemable preferred stock balance as of the date of issuance.

         The Company received net proceeds totaling approximately $1,843,000 after deduction of commissions and transaction-related expenses. The New Preferred Shares are convertible into common stock of the Company at the option of the holder thereof at any time after the ninetieth (90th) day of issuance thereof at the conversion price per share of New Preferred Shares equal to $10,000 divided by the lesser of (x) $1.26 and (y) One Hundred Percent (100%) of the arithmetic average of the three lowest closing bid prices over the forty
(40) trading days prior to the exercise date of any such conversion. No more than 20% of the aggregate number of New Preferred Shares originally purchased and owned by any single entity may be converted in any thirty (30) day period after the ninetieth (90th) day from issuance. In the event of any liquidation, dissolution or winding up of the Company, the holders of shares of New Preferred Shares are entitled to receive, prior and in preference to any distribution of any assets of the Company to the holders of the Company's common stock, an amount per share equal to $10,000 for each outstanding New Preferred Share. Any unconverted New Preferred Shares may be redeemed at the option of the Company for cash at a per share price equal to $11,500 per New Preferred Share and any New Preferred Shares which remain outstanding as of May 22, 2003 are subject to mandatory redemption by the Company at the same per-share redemption price. The excess of the redeemable value over the carrying value is being accreted by periodic charges to retained earnings over the original life of the issue.

                MICROTEL INTERNATIONAL, INC. AND SUBSIDIARIES

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         In November 1998, the holders of the New Preferred Shares agreed to modify the conversion rate to $10,000 divided by $0.50 in exchange for a reduction in the exercise price of the Warrants to $0.75 per share. In connection with the repricing of the warrants, the Company recognized $52,000 of non-cash expense in 1998. This expense represents the excess of the fair value of the warrants after repricing over the fair value of the warrants immediately before the repricing. The estimated fair values of the old and revised warrants was calculated using a Black-Scholes pricing model with the following assumptions: no dividend yield, expected volatility of 58%; a risk free interest rate of 5%; and an expected life of 2.7 years.

         In August 1999, the agreement previously reached with the holders of the New Preferred Shares which limited the conversion rate of such stock to $0.50 per common share so long as the Company's common stock continued to be listed on Nasdaq was terminated as a result of the delisting (Note 10). The conversion rate for the New Preferred Shares reverted to the terms of the original subscription agreement which provided that conversion would occur at the lower of $1.26 per common share or the arithmetic average of the three lowest closing bid prices during the forty (40) days immediately prior to conversion.

         In December 1999, two institutional investors sold all of their outstanding New Preferred Shares and the prorated portion of warrants applicable to the then outstanding New Preferred Shares. The purchasers of such New Preferred Shares and prorated warrants included an executive officer of the Company and certain related parties. Also in December 1999, the holders of the
59.5 outstanding shares of the New Preferred Shares agreed to modify the conversion ratio to a fixed factor whereby each share of the New Preferred Shares is convertible into 50,530 shares of common stock (the fair value of the underlying shares of common stock) in exchange for a reduction in the exercise price of the warrants to $.25 per share and an extension of the expiration date of the warrants to December 2002. In connection with the repricing of the warrants, the Company recognized $91,000 of non-cash expense in 1999. This expense represents the excess of the fair value of the warrants after repricing over the value of the warrants immediately before the repricing. The estimated fair values of the old and revised warrants was calculated using a Black-Scholes pricing model with the following assumptions: no dividend yield, expected volatility of 81%; a risk free interest rate of 6%; and an expected life of 1.5 and 3 years, respectively.

         In November 2000, the Company determined that because the modifications to the conversion rate in November 1998 and December 1999 had not been submitted to and approved by the Company's shareholders in accordance with the Delaware General Corporation Law, all conversions from November 1998 through July 1999 and in December 1999 should have been made at the original conversion rate of $10,000 divided by the lesser of (x) $1.26 and (y) one hundred percent (100%) of the arithmetic average of the three lowest closing bid prices over the forty trading days prior to the exercise date of any such conversion. Under the original conversion terms, the Company would have issued approximately 250,000 additional common shares for certain conversions and issued approximately 90,000 excess common shares for other conversions. No modifications have been made to the accompanying consolidated financial statements to reflect the potential issuance of these additional shares because the Company is still in the process of working with the holders of the New Preferred Shares to reach a satisfactory resolution to this matter. The Company has submitted to the shareholders for approval at a special meeting to be held on January 16, 2001 an amendment to the certificate of designations, preferences and rights relating to the New Preferred Shares. If approved, the amendment will modify the conversion rate for conversions occurring after such amendment is filed with the Delaware Secretary of State so that each of the New

                MICROTEL INTERNATIONAL, INC. AND SUBSIDIARIES

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Preferred Shares will be convertible into 50,530 shares of common stock, which is the same number of shares into which each of the New Preferred Shares would now be convertible if the attempted modifications to the conversion rate had been approved by the Company's shareholders in accordance with the Delaware General Corporation Law.

         The following table reflects the convertible redeemable preferred stock activity:

                                                    NUMBER
                                                   OF SHARES         AMOUNT
Balance at December 31, 1997                               -              -
Preferred stock issued                                   200       1,837,000
Conversion to common stock                               (39)       (367,000)
Accretion of preferred stock                               -          46,000
                                                  -----------    -----------
Balance at December 31, 1998                             161       1,516,000
Conversion to common stock                            (101.5)       (969,000)
Accretion of preferred stock                               -          41,000
                                                  -----------    -----------
Balance at December 31, 1999                            59.5     $   588,000
                                                  ===========    ===========

(10)     STOCKHOLDERS' EQUITY

         In April 1997, the Company sold 2,000,000 investment units at $2.50 per unit. The units consist of one share of common stock and one quarter of a warrant to purchase one share of common stock. The warrants have an exercise price of $3.45. The proceeds to the Company were $4,258,000 (net of $600,000 of commissions and $142,000 for other expenses). In connection with this transaction, 200,000 warrants were issued to the placement agents at an exercise price of $2.66.

STOCK OPTIONS AND WARRANTS

         The Company has the ability to issue options to purchase its common stock under the following arrangements:

     - Employee Stock and Stock Option Plan, effective July 1, 1994, providing for non-qualified stock options as well as restricted and non-restricted stock awards to both employees and outside consultants. Up to 520,000 shares may be granted or optioned under this plan. Terms of related grants under the plan are at the discretion of the Board of Directors.

     - Stock Option Plan adopted in 1993, providing for the granting of up to 300,000 incentive stock options to purchase stock at not less than the current market value on the date of grant. Options granted under this plan vest ratably over three years and expire 10 years after date of grant.

     - The MicroTel International, Inc. 1997 Stock Incentive Plan (the "1997 Plan") provides that options granted may be either qualified or nonqualified stock options and are required to be granted at fair market value on the date of grant. Subject to termination of employment, options may expire up to ten years from the date of grant and are nontransferable other than in the event of death, disability or certain other transfers that the committee of the Board of Directors

                MICROTEL INTERNATIONAL, INC. AND SUBSIDIARIES

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

        administering the 1997 Plan may permit. Up to 1,600,000 stock options may be granted under the 1997 Plan. All outstanding options of former optionholders under the XIT 1987 Employee Stock Option Plan were converted to options under the 1997 Plan as of the date of the merger between the Company and XIT at the exchange rate of 1.451478 (see Note
        2).

         The Company accounts for stock-based compensation under the "intrinsic value" method. Under this method, no compensation expense is recorded for these plans and arrangements for current employees whose grants provide for exercise prices at or above the market price on the date of grant. Compensation or other expense is recorded based on intrinsic value (excess of market price over exercise price on date of grant) for employees, and fair value of the option awards for others.

         The following table shows activity in the outstanding options for the years ended December 31, 1999, 1998 and 1997:

                                                                      WEIGHTED
                                                                       AVERAGE
                                                       1999           EXERCISE           1998             1997
                                                      SHARES            PRICE           SHARES           SHARES
Outstanding at beginning of year                    2,047,000         $ 2.13          1,999,000           842,000
Granted                                               430,000           0.20            200,000            96,000
XIT/MicroTel merger                                        --             --                 --         1,146,000
Exercised                                                  --             --                 --          (30,000)
Canceled                                            (897,000)           2.39           (152,000)         (55,000)
                                                ---------------- ----------------- --------------- -----------------
Outstanding at end of year                          1,580,000         $ 1.46          2,047,000         1,999,000
                                                ================ ================= =============== =================

         The following table summarizes information with respect to stock options at December 31, 1999:

                                OPTIONS OUTSTANDING                                   OPTIONS EXERCISABLE
                       --------------------------------------                   ---------------------------------
                                             WEIGHTED
                                              AVERAGE
                            NUMBER           REMAINING                            NUMBER
    RANGE OF              OUTSTANDING       CONTRACTUAL       WEIGHTED         EXERCISABLE          WEIGHTED
    EXERCISE             DECEMBER 31,          LIFE            AVERAGE         DECEMBER 31,         AVERAGE
     PRICE                   1999             (YEARS)           PRICE              1999              PRICE
     -----                   ----             -------           -----              ----              -----
$.20 to $1.00               430,000              9.9            $0.20             215,000             $0.20
$1.01 to $2.00              964,000              6.1            $1.71             964,000             $1.71
$2.01 to $3.00               56,000              6.2            $2.71              56,000             $2.71
$3.01 to $4.00              130,000              4.4            $3.16             130,000             $3.16
                       ------------------                                   -------------------
$.20 to $4.00             1,580,000              7.0            $1.46           1,365,000             $1.65
                       ==================                                   ===================

                MICROTEL INTERNATIONAL, INC. AND SUBSIDIARIES

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         Options exercisable as of December 31, 1999, 1998 and 1997 are as follows:

                                                              1999                    1998                    1997
                                                              ----                    ----                    ----
Exercisable                                                  1,365,000                1,892,000               1,843,000
Weighted Average Exercise Price                                $  1.65                  $  2.26                 $  2.32

         Weighted average exercise prices for 1999 are calculated at prices effective as of December 31, 1999. The fair value of options granted during 1999 was $63,000, at a weighted average value of $0.15 per share. Exercise prices for options outstanding as of December 31, 1999 generally ranged from $0.20 to $3.45 per share and the weighted average remaining contractual life for these options was 7 years. The fair value of options granted during the years ended December 31, 1998 and 1997 were $112,000 and $132,000, at weighted average prices of $0.56 and $1.37 per share, respectively.

         If the Company had instead elected the fair value method of accounting for stock-based compensation, compensation cost would be accrued at the estimated fair value of all stock option grants over the service period, regardless of later changes in stock prices and price volatility. The fair value at date of grant for options granted in 1999, 1998 and 1997 has been estimated based on a modified Black-Scholes pricing model with the following assumptions: no dividend yield; expected volatility of 85% in 1999, 25% to 57% in 1998 and 73% in 1997, based on historical results; risk-free interest rate of 5.1% to 6.0%; and average expected lives of approximately seven to ten years.

         The following table sets forth the net loss, net loss available for common stockholders and loss per share amounts for the periods presented as if the Company had elected the fair value method of accounting for stock options.

                                                          (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                                             1999             1998              1997
                                                             ----             ----              ----
NET LOSS
         As reported                                 $      (4,596)    $      (1,185)   $      (9,693)
         Pro forma                                   $      (4,628)    $      (1,297)   $      (9,825)

NET LOSS AVAILABLE FOR COMMON
  STOCKHOLDERS
         As reported                                 $      (4,637)    $      (1,245)   $      (9,753)
         Pro forma                                   $      (4,669)    $      (1,357)   $      (9,885)

BASIC AND DILUTED LOSS PER SHARE
         As reported                                 $        (.28)    $        (.10)   $        (.96)
         Pro forma                                   $        (.28)    $        (.11)   $        (.98)

         Additional incremental compensation expense includes the excess of fair values of options granted during the year over any compensation amounts recorded for options whose exercise prices were less than market value at date of grant, and for any expense recorded for non-employee grants. Additional incremental compensation expense also includes the excess of the fair value at modification date of options repriced or extended over the value of the old options immediately before modification. All such

                MICROTEL INTERNATIONAL, INC. AND SUBSIDIARIES

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

incremental compensation is amortized over the related vesting period, or expensed immediately if fully vested. The above calculations include the effects of all grants in the years presented. Because options often vest over several years and additional awards are made each year, the results shown above may not be representative of the effects on net income (loss) in future years.

         The Board of Directors has also authorized the issuance of common stock purchase warrants to certain officers, directors, stockholders, key employees and other parties as follows:

                                                                                          WARRANT PRICE
                                                              NUMBER                      -------------
                                                             OF SHARES           PER SHARE              TOTAL
                                                             ---------           ---------              -----
Balance outstanding, December 31, 1996                       1,198,000        $ 1.21 to 3.79         $  3,431,000
Warrant - MicroTel merger                                      122,000             2.50                   305,000
Warrants issued                                              1,170,000         2.13 to 3.45             3,410,000
                                                        -------------------- ------------------ ----------------------
Balance outstanding, December 31, 1997                       2,490,000         1.21 to 3.79             7,146,000
Warrants issued                                              2,802,000         0.66 to 1.25             2,838,000
Warrants cancelled                                          (1,000,000)            1.25                (1,250,000)
                                                        -------------------- ------------------ ----------------------
Balance outstanding, December 31, 1998                        4,292,000        0.66 to 3.79             8,734,000
Warrants issued                                               2,865,000        0.25 to 1.38             2,199,000
Warrants expired/cancelled                                   (1,925,000)       0.60 to 2.50            (2,015,000)
                                                        -------------------- ------------------ ----------------------
Balance outstanding at December 31, 1999                      5,232,000       $ 0.25 to 3.79         $  8,918,000
                                                        ==================== ================== ======================

         During 1999, the Company issued 1,716,000 shares of common stock as compensation for various services rendered. The fair value of such expense (based upon the market price of the common stock on the date of issuance) was approximately $1,077,000. Of the shares issued, 555,641 shares valued at $365,000 were issued to employees (non-officers) of the Company as a bonus.

         During 1998, the Company issued warrants to purchase 552,381 shares of the Company's common stock at exercise prices ranging from $0.6563 to $1.26 per share for various consulting services. The estimated fair values of the warrants was calculated using a Black-Scholes pricing model with the following assumptions: no dividend yield, expected volatility ranging from 24-59%; a risk-free interest rate of 5%; and expected lives of 1.5 to 5 years.

         The Company has an Employee Stock Purchase Plan at its CXR subsidiary allowing eligible subsidiary employees to purchase shares of the Company's common stock at 85% of market value. During 1999, 1998 and 1997, 5,000, 7,000 and 6,000 shares, respectively, had been issued pursuant to the plan with 27,000 shares reserved for future issuance.

         As of December 31, 1999, the Company has 18,152,000 shares of common stock outstanding and potentially 9,846,000 shares of common stock issuable pursuant to the exercise of outstanding stock options and warrants and conversion of convertible redeemable preferred stock. In accordance with its certificate of incorporation, the Company is authorized to issue 25,000,000 shares of common stock. Accordingly, the Company may be unable to issue the common shares pursuant to its outstanding stock options, warrants and convertible redeemable preferred stock until such time as the Company's articles of incorporation are amended or until the terms of the related stock options, warrants and/or convertible redeemable preferred stock are modified.

                MICROTEL INTERNATIONAL, INC. AND SUBSIDIARIES

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DEBT TO EQUITY CONVERSION

         In March 1997, the Company converted $44,000 in various promissory notes to 55,000 shares of common stock.

SETTLEMENT OF DISPUTE

         During 1997, the Company entered into an amendment to an agreement with a former officer in settlement of a claim made by such officer for certain amounts purportedly owed to him by the Company. In connection with the amended agreement, the Company issued the former officer 80,000 shares of its common stock valued at $190,000, the fair market value of the common stock on the date of issuance. In November 1998, the Company entered into a further amended agreement pursuant to which the former officer returned the 80,000 shares previously issued in exchange for the Company's agreement to pay $168,000 over the next two years. The Company cancelled the returned shares.

NASDAQ DELISTING

         In May 1999, the listing of the Company's common stock on the Nasdaq SmallCap Market ("Nasdaq") was discontinued and thereafter, the Company's common stock has been traded on the OTC Bulletin Board.

(11)     NON-RECURRING CHARGES; IMPAIRMENT OF GOODWILL

         The Company assesses the recoverability of its goodwill whenever adverse events or changes in circumstances or business climate indicate that expected future cash flows (undiscounted and without interest charges) for individual business units may not be sufficient to support recorded goodwill. During the third quarter ended September 30, 1997 the Company, due to declines in profit margins and continuing operating losses, wrote-off the carrying value of goodwill originating with certain acquisitions. The Company also wrote-down the carrying value of goodwill originating from the reverse acquisition with XIT (see Note 2) to its net realizable value. These write-downs totaled $5,693,000 and were charged to operations.

                MICROTEL INTERNATIONAL, INC. AND SUBSIDIARIES

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(12)     INCOME TAXES

         The Company files a consolidated U.S. federal income tax return. This return includes all domestic companies 80% or more owned by the Company. State tax returns are filed on a consolidated, combined or separate basis depending on the applicable laws relating to the Company and its domestic subsidiaries.

         Income (loss) from continuing operations before income taxes was taxed under the following jurisdictions:

                                                      1999                   1998                   1997
                                                      ----                   ----                   ----
Domestic                                          $ (2,805,000)            $(306,000)          $ (7,668,000)
Foreign                                               (514,000)                6,000               125,000
                                               --------------------- --------------------- ----------------------
Total                                             $ (3,319,000)           $ (300,000)          $ (7,543,000)
                                               ===================== ===================== ======================

         Income tax expense consists of the following:
                                                      1999                  1998                  1997
                                                      ----                  ----                  ----
Current:
    Federal                                            $   --                  $  --                 $ --
    State                                              30,000                  8,000               17,000
    Foreign                                            98,000                 93,000               80,000
                                               --------------------- --------------------- ----------------------
                                                    $ 128,000              $ 101,000             $ 97,000
                                               ===================== ===================== ======================

         Income tax expense (benefit) differs from the amount obtained by applying the statutory federal income tax rate of 34% to loss from continuing operations before income taxes as follows:

                                          1999            1998          1997
                                          ----            ----          ----
Tax at U.S. federal statutory rate    $(1,128,000)   $  (102,000)   $(2,565,000)
State taxes, net of federal income
  tax benefit                              30,000          8,000         17,000
Foreign income taxes                       98,000         93,000         80,000
Write-down of goodwill                       --             --        1,936,000
Losses with no current benefit          1,058,000          4,000        398,000
Permanent differences                     157,000         70,000         98,000
Other                                        --             --           74,000
                             --------------------------------------------------
                                      $   128,000    $   101,000    $    97,000
                             ==================================================

            MICROTEL INTERNATIONAL, INC. AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


         Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities are as follows:

                                                           1999            1998
                                                           ----            ----
Deferred tax assets:
     Allowance for doubtful accounts                 $     37,000          90,000
     Inventory reserves and uniform capitalization        254,000         387,000
     Other accrued liabilities                            140,000         279,000
     Deferred compensation                                326,000         537,000
     Research credit carryforwards                        256,000         256,000
     Alternative Minimum Tax credit carryforwards         134,000         134,000
     Net operating loss carryforwards                  17,436,000      15,423,000
                                                     ----------------------------

Total deferred tax assets                              18,583,000      17,106,000

Valuation allowance for deferred tax assets           (18,335,000)    (16,591,000)
                                                     ----------------------------

Net deferred tax assets                                   248,000         515,000
                                                     ----------------------------

Deferred tax liabilities:
     Depreciation                                        (166,000)       (515,000)
     Gain on sale of investment                           (82,000)             --
                                                     ----------------------------

Total deferred tax liabilities                           (248,000)       (515,000)
                                                     ----------------------------

Net deferred taxes                                   $         --      $       --
                                                     ============================

         As of December 31, 1999, the Company has a federal net operating loss carryforward of approximately $50,000,000 which expires at various dates between 2001 and 2019 and a state net operating loss carryforward of approximately $5,000,000 which expires at various dates through 2004.

         As a result of the merger with XIT (Note 2), the Company experienced a more than 50% ownership change for federal income tax purposes. As a result, an annual limitation will be placed upon the Company's ability to realize the benefit of its net operating loss and credit carryforwards. The amount of this annual limitation, as well as the impact of the application of other possible limitations under the consolidated return regulations, has not been definitively determined at this time. Management believes sufficient uncertainty exists regarding the realizability of the deferred tax asset items and that a valuation allowance, equal to the net deferred tax asset amount, is required.

            MICROTEL INTERNATIONAL, INC. AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(13)     LOSS PER SHARE

     The following table illustrates the computation of basic and diluted loss per share:

                                                               1999                 1998                 1997
                                                               ----                 ----                 ----
NUMERATOR:
     Net loss                                               $(4,596,000)          $(1,185,000)        $(9,693,000)
     Less: accretion of the excess of the redemption
     value over the carrying value of redeemable
     preferred stock                                             41,000                60,000              60,000
                                                            ------------          ------------        ------------
Income available for common stockholders                    $(4,637,000)          $(1,245,000)        $(9,753,000)
                                                            ============          ============        ============

DENOMINATOR:
Weighted average number of common shares
  outstanding during the year                                16,638,000            11,952,000          10,137,000
                                                            ------------          ------------        ------------

Basic and diluted loss per share                            $      (.28)          $      (.10)        $      (.96)
                                                            ============          ============        ============

         The computation of diluted loss per share excludes the effect of incremental common shares attributable to the exercise of outstanding common stock options and warrants because their effect was antidilutive due to losses incurred by the Company. See summary of outstanding stock options and warrants in Note 10.

(14)     COMMITMENTS AND CONTINGENCIES

LEASES

         The Company conducts most of its operations from leased facilities under operating leases which expire at various dates through 2003. The leases generally require the Company to pay all maintenance, insurance and property tax costs and contain provisions for rent increases. Total rent expense for 1999, 1998 and 1997, was $1,711,000, $2,091,000 and $2,477,000, respectively.

         The future minimum rental payments required under operating leases that have initial or remaining noncancellable lease terms in excess of one year are as follows:

         Year Ending December 31,                                     Amount
         ------------------------                             ------------------
                  2000                                        $        1,215,000
                  2001                                                   897,000
                  2002                                                   626,000
                  2003                                                   122,000
                  2004                                                    84,000
                                                              ------------------
                                                              $        2,944,000
                                                              ==================

            MICROTEL INTERNATIONAL, INC. AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


LITIGATION

         The Company and its subsidiaries are, from time to time, involved in legal proceedings, claims and litigation arising in the ordinary course of business. While the amounts claimed may be substantial, the ultimate liability cannot presently be determined because of considerable uncertainties that exist. Therefore, it is possible the outcome of such legal proceedings, claims and litigation could have a material effect on quarterly or annual operating results or cash flows when resolved in a future period. However, based on facts currently available, management believes such matters will not have a material adverse affect on the Company's consolidated financial position, results of operations or cash flows.

SCHEINFELD v. MICROTEL INTERNATIONAL, INC.

         In October 1996, David Scheinfeld brought an action in the Supreme Court of the State of New York, County of New York, to recover monetary damages in the amount of $300,000 allegedly sustained by the failure of the Company, its stock transfer agent and its counsel to timely deliver and register 40,000 shares of common stock purchased by Mr. Scheinfeld. The Company was informed by Mr. Scheinfeld that in order to settle his claims, the Company would have to issue him unrestricted shares of common stock. Since, in the absence of registrations, the Company could not issue unrestricted shares, the Company answered Mr. Scheinfeld's motion and sought to compel him to serve a complaint upon the defendants. On June 30, 1997, the complaint was served, and the Company has subsequently answered, denying the material allegations of the complaint.

         During the third quarter of 1999, the Company entered into a settlement agreement with David Scheinfeld. The Company agreed to pay $75,000 payable in an initial payment of $6,250 and eleven monthly payments of $6,250 thereafter without interest. The unpaid amount due as of December 31, 1999, aggregating $50,000, is presented in other promissory notes (Note 8).

DANIEL DROR & ELK INTERNATIONAL, INC. v. MICROTEL INTERNATIONAL, INC.

         In November 1996, the Company entered into an agreement (the "Agreement") with the former Chairman of the Company, which involved certain mutual obligations. In December 1997, the former Chairman defaulted on the repayment of the first installment of a debt obligation which was an obligation set forth in the Agreement. Also in December 1997, the former Chairman of the Company, filed suit in the District Court for Galveston County, Texas alleging the Company had breached an alleged oral modification of the Agreement. In January 1998, the Company answered the complaint denying the allegation and litigation commenced in Texas.

         In April 1998, the Company brought an action in California against the former Chairman for breach of the Agreement and sought recovery of all stock, warrants and debt due the Company. The Company obtained a judgement against the former Chairman in this litigation.

         In December 1997, Elk International Corporation Limited ("Elk"), a stockholder of the Company, brought an action in Texas against the Company's current Chairman and an unrelated party, alleging certain misrepresentations during the merger discussions between XIT and the Company. In February

            MICROTEL INTERNATIONAL, INC. AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1999, Elk filed suit against the Company, the current Chairman and the Company's general counsel in connection with a stop transfer placed by the Company on certain common shares held by Elk.

         In March 1999, the parties entered into a settlement agreement which terminated all of the aforementioned actions. The agreement calls for the Company to issue to Elk, Dror and other parties $60,000 and 150,000 shares of the Company's common stock with a fair market value of approximately $56,000 (based on the closing market price of the common stock on the settlement date). In addition, the Company issued 1,000,000 warrants to purchase the Company's common stock at an exercise price of $1.37 per share for two years in exchange for the returning 750,000 options and returning 90,000 warrants all to purchase the Company's common stock at an exercise price of $2.50 per share for 2.8 years. The fair value of the warrants granted over the options and warrants returned on the date of the settlement was approximately $17,000. The estimated fair values of the old and new options or warrants were calculated using a Black-Scholes pricing model with the following assumptions: no dividend yield, expected volatility of 81%; a risk-free interest rate of 5%; and expected lives of 2.8 and 2 years, respectively. The Company accrued for this settlement in the accompanying 1998 consolidated financial statements.

EMPLOYEE BENEFIT PLANS

         Though September 30, 1998, the Company sponsored several defined contribution plans ("401(k) Plans") covering the majority of its U.S. domestic employees. Effective October 1, 1998, these plans were terminated and a new plan was instituted covering the same employees. Participants may make voluntary pretax contributions to such plans up to the limit as permitted by law. Annual contributions to any plan by the Company is discretionary. The Company made contributions of $31,000, $22,000 and $43,000 to the 401(k) Plans for the calendar years ended December 31, 1999, 1998 and 1997, respectively.

(15)     SEGMENT AND MAJOR CUSTOMER INFORMATION

         The Company has two reportable segments: Telecommunications and Components. The Telecommunications segment operates principally in the U.S. and European markets and designs, manufactures and distributes telecommunications test instruments and voice and data transmission and networking equipment. The Components segment operates in the U.S., European and Asian markets and designs, manufactures and markets information technology products, including input and display components, subsystem assemblies, and power supplies.

         The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company evaluates performance based upon profit or loss from operations before income taxes exclusive of nonrecurring gains and losses. The Company accounts for intersegment sales at prices negotiated between the individual segments.

            MICROTEL INTERNATIONAL, INC. AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


         The Company's reportable segments are comprised of operating entities offering the same or similar products to similar customers. Each segment is managed separately because each business has different customers, design and manufacturing and marketing strategies. Selected financial data for each of the Company's operating segments is shown below.

                                                              1999                 1998                 1997
                                                              ----                 ----                 ----
SALES FROM EXTERNAL CUSTOMERS:
     Telecommunications                                   $15,666,000          $17,532,000         $15,054,000
     Components                                            10,247,000           12,568,000          12,197,000
                                                      ----------------- -------------------- --------------------
                                                          $25,913,000          $30,100,000         $27,251,000
                                                      ================= ==================== ====================
INTERSEGMENT SALES:
     Telecommunications                                   $        --          $    17,000         $   133,000
     Components                                               279,000              635,000             957,000
                                                      ----------------- -------------------- --------------------
                                                          $   279,000          $   652,000         $ 1,090,000
                                                      ================= ==================== ====================
INTEREST EXPENSE:
     Telecommunications                                   $   110,000          $    79,000         $   109,000
     Components                                                75,000              323,000             396,000
                                                      ----------------- -------------------- --------------------
                                                          $   185,000          $   402,000         $   505,000
                                                      ================= ==================== ====================
DEPRECIATION AND AMORTIZATION:
     Telecommunications                                   $   490,000          $   265,000         $   164,000
     Components                                               101,000              241,000             284,000
                                                      ----------------- -------------------- --------------------
                                                          $   591,000          $   506,000         $   448,000
                                                      ================= ==================== ====================
SEGMENT PROFITS (LOSSES):
     Telecommunications                                   $(1,376,000)         $   367,000         $   536,000
     Components                                             1,341,000            2,473,000             794,000
                                                      ----------------- -------------------- --------------------
                                                          $   (35,000)         $ 2,840,000         $ 1,330,000
                                                      ================= ==================== ====================
SEGMENT ASSETS:
     Telecommunications                                   $ 7,960,000          $10,234,000         $ 9,691,000
     Components                                             5,213,000            7,193,000           6,946,000
                                                      ----------------- -------------------- --------------------
                                                          $13,173,000          $17,427,000         $16,637,000
                                                      ================= ==================== ====================

            MICROTEL INTERNATIONAL, INC. AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


         The following is a reconciliation of the reportable segment revenues, profit or loss and assets to the Company's consolidated totals.

                                                                      1999                1998              1997
                                                                      ----                ----              ----
NET SALES
     Total sales for reportable segments                             $26,192,000        $30,752,000      $28,341,000
     Elimination of intersegment sales                                  (279,000)          (652,000)      (1,090,000)
                                                                 ------------------ ------------------ ------------------
Total consolidated revenues                                          $25,913,000        $30,100,000      $27,251,000
                                                                 ================== ================== ==================

PROFIT (LOSS) FROM CONTINUING OPERATIONS
   BEFORE INCOME TAXES
     Total profit (loss) for reportable segments                     $   (35,000)       $ 2,840,000      $ 1,330,000
     Write-down of goodwill                                                   --                 --       (5,693,000)
     Unallocated amounts:
         General corporate expenses                                   (3,284,000)        (3,140,000)      (3,180,000)
                                                                 ------------------ ------------------ ------------------
Consolidated loss from continuing operations before
   income taxes                                                      $(3,319,000)       $  (300,000)     $(7,543,000)
                                                                 ================== ================== ==================

ASSETS
     Total assets for reportable segments                            $13,173,000        $17,427,000      $16,637,000
     Other assets                                                      2,295,000          1,206,000        1,587,000
                                                                 ------------------ ------------------ ------------------
Total consolidated assets                                            $15,468,000        $18,633,000      $18,224,000
                                                                 ================== ================== ==================

INTEREST EXPENSE
     Interest expense for reportable segments                        $   185,000        $   402,000      $   505,000
     Other interest expense                                              112,000            105,000           45,000
                                                                 ------------------ ------------------ ------------------
Total interest expense                                               $   297,000        $   507,000      $   550,000
                                                                 ================== ================== ==================

DEPRECIATION AND AMORTIZATION
     Depreciation and amortization expense
          for reportable segments                                    $   591,000        $   506,000      $   448,000
     Other depreciation and amortization expense                         190,000            190,000          163,000
                                                                ------------------ ------------------- ------------------
Total depreciation and amortization                                  $   781,000        $   696,000      $   611,000
                                                                ================== =================== ==================

            MICROTEL INTERNATIONAL, INC. AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


         A summary of the Company's net sales, operating income (loss) and identifiable assets by geographical area follows:

                                                                      1999                1998               1997
                                                                      ----                ----               ----
Net sales:
     United States                                                    $ 9,490,000         $12,804,000        $12,251,000
     Japan                                                                658,000             706,000            857,000
     France                                                            10,958,000          11,118,000          8,450,000
     United Kingdom                                                     4,807,000           5,472,000          5,693,000
                                                                ------------------ ------------------- ------------------
                                                                      $25,913,000         $30,100,000        $27,251,000
                                                                ================== =================== ==================
Long-lived assets:
     United States                                                    $ 1,905,000         $ 2,602,000        $ 2,626,000
     Japan                                                                 16,000              13,000             12,000
     France                                                               257,000             458,000            807,000
     United Kingdom                                                       190,000             133,000            296,000
                                                                ------------------ ------------------- ------------------
                                                                      $ 2,368,000         $ 3,206,000        $ 3,741,000
                                                                ================== =================== ==================

         Sales and purchases between geographic areas have been accounted for on the basis of prices set between the geographic areas, generally at cost plus 5%. Identifiable assets by geographic area are those assets that are used in the Company's operations in each location. Net sales by geographic area have been determined based upon the country from which the product was shipped.

         The Company had sales to one customer which accounted for approximately 14% of net sales in 1997. No one customer accounted for more than 10% of net sales in 1998 or 1999.

(16)     GOING CONCERN

         The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. During the years ended December 31, 1999, 1998 and 1997, the Company experienced significant operating losses. Additionally, the Company is in default of the Domestic Credit Facility agreement (Note 7) as the Company is not in compliance with an adjusted net worth covenant contained therein. These factors raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. The Company's foreign subsidiaries in the United Kingdom, France and Japan have separate borrowing arrangements. Although management has been successful in obtaining working capital to fund operations to date, there can be no assurance that the Company will be able to generate additional capital in the future.

         During 1999, the Company took certain actions in an effort to become profitable and improve cash flow from operations in the future. As a result of the current and future anticipated operating losses at the Company's HyComp subsidiary, the Company sold substantially all the assets of this subsidiary in the first quarter of 1999. Additionally, during the second half of 1999, the Company embarked on a cost reduction program, which included a significant reduction in personnel at the Company's domestic subsidiaries and the relocation and downsizing of the corporate headquarters and certain subsidiaries' manufacturing and office facilities. Furthermore, the Company terminated its lease obligation related to its corporate

            MICROTEL INTERNATIONAL, INC. AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


headquarters and one manufacturing facility in connection with the sale of its investment in a partnership (Note 6) and also subleased a portion of another subsidiary's facility. In addition, subsequent to year end, the Company sold its investment in the common stock of Digital Transmission Systems, Inc. for which the Company received cash proceeds of $520,000 and common shares of a foreign publicly-traded company, with a then current market value of approximately $720,000 (Note 3).

         The Company is implementing a corporate finance program designed to improve its working capital structure by considering certain alternatives to its existing domestic credit facilities. The Company is actively searching for alternative financing to replace the current domestic credit facility. Although no replacement lender has been selected, the Company has identified several prospective lenders, one of whom has submitted a proposal to the Company. The finance program also involves the potential private placement of certain debt or equity securities. Additionally, management is exploring the potential to further leverage its common stock held in Wi-LAN, Inc. (Note 3) which has a fair market value of approximately $1,600,000 as of February 29, 2000. The Company's domestic credit facilities lender has provided an additional $400,000 of borrowing capacity against this asset. In addition, the Company is in negotiations with a foreign financial institution to leverage the Company's existing United Kingdom subsidiary to provide additional working capital for operations and acquisitions. Finally, management has developed and continues to implement plans to reduce existing cost structures, improve operating efficiencies, and strengthen the Company's operating infrastructure.

(17)     DISCONTINUED OPERATIONS

         In October 2000, the Company decided to discontinue its circuits segment operations. At that time, the circuits segment operations consisted of XCEL Etch Tek, a wholly-owned subsidiary. During 1998 and 1999, the Company sold substantially all of the assets of two other circuits operations, HyComp and XCEL Arnold Circuits (see Note 3). Accordingly, all current and prior financial information related to the circuits segment operations (XCEL Etch Tek, HyComp and XCEL Arnold) have been presented as discontinued operations in the accompanying consolidated financial statements. The net assets and liabilities relating to the circuits segment have been included in net assets (liabilities) of discontinued operations in the accompanying consolidated balance sheet, including the following debt obligations which relate to the discontinued segment which were repaid from the proceeds of the related sale (in thousands):

                                                       1999        1998
                                                       ----        ----
Line of credit with a commercial lender (Note 7)     $  326      $1,126
Term notes payable with commercial lender (Note 7)      366         893
                                                     ------     -------
                                                     $  692      $2,019
                                                     ======     =======

         The Company anticipates the sale of substantially all of the assets of XCEL Etch Tek in November 2000 for consideration of $260,000 in cash, a $50,000 note and the assumption of $75,000 in liabilities. The sale is expected to result in a loss of approximately $476,000. As of December 31, 1999, the Company has not accrued for the loss on sale nor the loss of approximately $158,000 related to the operations of XCEL Etch Tek from October 2, 2000 through November 22, 2000 (the anticipated sale date).

                  MICROTEL INTERNATIONAL, INC. AND SUBSIDIARIES
                                   SCHEDULE II
                        VALUATION AND QUALIFYING ACCOUNTS
                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

                                                                         Additions
                                                     Balance at          Charged to          Deductions
                                                    Beginning of          Costs and         Write-offs of        Balance at
Description                                             Year              Expenses            Accounts           End of Year
-----------                                             ----              --------            --------           -----------
Allowance for doubtful accounts:
     Year ended December 31, 1999                        $ 250,000              29,000            (99,000)             180,000
     Year ended December 31, 1998                          225,000              79,000            (54,000)             250,000
     Year ended December 31, 1997                           51,000             234,000            (60,000)             225,000
                                                   ================    ================    ================    ================

                       MICROTEL INTERNATIONAL, INC. AND SUBSIDIARIES
                          CONSOLIDATED CONDENSED BALANCE SHEETS
                   (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
                                       (UNAUDITED)

                                                                            September 30,     December 31,
ASSETS                                                                           2000              1999
                                                                           ----------------   ------------
Cash and cash equivalents                                                         $    694    $    480
Accounts receivable, net                                                             5,804       6,168
Inventories                                                                          6,198       4,047
Net assets of discontinued operations                                                   --         112
Other current assets                                                                 1,116         427
                                                                           ----------------   ------------
    Total current assets                                                            13,812      11,234
Property, plant and equipment-net                                                      867         765
Goodwill, net                                                                        3,186       1,507
Investment in unconsolidated affiliates                                                 --       1,240
Other assets                                                                           625         722
                                                                           ----------------   ------------
                                                                                  $ 18,490    $ 15,468
                                                                           ================   ============
LIABILITIES, REDEEMABLE PREFERRED STOCK
AND STOCKHOLDERS' EQUITY
Notes payable                                                                     $  2,556    $  1,781
Current portion of long-term debt                                                      732       1,056
Accounts payable                                                                     4,822       4,453
Accrued expenses                                                                     2,806       2,864
Net liabilities of discontinued operations                                             179          --
                                                                           ----------------   ------------
    Total current liabilities                                                       11,095      10,154
Long-term debt, less current portion                                                 1,186         143
Other liabilities                                                                      623         782
                                                                           ----------------   ------------
    Total liabilities                                                               12,904      11,079
Convertible redeemable preferred stock, $10,000 unit value.
    Authorized 250 shares; issued and outstanding 25 shares
    and 59.5 shares (aggregate liquidation preference of $250
    and $595, respectively)                                                            276         588
Stockholders' equity:
Preferred Stock, $0.01 par value. Authorized 10,000,000 shares
    Convertible Series B preferred stock, $0.01 par value,
    150,000 and 0 issued and outstanding (aggregate liquidation
    preference of $960 and $0, respectively)                                           938          --
Common stock, $0.0033 par value.  Authorized 25,000,000 shares;
    issued and outstanding 20,570,000 and 18,152,000                                    68          60
Additional paid-in capital                                                          24,379      23,726
Accumulated deficit                                                                (19,414)    (19,759)
Accumulated other comprehensive loss                                                  (661)       (226)
                                                                           ----------------   ------------
    Total stockholders' equity                                                       5,310       3,801
                                                                           ----------------   ------------
                                                                                  $ 18,490    $ 15,468
                                                                           ================   ============

     See accompanying notes to consolidated condensed financial statements.

                  MICROTEL INTERNATIONAL, INC. AND SUBSIDIARIES
    CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
                                  (UNAUDITED)

                                                    Three months ended    Nine months ended
                                                       September 30,        September 30,
                                                  --------------------  --------------------
                                                     2000       1999      2000        1999
                                                  ---------  ---------  --------   ---------
                                                   (in thousands, except per share amounts)
Net sales                                         $  6,871   $  6,448   $ 19,559   $ 19,444
Cost of sales                                        3,080      4,203     10,645     12,269
                                                  --------   ---------  --------   ---------
Gross profit                                         3,791      2,245      8,914      7,175
Operating expenses:
   Selling, general and administrative               2,467      2,385      6,923      8,494
   Engineering and product development                 277        459        772      1,462
                                                  --------   ---------  --------   ---------
Income (loss) from operations                        1,047       (599)     1,219     (2,781)
Other income (expense):
   Interest expense                                   (110)       (80)      (263)      (209)
   Equity in earnings of unconsolidated affiliates    --           28       --          755
   Other                                               177        (79)       381        (45)
                                                  --------   ---------  --------   ---------
Income (loss) from continuing operations
   before income taxes                               1,114       (730)     1,337     (2,280)
Income tax expense                                       2         12         13         25
                                                  --------   ---------  --------   ---------
Income (loss) from continuing operations             1,112       (742)     1,324     (2,305)
                                                  --------   ---------  --------   ---------
Discontinued operations:
   Loss from operations of discontinued segment        (84)      (292)      (276)      (949)
   Gain (loss) on disposal of discontinued
      segment, including provision for phase out
      period of $158 in 2000 periods                  (634)      --         (634)       331
                                                  --------   ---------  --------   ---------
                                                      (718)      (292)      (910)      (618)
                                                  --------   ---------  --------   ---------
Net income (loss)                                      394     (1,034)       414     (2,923)
Other comprehensive income (loss):
   Foreign currency translation adjustment            (218)       244       (435)      (180)
                                                  --------   ---------  --------   ---------
Total comprehensive income (loss)                 $    176   $   (790)  $    (21)  $ (3,103)
                                                  ========   =========  ========   =========
Earnings (loss) per share:
   Continuing operations:
      Basic                                       $   0.05   $  (0.04)  $   0.07   $  (0.14)
                                                  ========   =========  ========   =========
      Diluted                                     $   0.05   $  (0.04)  $   0.06   $  (0.14)
                                                  ========   =========  ========   =========
   Discontinued operations:
      Basic                                       $  (0.03)  $  (0.02)  $  (0.05)  $  (0.04)
                                                  ========   =========  ========   =========
      Diluted                                     $  (0.03)  $  (0.02)  $  (0.04)  $  (0.04)
                                                  ========   =========  ========   =========
   Net income (loss):
      Basic                                       $   0.02   $  (0.06)  $   0.02   $  (0.18)
                                                  ========   =========  ========   =========
      Diluted                                     $   0.02   $  (0.06)  $   0.02   $  (0.18)
                                                  ========   =========  ========   =========

     See accompanying notes to consolidated condensed financial statements.

                  MICROTEL INTERNATIONAL, INC. AND SUBSIDIARIES
                 CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)

                                                                           Nine months ended September 30,
                                                                                  2000       1999
                                                                               ---------  --------
                                                                                  (in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
     Net income (loss)                                                         $   414     (2,923)
     Net loss from discontinued operations                                        (910)      (618)
                                                                               ---------  --------
     Net income (loss) from continuing operations                                1,324     (2,305)
     Adjustments to reconcile net income (loss) to cash provided by (used in)
     operating activities:
         Depreciation and amortization                                             230        275
         Amortization of intangibles                                               282        243
         Write-off of note receivable                                               --        753
         Gain on the sale of fixed assets                                          (43)        --
         Gain on sale of Wi-LAN, Inc. stock                                       (197)        --
         Equity in earnings of unconsolidated entities                              --       (735)
         Stock and warrants issued as compensation                                 130      1,220
         Other noncash items                                                       648        967
         Changes in operating assets and liabilities:
                  Accounts receivable                                            1,179        294
                  Inventories                                                     (987)       344
                  Other assets                                                     (60)       262
                  Accounts payable and accrued expenses                         (2,668)      (278)
                                                                               ---------  --------
     Net cash provided by (used in) continuing operations                         (162)     1,040
     Net cash used in discontinued operations                                     (457)      (461)
                                                                               ---------  --------
Cash provided by (used in) operating activities                                   (619)       579
                                                                               ---------  --------
CASH FLOWS FROM INVESTING ACTIVITIES:
     Net purchases of property, plant and equipment                                (15)      (130)
     Proceeds from sale of fixed assets                                             43         --
     Proceeds from sale of DTS stock                                               520         --
     Proceeds from sale of Wi-LAN, Inc. stock                                      918         --
     Investment in Belix Ltd. companies                                           (592)        --
     Acquisition of T-Com, LLC assets                                              (83)        --
     Cash received from note receivable                                             --          9
                                                                               ---------  --------
Cash provided by (used in) investing activities                                    791       (121)
                                                                               ---------  --------
CASH FLOWS FROM FINANCING ACTIVITIES:
     Net proceeds (repayments) of notes payable and long-term debt                 301       (687)
     Proceeds from exercise warrants and employee stock options                     88         --
     Proceeds from sale of common stock                                             --          2
                                                                               ---------  --------
Cash provided by (used in) financing activities                                    389       (685)
                                                                               ---------  --------
Effect of exchange rate changes on cash                                           (348)      (180)
                                                                               ---------  --------
Net increase (decrease) in cash and cash equivalents                               213       (407)
                                                                               ---------  --------
Cash and cash equivalents at beginning of period                                   481        582
                                                                               ---------  --------
Cash and cash equivalents at end of period                                     $   694    $   175
                                                                               =========  ========

     See accompanying notes to consolidated condensed financial statements.

                  MICROTEL INTERNATIONAL, INC. AND SUBSIDIARIES
          CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (CONTINUED)
                                   (UNAUDITED)

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

Cash paid during the nine months for:
     Interest                                                                $  245   $  219
                                                                             ======   ======
     Income taxes                                                            $   13   $  108
                                                                             ======   ======

SUPPLEMENTAL DISCLOSURES OF NON-CASH INVESTMENT AND FINANCING ACTIVITIES:

     Common stock issued upon conversion of preferred stock                  $  381   $  924
                                                                             ======   ======
     Accretion of preferred stock                                            $   69   $   69
                                                                             ======   ======
     Issuance of common stock and warrants in connection with acquisitions   $1,000   $1,000
                                                                             ======   ======

     See accompanying notes to consolidated condensed financial statements.

                         MICROTEL INTERNATIONAL, INC.
              NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         MicroTel International, Inc. is an international telecommunications electronics company comprised of three wholly-owned subsidiaries - CXR Telcom Corporation in Fremont, California, CXR, S.A. in Paris, France and XIT Corporation in Rancho Cucamonga, California. CXR Telcom Corporation and CXR, S.A. design, manufacture and market electronic telecommunications test instruments, wireless and wireline voice, data and video transmission and network access equipment. XIT Corporation designs, manufactures and markets information technology products, including input and display components, subsystem assemblies and power supplies. The Company operates out of facilities in the United States, France, England and Japan.

         The Company is organized into two segments - Telecommunications and Electronic Components. Through the sale of various subsidiaries in 1998 and 1999, the Company has divested a majority of its circuits operations.

         In October 2000 the Company decided to discontinue its circuits segment operations. At that time the circuits segment operations consisted of XCEL Etch Tek, a wholly owned subsidiary. XCEL Etch Tek was offered for sale, see note 6. Accordingly, all current and prior financial information related to the circuits segment operations have been presented as discontinued operations in the accompanying consolidated condensed financial statements.

BASIS OF PRESENTATION

         The accompanying unaudited consolidated condensed financial statements have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission and therefore do not include all information and footnotes necessary for a complete presentation of financial position, results of operations and cash flows in conformity with generally accepted accounting principles.

         The unaudited consolidated condensed financial statements do, however, reflect all adjustments, consisting of only normal recurring adjustments, which are, in the opinion of management, necessary to state fairly the financial position as of September 30, 2000 and the results of operations and cash flows for the related interim periods ended September 30, 2000 and 1999. However, these results are not necessarily indicative of results for any other interim period or for the year. It is suggested that the accompanying consolidated condensed financial statements be read in conjunction with the Company's Consolidated Financial Statements included in its 1999 annual report on Form 10-K.

                         MICROTEL INTERNATIONAL, INC.
              NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

(2) EARNINGS (LOSS) PER SHARE

         The following table illustrates the computation of basic and diluted earnings (loss) per share (in thousands, except per share amounts):

                                               Three months ended     Nine months ended
                                                 September 30,           September 30,
                                               -----------------      ------------------
                                                2000       1999         2000       1999
                                              ---------  ---------   ---------  ---------
NUMERATOR:
Net income (loss)                             $    394  $ (1,034)    $   414   $ (2,923)

Less: accretion of the excess of the
redemption value over the carrying value of
redeemable preferred stock                          23        24          69         69
                                              --------  ---------   --------  ---------

Income (loss) attributable to common
stockholders                                       371    (1,058)        345     (2,992)
                                              --------  ---------   --------  ---------

DENOMINATOR:
Weighted average number of common shares
outstanding during the period                   20,537    17,200      19,141     16,192

Incremental shares from assumed conversions
of  warrants, options and preferred stock        1,921      --         2,206       --
                                              --------  ---------   --------  ---------

Adjusted weighted average shares                22,458    17,200      21,347     16,192
                                              --------  ---------   --------  ---------

Basic earnings (loss) per share               $   0.02  $  (0.06)    $  0.02   $  (0.18)
                                              ========  =========   ========  =========
Diluted earnings (loss) per share             $   0.02  $  (0.06)    $  0.02   $  (0.18)
                                              ========  =========   ========  =========

         The computation of diluted loss per share for the nine and three month periods ended September 30, 1999 excludes the effect of incremental common shares attributable to the exercise of outstanding common stock options and warrants because their effect was antidilutive due to losses incurred by the Company or such instruments had exercise prices greater than the average market price of the common shares during the periods presented.

                         MICROTEL INTERNATIONAL, INC.
              NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

(3) INVENTORIES

         Inventories consist of the following:

                                                               SEPTEMBER 30, 2000             DECEMBER 31, 1999
                                                               ------------------             -----------------
Raw materials                                                       $2,472,000                     $1,623,000
Work-in-process                                                      1,942,000                      1,174,000
Finished goods                                                       1,784,000                      1,250,000
                                                                     ---------                      ---------
                                                                    $6,198,000                     $4,047,000
                                                                    ==========                     ==========

(4) LITIGATION

         The Company and its subsidiaries from time to time become involved in legal proceedings, claims and litigation arising in the ordinary course of business. While the amounts claimed may be substantial, the ultimate liability cannot presently be determined because of considerable uncertainties that exist. Therefore, it is possible the outcome of such legal proceedings, claims and litigation could have a material effect on quarterly or annual operating results or cash flows when resolved in a future period. However, based on facts currently available, management believes such matters will not have a material adverse affect on the Company's consolidated financial position, results of operations or cash flows.

(5) ACQUISITION AND DISPOSITION OF BUSINESSES

         On January 7, 2000, the Company sold all of its interest in the common stock in Digital Transmission Systems, Inc. ("DTS") to Wi-LAN, Inc. ("Wi-LAN"), a company based in Alberta, Canada in exchange for $520,000 and 28,340 shares of Wi-LAN common stock. Wi-LAN is a publicly traded company on the Toronto Stock Exchange. The Wi-LAN common stock had a market value of $720,000 on the date of the transaction. The Company was restricted from selling the Wi-LAN stock until July 7, 2000 due to Toronto Stock Exchange rules that restrict sales of stock obtained in an acquisition related transaction.

         On July 7, 2000, the Company sold all its shares of Wi-LAN common stock for net proceeds of $917,000. The sale resulted in a gain of approximately $197,000 which is included in the Company's results of operations for the third quarter of 2000.

         On April 17, 2000, the Company finalized its acquisition of Belix Company, Ltd., ("Belix") including its two subsidiaries. The Company purchased the capital stock of Belix for $790,000 cash and an earn-out for the former stockholders based on sales. The Company has recorded an estimated earn-out accrual of approximately $800,000. In addition, the Company has recorded an additional accrual of approximately $384,000 for certain severance and relocation costs related to Belix. The Company has included accruals in the calculation of the cost of the acquisition. The acquisition of Belix has been accounted for as a purchase by the Company and resulted in approximately $1.8 million of goodwill. Belix is located in England, U. K. and is in the business of manufacturing power supplies for various applications. Belix has been integrated into the Company's existing power supply producer, XCEL Power Systems, Ltd. Belix's assets consist mostly of accounts receivable, inventories and fixed assets. All dollar amounts indicated in this paragraph are derived from the conversion of British pounds into U. S. dollars at the conversion rate in effect at the time of the acquisition.

                         MICROTEL INTERNATIONAL, INC.
              NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

         On September 22, 2000, the Company completed the acquisition, effective as of August 1, 2000, of substantially all of the assets of T-Com, LLC, a Delaware limited liability company ("T-Com"), and assumed certain liabilities of T-Com. The liabilities assumed consisted mostly of accounts payable, accrued payroll expenses and accrued commissions. The assets purchased are valued at approximately $1,496,000, and the liabilities assumed are approximately $496,000. T-Com is a manufacturer of high performance digital transmission test instruments used for the installation and maintenance of high speed telephone line services for telephone central offices, competitive local exchange carriers and private communications networks. The Company intends to use the acquired assets for substantially the same purposes as such assets were used by T-Com.

         The Company paid to T-Com for the net assets consideration valued at $1,000,000, as itemized below:

         - 150,000 shares of Series B Preferred Stock of the Company ("Series B Shares"). The Series B Shares become convertible into shares of common stock of the Company in three equal lots of 50,000 Series B Shares each at the end of six, twelve and eighteen months, respectively, following the acquisition closing date of September 22, 2000. Each Series B Share will be convertible into ten common shares, and conversion rights will be cumulative, with all 150,000 Series B Shares being convertible into common stock after eighteen months. The Series B Shares have a liquidation preference of $6.40 per share. The Company may redeem outstanding and unconverted Series B Shares for cash at a price per share equal to $7.36 by giving 20 days' prior written notice to the holders of Series B Shares to be redeemed. If less than all of the Series B Shares are to be optionally redeemed, the particular Series B Shares to be redeemed shall be selected by lot or by such other equitable manner determined by the Company's board of directors. The Company may not, however, redeem Series B Shares if there is an insufficient number of authorized and reserved shares of common stock for this purpose, to the extent the Series B Shares are subject to a lock-up, or to the extent the Company receives a conversion notice for Series B Shares prior to the redemption date. If the Company fails to pay the redemption price after calling any Series B Shares for optional redemption, the Company will have no further option to redeem Series B Shares.

         - Warrants to purchase up to 250,000 shares of the Company's common stock at a fixed exercise price of $1.25 per share, which are exercisable for a period of twenty-four months following the acquisition closing date of September 22, 2000. The warrants contain a cashless exercise feature.

         The consideration described above is valued at approximately $938,000 for the Series B Shares based on a value of $0.6253 per common share, the market value of the Company's common stock at the time the agreement in principal was signed, multiplied by the 1,500,000 common shares into which the preferred shares can be converted. The warrants have been valued at approximately $62,000 based on a calculation using the Black-Scholes valuation formula.

                         MICROTEL INTERNATIONAL, INC.
              NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

         The following represents the unaudited pro forma results of operations as if the acquisition of T-Com had occurred on January 1, 1999:

                                                                       Nine months ended September 30,
                                                                           2000                1999
                                                                        --------             -------
Net sales                                                               $ 21,189             $22,081
                                                                        ========             =======
Income (loss) from continuing operations                                $    722             $(2,888)
                                                                        ========             =======

Earnings (loss) per share from continuing operations:
   Basic                                                                $   0.03             $ (0.18)
                                                                        ========             =======
   Dilutd                                                               $   0.03             $ (0.18)
                                                                        ========             =======

(6) DISCONTINUED OPERATIONS

         In October 2000, the Company decided to discontinue its circuits segment operations. At that time the circuits segment operations consisted of XCEL Etch Tek, a wholly owned subsidiary. Accordingly, current and prior financial information related to the circuits segment operations have been presented as discontinued operations in the accompanying consolidated condensed financial statements. The Company anticipates the sale of substantially all of the assets of XCEL Etch Tek in November 2000 for consideration of $260,000 in cash, a $50,000 note and the assumption of $75,000 in liabilities. The sale is expected to result in a loss of approximately $476,000. As of September 30, 2000 the Company has accrued for the expected loss on sale and a loss of approximately $158,000 related to the operations of XCEL Etch Tek from October 1, 2000 through November 15, 2000.

         While the Company has entered into a letter of intent for the sale of XCEL EtchTek and expects the transaction to close on November 21, 2000, there can be no assurance that the sale will be completed. If the sale does not occur, the Company may need to record an additional loss related to XCEL Etch Tek in the fourth quarter of 2000.

         In March 1999, the Company sold substantially all of the assets and liabilities of HyComp, a wholly owned circuits operations subsidiary, for $750,000 in cash and a royalty on 1999 revenues generated from HyComp's customer base in excess of a specified amount. The sale resulted in a gain of $331,000.

(7) WARRANT EXERCISES

         In August and September 2000, warrants to purchase a total of 60,000 shares of the Company's common stock for $0.25 per share were exercised.

(8) DOMESTIC CREDIT FACILITY

         On June 23, 2000, the Company's credit facility with Congress Financial expired. Congress Financial extended this facility through August 14, 2000. On August 16, 2000, the Company obtained a credit facility from Wells Fargo Business Credit, Inc. This facility provides for a revolving loan of up to $3,000,000 secured by the Company's inventory and accounts receivable and a term loan in the amount of $687,000 secured by the Company's machinery and equipment. The annual interest rate on both portions

                         MICROTEL INTERNATIONAL, INC.
              NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

of the credit facility is the prime rate plus 2%. The facility contains a performance-based interest reduction feature. Based upon the Company's current and expected financial performance, the Company anticipates a reduction in the interest rate to the prime rate plus 1% upon completion of the audit of the Company's financial statements for the year ended December 31, 2000. The balance outstanding under this credit facility was $2,144,000 on September 30, 2000. There was $342,000 of additional borrowing available as of September 30, 2000. The credit facility expires on August 23, 2003. The Company's foreign subsidiaries have obtained credit facilities with Lloyds Bank in England, Banque National du Paris, Societe General and Banque Hervet in France and Johan Tokyo Credit Bank in Japan.

(9) REPORTABLE SEGMENTS

         The Company has two reportable segments: Telecommunications and Electronic Components. The Telecommunications segment operates principally in the U.S. and European markets and designs, manufactures and distributes telecommunications test instruments and voice and data transmission and network equipment. The Electronic Components segment operates in the U.S., European and Asian markets and designs, manufactures and markets digital switches, information technology products, including input and display components, subsystem assemblies, and power supplies.

         In October 2000 the Company decided to discontinue its circuits segment operations. At that time the circuits segment operations consisted of XCEL Etch Tek, a wholly owned subsidiary. XCEL Etch Tek was offered for sale, see note 6. Accordingly, all current and prior financial information related to the circuits segment operations have been presented as discontinued operations in the accompanying consolidated condensed financial statements.

         The Company evaluates performance based upon profit or loss from operations before income taxes, exclusive of nonrecurring gains and losses. The Company accounts for intersegment sales at prices negotiated between the individual segments.

         The Company's reportable segments are comprised of operating entities offering the same or similar products to similar customers. Each segment is managed separately because each business has different customers, design, manufacturing and marketing strategies.

         There were no other differences in the basis of segmentation or in the basis of measurement of segment profit or loss from the amounts disclosed in the Company's consolidated financial statements included in its 1999 Annual Report on Form 10-K. However, in this report, the two segments have been renamed to better describe the respective businesses. The Instrumentation and Test Equipment segment is now referred to as the Telecommunications segment, and the Components and Subsystems Assemblies segment is now named the Electronic Components segment.

                         MICROTEL INTERNATIONAL, INC.
              NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

         Selected financial data for each of the Company's operating segments is shown below.

                                                  Nine months ended        Nine months ended
                                                 September 30, 2000        September 30, 1999
                                                 ------------------        ------------------
SALES TO EXTERNAL CUSTOMERS:
      Telecommunications                           $  10,680,000            $ 11,279,000
      Components                                       8,879,000               8,165,000
                                                   -------------            ------------
                                                   $  19,559,000            $ 19,444,000
                                                   =============            ============
INTERSEGMENT SALES:
      Telecommunications                           $          --             $        --
      Components                                              --                 217,000
                                                   -------------            ------------
                                                   $          --             $   217,000
                                                   =============            ============

SEGMENT PRETAX INCOME (LOSS):
      Telecommunications                                 468,000            $ (2,120,000)
      Components                                       2,157,000                 189,000
                                                   -------------            ------------
                                                       2,625,000            $ (1,931,000)
                                                   =============            ============

                                                     September 30,          December 31,
                                                        2000                     1999
                                                     -----------            -----------
SEGMENT ASSETS:
      Telecommunications                             $ 8,433,000            $ 8,070,000
      Components                                       9,201,000              5,766,000
                                                     -----------            -----------
                                                     $17,634,000            $13,836,000
                                                     ===========            ===========

                         MICROTEL INTERNATIONAL, INC.
              NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

         The following is a reconciliation of the reportable segment loss and assets to the Company's consolidated totals.

                                                           Nine months ended           Nine months ended
                                                           September 30, 2000          September 30, 1999
                                                          -------------------        --------------------
 Pretax income (loss) from continuing operations:
    Total income (loss) for reportable segments           $    2,625,000             $   (1,931,000)
    Unallocated amounts:
       Gain on sale of Wi-LAN, Inc. stock                        197,000                        --
       Equity in earnings of unconsolidated
         affiliates                                                   --                   755,000
       Warranty reserve reversal                                 110,000                        --
       Unallocated general corporate expenses                 (1,595,000)                (1,104,000)
                                                          --------------             --------------
 Consolidated income (loss) from continuing
       operations before income taxes                     $    1,337,000             $   (2,280,000)
                                                          ==============             ==============

                                                           September 30, 2000         December 31, 1999
                                                          -------------------        --------------------
ASSETS
 Total assets for reportable segments                     $   17,634,000             $   13,836,000
    Other assets                                                 856,000                  1,632,000
                                                          --------------             --------------
 Total consolidated assets                                $   18,490,000             $   15,468,000
                                                          ==============             ==============

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


The Members
T-COM, LLC

We have audited the accompanying balance sheet of T-COM, LLC as of December 31, 1999 and the related statements of operations, members' deficit and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of T-COM, LLC at December 31, 1999 and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. The Company incurred significant operating losses and negative cash flows from operations during the year ended December 31, 1999. As discussed in Notes 9 and 10, the Company has sold substantially all of its assets and certain liabilities and essentially remains as a holding company for certain equity investments. The Company does not expect to generate any future operating revenues subsequent to September 2000 but will continue to incur certain administrative expenses. These factors, among others, raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are described in Note 10. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



                                         BDO Seidman, LLP

Costa Mesa, California
December 4, 2000

                                   T-COM, LLC
                                 BALANCE SHEETS


                                                                             December 31,             June 30,
                                                                                 1999                   2000
                                                                           ------------------      ---------------
                                                                                                    (unaudited)
ASSETS (NOTES 4, 5 AND 9)
Current assets:
     Cash and cash equivalents                                           $           172,427     $         26,855
     Accounts receivable                                                             231,272              481,130
     Inventories (Note 2)                                                            653,731              796,021
     Prepaid and other current assets                                                  3,875                5,315
                                                                           ------------------      ---------------
Total current assets                                                               1,061,305            1,309,321
Property and equipment, net (Note 3)                                                 166,751              160,575
Other assets                                                                          16,010               16,010
                                                                           ------------------      ---------------
                                                                         $         1,244,066     $      1,485,906
                                                                           ==================      ===============
LIABILITIES AND MEMBERS' DEFICIT
Current liabilities:
     Accounts payable                                                    $           166,622     $        334,026
     Accrued payroll and commissions (Note 7)                                        278,314              377,788
     Other accrued expenses                                                           86,420               53,339
                                                                           ------------------      ---------------
Total current liabilities                                                            531,356              765,153
Line of credit (Notes 4 and 9)                                                       505,176              508,262
Note payable (Notes 5 and 9)                                                       2,053,333            2,053,333
                                                                           ------------------      ---------------
Total liabilities                                                                  3,089,865            3,326,748
                                                                           ------------------      ---------------
Commitment and contingencies (Notes 7 and 10)
Subsequent events (Notes 6 and 9)
Members' deficit (Notes 6 and 9):
     Members' capital                                                              3,079,230            3,553,813
     Accumulated deficit                                                          (4,925,029)          (5,394,655)
                                                                           ------------------      ---------------
Total members' deficit                                                            (1,845,799)          (1,840,842)
                                                                           ==================      ===============
                                                                         $         1,244,066     $      1,485,906
                                                                           ==================      ===============


                See accompanying notes to financial statements.

                                   T-COM, LLC
                            STATEMENTS OF OPERATIONS



                                                             Year Ended                 Six Months Ended
                                                            December 31,                    June 30,
                                                                1999                2000                1999
                                                                ----                ----                ----
                                                                                          (unaudited)
Net sales                                               $        3,239,376   $      1,430,678    $      1,649,941
Cost of sales                                                    1,441,888            627,370             816,941
                                                          -----------------    ---------------     ---------------
Gross profit                                                     1,797,488            803,308             833,000
Operating expenses:
     Selling, general and administrative                         1,605,901            602,411             816,573
     Engineering and product development                         1,001,227            524,592             531,760
     Write-down of goodwill (Note 8)                             3,424,569                  -                   -
                                                          -----------------    ---------------     ---------------
Loss from operations                                            (4,234,209)          (323,695)           (515,333)
Other income (expense):
     Interest expense                                             (280,325)          (149,304)           (141,315)
     Other, net                                                     14,809              8,632               9,208
                                                          -----------------    ---------------     ---------------
Loss before income taxes                                        (4,499,725)          (464,367)           (647,440)
Income taxes                                                        (4,000)            (5,259)             (1,685)
                                                          -----------------    ---------------     ---------------
Net loss                                                $       (4,503,725)   $      (469,626)  $        (649,125)
                                                          =================    ===============     ===============



                See accompanying notes to financial statements.

                                   T-COM, LLC
                          STATEMENTS OF MEMBERS' EQUITY




                                                     Members'             Accumulated
                                                     Capital                Deficit                Total
                                                  --------------       -----------------      --------------
Balance at December 31, 1998                    $     3,025,479      $         (421,304)    $     2,604,175
Options issued as compensation (Note 6)                  53,751                       -              53,751
Net loss                                                      -              (4,503,725)         (4,503,725)
                                                  --------------       -----------------      --------------
Balance at December 31, 1999                          3,079,230              (4,925,029)         (1,845,799)
Contribution                                            450,000                       -             450,000
Options issued as compensation (Note 6)
     (unaudited)                                         24,583                       -              24,583
Net loss (unaudited)                                          -                (469,626)           (469,626)
                                                  --------------       -----------------      --------------
Balance at June 30, 2000 (unaudited)            $     3,553,813      $       (5,394,655)    $    (1,840,842)
                                                  ==============       =================      ==============


                See accompanying notes to financial statements.

                                   T-COM, LLC
                            STATEMENTS OF CASH FLOWS

                                                                  Year Ended                 Six Months Ended
                                                                 December 31,                    June 30,
                                                                     1999                2000               1999
                                                                     ----                ----               ----
                                                                                               (unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss                                                      $      (4,503,725) $        (469,626) $        (649,125)
   Adjustments to reconcile net loss to cash used in
     operating activities:
       Depreciation and amortization                                     54,752             16,979             26,654
       Amortization of intangible assets                                123,037                  -            123,037
       Provision for inventory obsolescence                               8,000             23,451              4,000
       Write-down of goodwill                                         3,424,569                  -                  -
       Options issued as compensation                                    53,751             24,583             28,238
   Changes in operating assets and liabilities:
     Accounts receivable                                                322,359           (249,858)           121,156
     Inventories                                                         11,288           (165,741)             6,502
     Prepaids and other assets                                           12,356             (1,440)            19,734
     Accounts payable                                                     7,983            167,404            145,706
     Accrued payroll and commissions                                    151,185             99,474             82,244
     Other accrued expenses                                             (11,733)           (33,081)           (19,016)
                                                                ----------------     --------------     --------------
Cash used in operating activities                                      (346,178)          (587,855)          (110,870)
                                                                ----------------     --------------     --------------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Net purchases of property and equipment                              (13,585)           (10,803)            (7,544)
                                                                ----------------     --------------     --------------
Cash used in investing activities                                       (13,585)           (10,803)            (7,544)
                                                                ----------------     --------------     --------------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Net borrowings on line of credit                                      11,581              3,086              8,495
   Proceeds from sale of member units                                         -            450,000                  -
                                                                ----------------     --------------     --------------
Cash provided by financing activities                                    11,581            453,086              8,495
                                                                ----------------     --------------     --------------
Net decrease in cash and cash equivalents                              (348,182)          (145,572)          (109,919)
Cash and cash equivalents at beginning of period                        520,609            172,427            520,609
                                                                ----------------     --------------     --------------
Cash and cash equivalents at end of period                    $         172,427    $        26,855    $       410,690
                                                               ================     ==============     ==============

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

  Cash paid during the period for:
     Interest                                                 $         282,447   $        123,900   $        143,437
                                                                ================    ===============    ===============
     Income taxes                                             $           4,800   $          6,090   $          4,700
                                                                ================    ===============    ===============

                See accompanying notes to financial statements.

                                   T-COM, LLC
                          NOTES TO FINANCIAL STATEMENTS



(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION AND BUSINESS

T-COM, LLC (the "Company") was organized in Delaware in April 1998. The Company designs, develops, manufactures and markets telecommunications test equipment. The Company has sales throughout the United States, with sales offices in four states. According to the Company's Limited Liability Company Agreement (the "LLC Agreement"), the term of the Company has been set at approximately 20 years and will continue until December 31, 2018.

As further defined in the LLC, the Company was originally capitalized with contributions in cash to the Company as follows:

   (a) Five Members contributed a total of $25,479 in exchange for 3,925,000 units. These Members are hereinafter referred to as Non-Investor Members.

   (b) Fourteen Members contributed a total of $2,500,000 in exchange for 5,000,000 units. These Members are hereinafter referred to as Investor Members.

PROFIT AND LOSS ALLOCATIONS

As further defined in the LLC Agreement, net losses of the Company, as defined, shall be allocated as follows:

   (a) First, until losses allocated to Investor Members equal the Investor Member's aggregate capital contributions (i) 1% to Non-Investor Members pro rata based upon their percentage interests and (ii) 99% to Investor Members, pro rata based upon their percentage interests.

   (b) Next, on a pro rata basis to all Members based upon their percentage interest.

As further defined in the LLC Agreement, net profits of the Company, as defined, shall be allocated as follows:

   (a) First, until the cumulative amounts of profits are equal to the cumulative allocations of previous losses, pro rata to all Members based on such previous allocations

(b) Next, on a pro rata basis to all Members based upon their percentage interest.

MEMBER DISTRIBUTIONS

As further defined in the LLC Agreement, all distributions of cash of the Company shall be distributed among the Members, as follows:

   (a) First, until the capital contributions of the Investor Members have been returned, the Company will distribute 47% of the estimated annual profits, as defined, to each Non-Investor Member, on a pro rata basis based upon their percentage interest.

                                   T-COM, LLC
                          NOTES TO FINANCIAL STATEMENTS



(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

   (b) Next, until capital contributions of the Investor Members have been returned, on a pro rata basis based upon their percentage interest until the amount of all distributions in (a) and (b) results in all distributions being in accordance with the percentage interests of the Non-Investor and Investor Members.

   (c) Next, to all Members on a pro rata basis based upon the aggregate of their unreturned capital contributions, until such amount has been returned to zero.

   (d) Next, to all Members on a pro rata basis based upon their percentage interest.

In connection with the December 1998 investment (Note 6) by Investor Members (the "1998 Investor Members"), the 1998 Investor Members will receive a preferred return of $500,000 prior to (b) above.

In connection with the January 2000 investment (Note 6) by Investor Members (the "2000 Investor Members"), the 2000 Investor Members will receive a preferred return of $1,350,000 prior to all of the distributions noted above.

The LLC agreement was amended in September 2000 (Note 9).

CASH AND CASH EQUIVALENTS

Cash and cash equivalents consist of all highly liquid investments with an original maturity of three months or less when purchased.

INVENTORIES

Inventories are stated at the lower of cost (first-in, first-out) or market (net realizable value).

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization are computed principally using the straight-line method over the useful lives of the assets ranging from 3 to 5 years. Maintenance and repairs are expensed as incurred while renewals and betterments are capitalized.

LONG-LIVED ASSETS

The Company reviews the carrying amount of its long-lived assets and identifiable intangible assets for possible impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. See Note 8.

                                   T-COM, LLC
                          NOTES TO FINANCIAL STATEMENTS


(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

REVENUE RECOGNITION

Revenues are recorded when products are shipped. All sales are made under the terms of FOB shipping point.

PRODUCT WARRANTIES

The Company provides warranties for certain of its products for periods of generally one or two years. Estimated warranty expense is recognized at the time of the sale.

ADVERTISING COSTS

Advertising costs are expensed as incurred. Advertising expense was approximately $43,000, $30,000 (unaudited) and $22,000 (unaudited) for the year ended December 31, 1999 and the six months ended June 30, 2000 and 1999, respectively.

RESEARCH AND DEVELOPMENT

Research and development costs are expensed as incurred.

INCOME TAXES

The Company has been organized as a Limited Liability Company ("LLC"). Accordingly, the Company has not provided for Federal income taxes since the liability is that of the individual members. The Company is subject to a nominal amount of state income taxes.

FAIR VALUE OF FINANCIAL INSTRUMENTS

Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments" requires all entities to disclose the fair value of financial instruments, both assets and liabilities recognized and not recognized on the balance sheet, for which it is practicable to estimate fair value. This statement defines fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties. As of December 31, 1999 and June 30, 2000, the fair value of all financial instruments approximated carrying value.

The carrying amount of cash and cash equivalents, accounts receivable, accounts payable and accrued expenses are reasonable estimates of their fair value because of the short maturity of these items. The Company believes the carrying amounts of its line of credit and note payable approximate fair value because the interest rates on these instruments are subject to change with, or approximate, market interest rates.

                                   T-COM, LLC
                          NOTES TO FINANCIAL STATEMENTS



(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CONCENTRATION OF CREDIT RISK

Financial instruments, which potentially expose the Company to concentration of credit risk, consist primarily of cash and accounts receivable. The Company places its cash with financial institutions. At times, cash balances may be in excess of the amounts insured by the Federal Deposit Insurance Corporation.

The Company's accounts receivable results from sales to a broad customer base. The Company extends credit to its customers based upon an evaluation of the customer's financial condition and credit history and generally does not require collateral. The Company has not experienced significant write-offs or bad debt and actual credit losses are provided for in the financial statements and consistently have been within management's expectations.

The Company had sales to one customer which represented approximately 10% of net sales for the year ended December 31, 1999. The accounts receivable balance from this and one other customer was approximately 22% and 12%, respectively of the Company's accounts receivable at December 31, 1999.

COMPREHENSIVE INCOME

In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"). SFAS No. 130 establishes standards for the reporting and display of comprehensive income and its components in a full set of general-purpose financial statements and is effective for fiscal years beginning after December 15, 1997. The Company had no comprehensive income items to report for all periods presented.

SEGMENT INFORMATION

The Company follows the provisions of Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS No. 131"). SFAS No.131 requires that companies report selected segment information in annual financial statements and requires companies to report selected segment information in interim financial statements. The Company operates solely in one operating segment; the design, development, manufacture and sale of telecommunications test equipment.

INTERIM FINANCIAL STATEMENTS

In the opinion of management, the accompanying unaudited interim financial statements contain all adjustments (consisting of normal recurring accruals) necessary to present fairly the Company's financial position as of June 30, 2000, and the results of operations and cash flows for the six months ended June 30, 2000 and 1999. The results of operations for the six months ended June 30, 2000 and 1999, are not necessarily indicative of the results to be expected for the full year.

                                   T-COM, LLC
                          NOTES TO FINANCIAL STATEMENTS


(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

NEW ACCOUNTING PRONOUNCEMENTS

In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivatives and Hedging Activities" ("SFAS No. 133"), which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collective referred to as derivatives), and for hedging activities. SFAS No 133, as amended by SFAS No. 137, is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. The Company currently does not engage in, nor does it expect to engage in, derivative or hedging activities and, accordingly, the Company anticipates there will be no impact to its financial statements.

In April 1998, the American Institute of Certified Public Accountants issued SOP No. 98-5, "Reporting on the Costs of Start-Up Activities" ("SOP 98-5"). SOP 98-5 requires that all start-up costs related to new operations must be expensed as incurred. In addition, all start-up costs that were capitalized in the past must be written off when SOP 98-5 is adopted. The adoption of SOP 98-5 did not have a material impact on the Company's financial position or results of operations.

In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements ("SAB 101"). SAB 101 summarizes certain areas of the Staff's views in applying generally accepted accounting principles to revenue recognition in financial statements. The Company believes that its current revenue recognition policies comply with SAB 101.

(2) INVENTORIES

Inventories are summarized as follows:



                                         December 31,             June 30,
                                             1999                   2000
                                       -----------------      -----------------
                                                                (unaudited)
     Raw materials                   $           115,767    $          194,035
     Work-in-process                             176,164               255,731
     Finished goods                              361,800               346,255
                                       -----------------      -----------------
                                     $           653,731    $          796,021
                                       ==================     =================


                                   T-COM, LLC
                          NOTES TO FINANCIAL STATEMENTS



(3) PROPERTY AND EQUIPMENT

Property and equipment consists of the following:

                                               December 31,             June 30,
                                                   1999                   2000
                                             ------------------     -----------------
                                                                      (unaudited)
     Computers and software                $           176,181    $          187,003
     Machinery and equipment                            99,350                99,350
                                             ------------------     -----------------
                                                       275,531               286,353
     Accumulated depreciation                         (108,780)             (125,778)
                                             ------------------     -----------------
                                           $           166,751    $          160,575
                                             ==================     =================


(4) LINE OF CREDIT

The Company has a line of credit with a bank. The credit line is collateralized by substantially all assets of the Company, bears interest at the bank's prime rate (8.5% at December 31, 1999) plus 2% and is payable on demand. Borrowings are based upon the lesser of $800,000 or 80% of eligible accounts receivable and 40% of net inventory, as defined.

The line of credit originally expired in June 1999 but was extended to January 2000 and then again to April 2000. The line of credit requires maintenance of certain financial ratios and contains other restrictive covenants. The Company was not in compliance with certain of such covenants throughout 1999 and 2000. In connection with the extensions, the covenant violations were waived through the extension periods. However, no additional borrowings were available and the Company was required to paydown a portion of the debt with a portion of any net income, as defined during the extension period. No such paydowns occurred due to continuing losses. In September 2000, the obligation under the line of credit and note payable (Note 5) was forgiven by the bank in exchange for a 33% interest in the Company (Note 9). Due to the transaction described in Note 9, the entire balance under the line of credit has been classified as a long-term liability on the accompanying balance sheets.

(5) NOTE PAYABLE

The note payable relates to a $2,200,000 note payable to bank with an outstanding balance of $2,053,333 at December 31, 1999 and June 30, 2000 (unaudited). The note bears interest at the bank's prime rate (8.5% at December 31, 1999) plus 2.5%. The note is collateralized by substantially all assets of the Company and is payable in monthly principal installments of approximately $37,000, plus interest through maturity in June 2002. As a result of the Company's non-compliance with certain financial covenants and as the Company was unable to make the required monthly payments in 1999 and 2000, the note is due on demand. In September 2000, the obligation under the note and line of credit (Note 4) was forgiven by the bank in exchange for a 33% interest in the Company (Note 9). Due to the transaction described in Note 9, the entire balance under the note payable has been classified as a long-term liability on the accompanying balance sheets.

                                   T-COM, LLC
                          NOTES TO FINANCIAL STATEMENTS



(6) MEMBERS' DEFICIT

CONTRIBUTIONS

In December 1998, a contribution of $500,000 was made by Investor Members in exchange for 4,651,515 units.

As of December 31, 2000, a total of 13,576,515 units were outstanding.

In January 2000, a contribution of $450,000 was made by Investor Members in exchange for $1,350,000 preferred return.

VOTING RIGHTS

Investor Members shall have the right to vote only upon certain significant matters, including any amendments to the original LLC Agreement, admission of a new Member or dissolution of the Company.

OPTIONS

The Company's LLC Agreement includes a provision to issue an additional 1,000,000 units to key employees. The Company has chosen to issue options underlying these units instead of issuing the units outright. A summary of the option activity is as follows:


                                                  December 31, 1999                      June 30, 2000
                                            -------------------------------     ---------------------------------
                                                                   Weighted                             Weighted
                                                                    Average                              Average
                                                                   Exercise                             Exercise
                                                Units                 Price         Units                  Price
                                            --------------    --------------    ---------------    --------------
                                                                                          (unaudited)
Outstanding,
    beginning of period                           752,970   $        0.0977            834,970  $         0.0886
Granted                                           300,000            0.0052             75,000            0.0052
Cancelled                                        (218,000 )          0.0052                  -                 -
                                            --------------    --------------    ---------------   ---------------

Outstanding,
    end of period                                 834,970   $        0.0886            909,970  $         0.0830
                                            ==============    ==============    ===============   ===============

Options exercisable
    at period-end                                 410,970                              487,470
                                            ==============                      ===============

Weighted-average fair value of options
    granted during period                                   $        0.3158                     $         0.1031
                                                              ==============                      ===============


                                   T-COM, LLC
                          NOTES TO FINANCIAL STATEMENTS



(6) MEMBERS' DEFICIT (CONTINUED)

Information relating to options at December 31, 1999 summarized by exercise price is as follows:


                                      Options Outstanding                         Options Exercisable
                         -----------------------------------------------   -----------------------------------
                                                              Weighted                              Weighted
                                                               Average                               Average
Exercise Price Per                                            Exercise                              Exercise
Unit                        Units       Life (Years)             Price          Units                  Price
---------------------    -------------  -------------      -------------   -----------------    --------------

           $  0.0052          538,000       4.13         $       0.0052             114,000   $        0.0052
              0.1075          196,970       6.00                 0.1075             196,970            0.1075
              0.5000          100,000       5.41                 0.5000             100,000            0.5000
             --------    -------------  -------------      -------------   -----------------    --------------

           $  0.0052
          to  0.5000          834,970       4.73         $       0.0886             410,970   $        0.2849
             --------    -------------  -------------      -------------   -----------------    --------------

During the year ended December 31, 1999 and the six months ended June 30, 2000 and 1999, the Company recognized compensation expense of approximately $54,000, $25,000 (unaudited) and $28,000 (unaudited), respectively related to options issued.

Statement of Financial Accounting Standards No. 123 ("SFAS 123"), "Accounting for Stock-Based Compensation", requires the Company to provide pro forma information regarding net income as if such compensation cost for the Company's options had been determined in accordance with the fair value of each option at the grant date by using the present value approach with the following assumptions for grants in 1999: 0% dividend yield; a risk free interest rate of 5.5%; and expected lives of 2 years.

Under the accounting provisions of SFAS 123 the Company's net loss for the year ended December 31, 1999 would have been decreased to the pro forma amount indicated below:



                 As reported                   $   (4,503,725)
                 Pro forma                     $   (4,503,801)


(7) COMMITMENTS AND CONTINGENCIES

LEASES

The Company conducts most of its operations from a leased facility under an operating lease which expires in December 2000. The Company also has an operating lease for a phone system which expires in August 2003. Total rent expense for the year ended December 31, 1999 was approximately $69,000. Total rent expense for the six months ended June 30, 2000 and 1999 was approximately $53,000 (unaudited) and $103,000 (unaudited), respectively.

                                   T-COM, LLC
                          NOTES TO FINANCIAL STATEMENTS



(7) COMMITMENTS AND CONTINGENCIES (CONTINUED)

The future minimum rental payments required under the two operating leases are as follows:


YEAR ENDING DECEMBER 31,                                          AMOUNT
-------------------------                                         ------
     2000                                                   $     49,725
     2001                                                          2,939
     2002                                                          2,939
     2003                                                          1,714
     2004                                                              -
                                                              -----------
                                                            $     57,317
                                                              ===========


EMPLOYMENT AGREEMENT

The Limited Liability Company Agreement includes a commitment to pay a Non-Investor Member $150,000 per year as compensation for services as an employee of the Company. As of December 31, 1999 and June 30, 2000, the Company has approximately $174,000 and $255,000 (unaudited), respectively, accrued related to this commitment. Such amount has been included in accrued payroll and commissions on the accompanying balance sheets.

LITIGATION

The Company is, from time to time, involved in legal proceedings, claims and litigation arising in the ordinary course of business. While the amounts claimed may be substantial, the ultimate liability cannot presently be determined because of considerable uncertainties that exist. Therefore, it is possible the outcome of such legal proceedings, claims and litigation could have a material effect on quarterly or annual operating results or cash flows when resolved in a future period. However, based on facts currently available, management believes such matters will not have a material adverse affect on the Company's financial position, results of operations or cash flows.

EMPLOYEE BENEFIT PLANS

The Company sponsors a defined contribution plan ("401(k) Plan") covering the majority of its employees. Participants may make voluntary pretax contributions to such plans up to the limit as permitted by law. Annual contributions to the plan by the Company, if any, is discretionary. The Company made no contributions to the 401(k) Plan during the year ended December 31, 1999 or the six months ended June 30, 2000 (unaudited) and 1999 (unaudited), respectively.

                                   T-COM, LLC
                          NOTES TO FINANCIAL STATEMENTS



(8) NON-RECURRING CHARGES; IMPAIRMENT OF GOODWILL

The Company assesses the recoverability of its goodwill whenever adverse events or changes in circumstances or business climate indicate that expected future cash flows (undiscounted and without interest charges) may not be sufficient to support recorded goodwill. During 1999, due to a significant decrease in sales, declines in profit margins and continuing operating losses, the Company wrote-off the carrying value of goodwill originating with a June 1998 acquisition. This write-down totaled $3,424,569 and was charged to operations.

The Company was previously amortizing the goodwill over 15 years using the straight-line basis. The statement of operations for the year ended December 31, 1999 and the six months ended June 30, 1999 (unaudited) each includes approximately $123,000 of goodwill amortization prior to the write-off.

(9)      SUBSEQUENT EVENTS

In September 2000, the Company amended its LLC Agreement (the "Amendment") and concurrently completed the sale of substantially all of its assets and certain of its liabilities to MicroTel International, Inc. ("MicroTel"), effective August 1, 2000.

In accordance with the terms of the sales agreement with MicroTel, the Company received 150,000 Series B Convertible Shares (the "Series B") of MicroTel. Series B have a liquidation preference of $6.40, are convertible into common stock of MicroTel at a rate of 10 common shares per Series B and are convertible in 3 equal lots of 50,000 at six, twelve and eighteen months after the closing of the sale. The Series B have no dividend rights. In addition, the Company received warrants to purchase 250,000 common shares of MicroTel for $1.25 per share, which are exercisable for twenty-four months. The sale excluded any obligations under the line of credit (Note 4), note payable (Note 5) and Non-Investor Member payroll accrual (Note 7).

The Company has determined the fair value of the proceeds received and net assets sold to be approximately equal in value. As such, no significant gain or loss is expected to be recorded in connection with this sale. The warrants were valued using a Black-Scholes pricing model with the following assumptions: no dividend yield; expected volatility of 95%; risk-free interest rate of 6%; and an expected life of two years.

In accordance with the Amendment, the percentage interest of the Company was amended to:

         -   33% allocated to the Non-Investor Members as a group,
         -   33% allocated to the Investor Members as a group,
         -   33% to a bank.

The 33% interest and $25,000 was allocated to a bank in exchange for the forgiveness of the line of credit (Note 4) and note payable (Note 5). Outstanding principal and interest under the line of credit and note payable totaled $2,620,025 as of the date of exchange. As the only remaining significant assets of the Company will be the proceeds received on the sale to MicroTel, the Company will record debt forgiveness of approximately $2.2 million (unaudited) for the difference between the balance of the debt of $2,620,025 and the bank's interest in the proceeds received in September 2000.

                                   T-COM, LLC
                          NOTES TO FINANCIAL STATEMENTS


(9) SUBSEQUENT EVENTS (CONTINUED)

The Amendment includes a provision that a Non-Investor Member will forgive his rights to the accrued payroll liability ($207,907 as of the date of the Amendment). The Amendment also redefines the purpose of the Company from designing, developing and selling telecommunications test equipment to holding the MicroTel Series B and warrants for investment.

(10) GOING CONCERN

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. The Company incurred significant operating losses and negative cash flows from operations during the year ended December 31, 1999. As discussed in Notes 9, the Company sold substantially all of its assets and certain liabilities and essentially remains as a holding company for certain equity investments. The Company does not expect to generate any future operating revenues subsequent to September 2000 but will continue to incur certain administrative expenses. These factors, among others, raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The Company expects to be able to fund the limited administrative expenses through the remaining cash not sold as part of the transaction detailed in Note 9 and possible additional member contributions. While the Company is unsure as to the future distribution of any remaining assets, the MicroTel Series B Preferred Shares and warrants cannot be fully distributed to the Members until March 2002.

                  MICROTEL INTERNATIONAL, INC. AND SUBSIDIARIES
               PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
               (UNAUDITED, IN THOUSANDS EXCEPT PER SHARE AMOUNTS)


The Unaudited Pro Forma Condensed Combined Financial information reflects financial information which gives effect to MicroTel International, Inc.'s ("MicroTel" or the "Company") acquisition (the "Acquisition") of substantially all of the assets and certain liabilities of T-COM, Inc. ("T-COM"), which provided for the issuance of 150,000 shares of MicroTel Series B Preferred Stock and 250,000 MicroTel warrants. The Acquisition closed on September 22, 2000. The Pro Forma Financial Information included herein reflects the use of the purchase method of accounting, after giving effect to the pro forma adjustments discussed in the accompanying notes. The aggregate value of the consideration given was approximately $1,000,000 which approximates the fair value of the net assets acquired. Such financial information has been prepared from, and should be read in conjunction with, the historical consolidated financial statements and notes thereto of MicroTel and T-COM.

The Pro Forma Condensed Combined Statements of Operations gives effect to the Acquisition as if it had occurred at the beginning of the earliest period presented, combining the results of MicroTel for the year ended December 31, 1999 and for the six months ended June 30, 2000 with those of T-COM, for the same periods.

The Pro Forma Condensed Combined Statements of Operations presented do not include any potential cost savings. The Company believes that it may be able to reduce salaries and related costs and office and general expenses as it eliminates duplications of overhead. However, there can be no assurance that the Company will be successful in effecting any such cost savings.

The Pro Forma Condensed Combined Financial Information is unaudited and is not necessarily indicative of the consolidated results which actually would have occurred if the above transactions had been consummated at the beginning of the periods presented, nor does it purport to present the future financial position and results of operations for future periods. A pro forma balance sheet has not been provided herein as the Acquisition has been reflected in the Company's September 30, 2000 balance sheet on Form 10-Q filed on November 20, 2000.

                  MICROTEL INTERNATIONAL, INC. AND SUBSIDIARIES
               PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
               (UNAUDITED, IN THOUSANDS EXCEPT PER SHARE AMOUNTS)




                                                                                                          Pro-Forma
Year Ended December 31, 1999                     MicroTel           T-COM          Adjustments             Combined
                                               --------------    ------------     --------------      -------------------
                                                    (a)
Net sales                                    $        25,913   $       3,239    $            --       $           29,152
Cost of sales                                         17,066           1,442                 --                   18,508
                                               --------------    ------------     --------------      -------------------
Gross profit                                           8,847           1,797                 --                   10,644
Operating expenses:
   Selling, general and administrative                10,132           1,606                 --                   11,738
   Engineering and product development                 1,841           1,001                 --                    2,842
   Write-down of goodwill                                  -           3,425                                       3,425
                                               --------------    ------------     --------------      -------------------
Loss from operations                                  (3,126)         (4,235)                --                   (7,361)
Other income (expense):
     Interest expense                                   (297)           (280)                --                     (577)
     Other, net                                          104              15                 --                      119
                                               --------------    ------------     --------------      -------------------
Loss from continuing operations before
     income taxes                                     (3,319)         (4,500)                --                   (7,819)
Income taxes                                             128               4                 (4)(b)                  128
                                               ==============    ============     ==============      ===================
Loss from continuing operations              $        (3,447) $        (4,504)  $             4       $           (7,947)
                                               ==============    ============     ==============      ===================

Basic and diluted earnings per share from
     continuing operations                   $         (0.21)                                         $            (0.48)
                                               ==============                                         ===================

Basic and diluted weighted average shares
     outstanding                                      16,638                                                      16,638
                                               ==============                                         ===================



See notes to pro forma condensed combined income statements on pages F-65 and F-67.

                  MICROTEL INTERNATIONAL, INC. AND SUBSIDIARIES
               PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
               (UNAUDITED, IN THOUSANDS EXCEPT PER SHARE AMOUNTS)




                                                                                                            Pro-Forma
Six Months Ended June 30, 2000                   MicroTel           T-COM           Adjustments              Combined
                                               --------------   --------------    -----------------     -------------------
                                                    (a)
Net sales                                    $        12,688  $         1,430   $               --    $             14,118
Cost of sales                                          7,565              627                   --                   8,192
                                               --------------   --------------    -----------------     -------------------
Gross profit                                           5,123              803                   --                   5,926
Operating expenses:
   Selling, general and administrative                 4,364              602                   --                   4,966
   Engineering and product development                   496              525                   --                   1,021
                                               --------------   --------------    -----------------     -------------------
Income (loss) from operations                            263             (324)                  --                     (61)
Other income (expense):
     Interest expense                                   (153)            (149)                  --                    (302)
     Other, net                                          242                9                   --                     251
                                               --------------   --------------    -----------------     -------------------
Income (loss) from continuing operations
     before income taxes                                 352             (464)                  --                    (112)
Income taxes                                              10                5                   (5)(b)                  10
                                               ==============   ==============    =================     ===================
Income (loss) from continuing operations     $           342  $          (469) $                 5    $               (122)
                                               ==============   ==============    =================     ===================

Earnings per share from continuing
  operations:
     Basic                                   $          0.02                                          $               0.00
                                               ==============                                           ===================
     Diluted                                 $          0.01                                          $               0.00
                                               ==============                                           ===================

Weighted average shares outstanding:
     Basic                                            18,443                                                        18,443
                                               ==============                                           ===================
     Diluted                                          20,476                                                        18,443
                                               ==============                                           ===================



   See notes to pro forma condensed combined income statements on page F-65.

(a) The operating results of MicroTel have been reclassified to reflect the effect of MicroTel's decision, in October 2000, to discontinue its circuits segment.

(b) To eliminate T-COM state income tax expense related to Limited Liability Company tax status.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the estimated expenses in connection with the offering described in this Registration Statement:

         SEC Registration                                        $              561
         NASD Fees                                                               --
         Accounting Fees and Expenses                                        85,000
         Legal Fees and Expenses                                            150,000
         Blue Sky Fees and Expenses                                           5,000
         Printing Costs                                                       1,000
         Miscellaneous Expenses                                               5,000
                                                                 ------------------
                  TOTAL                                          $          246,561
                                                                 ==================

         All of the above estimated expenses have been or will be paid by the Registrant.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at its request in such capacity in another corporation or business association, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

         Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director's duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under
Section 174 of the Delaware General Corporation Law, or (d) for any transaction from which the director derived an improper personal benefit.

         Article Fifth of the Registrant's Certificate of Incorporation, as amended, provides for the elimination of personal liability for a director for breach of fiduciary duty as permitted by 102(b)(7) of the Delaware General Corporation Law.

         Article XI of the Registrant's Bylaws provides for the indemnification of officers, directors and certain other persons acting on behalf of the
Registrant:

         (a) against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person by reason of the fact that such person was or is an authorized representative of the Registrant, in connection with a threatened, pending or completed proceeding other than an action by or in the right of the Registrant, whether civil or criminal, administrative or investigative, if such individual acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the Registrant, and, if the action was a criminal proceeding, if such person had no reasonable cause to believe that such person's conduct was unlawful; and

         (b) against expenses actually and reasonably incurred by such person in connection with the defense or settlement of a threatened, pending or completed proceeding by or in the right of the Registrant, by reason of the fact such person was or is an authorized representative of the Registrant, if such person acted under the standards set forth in section (a) above and if such person was not found liable for negligence or misconduct in the performance of a duty to the Registrant (or if so found liable, if a proper court found such person to be fairly and reasonably entitled to indemnification).

         The Registrant's Bylaws further provide for mandatory indemnification of authorized representatives of the Registrant who have been successful in defense of any proceeding described above or in defense of any claim, issue or matter therein, against expenses actually and reasonably incurred in connection with such defense.

         Article XI of the Registrant's Bylaws also provides that the Registrant may purchase and maintain insurance on behalf of directors and officers to cover any liability arising out of their status as directors and officers, whether or not the Registrant would have the power to indemnify such directors and officers against such liability under the provisions of the Delaware General Corporation Law. The Registrant does not maintain directors' and officers' liability insurance on behalf of its executive officers and directors.

         Section 7.5 of the Employment Agreement dated as of October 15, 1997 between the Registrant and Carmine T. Oliva, and Section 7.5 of the Employment Agreement dated as of May 1, 1998 between the Registrant and Graham Jefferies provide that the Registrant shall indemnify Mr. Oliva and Mr. Jefferies to the maximum extent permitted by applicable law and the Registrant's Bylaws against all costs, charges and expenses incurred or sustained by them in connection with any action, suit or other proceeding by reason of either of them being an officer, director or employee of the Registrant or any subsidiary or affiliate of the Registrant.

         As a result of the above-described provisions, the Registrant and its stockholders may be unable to obtain monetary damages from a director for breach of his duty of care. Although stockholders may continue to seek injunctive or other equitable relief for any alleged breach of fiduciary duty by a director, stockholders may not have any effective remedy against the challenged conduct if equitable remedies are unavailable.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

         Between January 1997 and March 1997, the Registrant issued an aggregate of 173,500 shares of common stock with an aggregate value of $418,301 to a non-employee director as compensation for his services as a director.

         In January 1997, the Registrant issued 57,500 shares of common stock to a non-employee director.

         In March 1997, the Registrant issued an aggregate of 25,000 shares of common stock with an aggregate value of $76,563 to two consultants in exchange for services rendered.

         In March 1997, the Registrant issued an aggregate of 6,119,130 shares of common stock with an aggregate value of $18,739,836 to the former stockholders of XIT Corporation in connection with the Registrant's acquisition of all of the outstanding shares of common stock of XIT Corporation.

         In April 1997, the Registrant issued 2,000,000 shares of common stock and warrants to purchase up to an aggregate of 500,000 shares of common stock at an exercise price of $3.45 per share to 16 investors in a private placement in exchange for $4,258,000 in cash net of $742,000 of placement expenses. In May 1998, the Registrant issued to five of the investors replacement warrants to purchase an aggregate of 85,000 shares of common stock at $2.00 per share, which warrants were exercisable for a period of one year less than the original warrants.

         In July 1997, the Registrant issued 80,000 shares of common stock valued at $1.06 per share to a consultant in connection with a settlement relating to services rendered. In December 1998, these shares were cancelled upon reversal of the settlement.

         In October 1997, the Registrant issued 500,000 shares of common stock valued at $1,125,000 in connection with the acquisition by the Registrant's CXR Telcom subsidiary of all of the outstanding capital stock of Critical Communications Incorporated.

         In November 1997, the Registrant issued 30,000 shares of common stock to one individual upon exercise of an option with an exercise price of $3.25 per share.

         In June and July 1998, the Registrant sold 200 shares of Series A Preferred Stock for $10,000 per share to three institutional investors. Each share of Series A Preferred Stock is convertible at a conversion price equal to $10,000 divided by the lesser of $1.26 and 100% of the arithmetic average of the three lowest closing bid prices over the 40 trading days immediately prior to the date of conversion. The shares were accompanied by warrants to purchase up to an aggregate of 1,000,000 shares of common stock at an exercise price of $1.25 per share, which warrants were later modified in November 1998 and December 1999 to provide for exercise prices of $0.75 per share and $0.25 per share, respectively, and to extend their expiration dates from May 22, 2001 to December 22, 2002. The Registrant's agent in the private placement received warrants to purchase up to 250,000 shares of common stock at $1.25 per share. The Registrant received net proceeds of approximately $1,847,000 after deduction of commissions and transaction-related expenses.

         In November and December 1998, the Registrant issued an aggregate of 770,000 shares of common stock to three investors in connection with their conversions of an aggregate of 38.5 shares of Series A Preferred Stock.

         In December 1998, the Registrant issued warrants to purchase up to 152,381 shares of common stock at an exercise price of $0.66 per share to one entity in exchange for an option to purchase from the entity an ownership interest in Digital Transmission Systems, Inc. In January 1999, the Registrant exercised its option by issuing 1,000,000 shares of common stock valued at $1,000,000 in exchange for 41% of the outstanding common stock of Digital Transmission Systems, Inc.

         Between January and November 1999, the Registrant issued an aggregate of 2,659,011 shares of common stock to three investors in connection with their conversions of an aggregate of 102 shares of Series A Preferred Stock.

         In January 1999, the Registrant issued 250,000 shares of common stock valued at $225,675 to its then legal counsel in connection with legal services rendered.

         In January 1999, the Registrant issued 200,000 shares of common stock valued at $193,140 to an investor relations consultant in exchange for services rendered.

         In March 1999, the Registrant issued an aggregate of 150,000 shares of common stock valued at $72,510 to two individuals and one entity in connection with the settlement of litigation.

         In March and April 1999, the Registrant issued an aggregate of 635,000 shares of common stock valued at $263,435 to two individuals for investor relations consulting services rendered.

         In March 1999, the Registrant issued an aggregate of 75,000 shares of common stock valued at $32,603 to three individuals for consulting services rendered.

         In June 1999, the Registrant issued an aggregate of 555,641 shares of common stock valued at $362,667 to two employees who were former principals of Critical Communications Incorporated in connection with an earn out arrangement.

         Between February and April 2000, the Registrant made an offer to all holders of warrants to purchase shares of common stock at exercise prices of $1.00 or more pursuant to which these holders could elect to surrender their outstanding warrants with exercise prices of $1.00 or more in exchange for the issuance to them of warrants to purchase a number of shares equal to one-half of the number of shares underlying the surrendered warrants at an exercise price of one-half of the exercise price of the surrendered warrants. A total of 2,769,201 warrants with exercise prices ranging from $1.21 to $3.79 were surrendered in exchange for 1,384,602 warrants with exercise prices ranging from $0.605 to $1.895. The majority of warrants exchanged were held by persons or entities who were not employees or directors of the Registrant or its subsidiaries.

         In March 2000, the Registrant issued 306,148 shares of common stock in connection with a cashless exercise of warrants to purchase 500,000 shares of common stock at an exercise price of $.69 per share.

         In March 2000, the Registrant issued an aggregate of 35,000 shares of common stock to three employees upon exercise of warrants at an exercise price of $0.20 per share.

         In March 2000, the Registrant issued 306,148 shares of common stock to one entity in connection with the cashless exercise of a warrant to purchase up to 500,000 shares of common stock, which warrant had been issued in connection with settlement of litigation.

         In June 2000, the Registrant issued an aggregate of 55,000 shares of common stock to three employees upon exercise of warrants at an exercise price of $0.20 per share.

         In June 2000, the Registrant issued 1,743,285 shares of common stock to one investor upon conversion of 34.5 shares of the Registrant's Series A Preferred Stock.

         In June 2000, the Registrant issued an aggregate of 217,500 shares of common stock to five investors, including the Registrant's Chief Executive Officer and his brother and son, in connection with the exercise of warrants with an exercise price of $0.25 per share.

         In July 2000, the Registrant issued options to purchase up to 100,000 shares of common stock at an exercise price of $0.50 per share to each of the Registrant's two non-employee directors in connection with their service as directors.

         In August and September 2000, the Registrant issued an aggregate of 60,000 shares of common stock to one investor in connection with the exercise of warrants with an exercise price of $0.25 per share.

         In September 2000, the Registrant issued 150,000 shares of Series B Preferred Stock ("Series B Shares") in connection with the acquisition of substantially all of the assets of T-Com, LLC, a Delaware limited liability company. The Series B Shares become convertible into shares of common stock of the Registrant in three equal lots of 50,000 Series B Shares each at the end of six, twelve and eighteen months, respectively, following the acquisition closing date of September 22, 2000. Each Series B Share will be convertible into ten common shares, and conversion rights will be cumulative, with all 150,000 Series B Shares being convertible into common stock after eighteen months. The Series B Shares have a liquidation preference of $6.40 per share. The Registrant may redeem outstanding and unconverted Series B Shares for cash at a price per share equal to $7.36 by giving 20 days' prior written notice to the holders of Series B Shares to be redeemed. If less than all of the Series B Shares are to be optionally redeemed, the particular Series B Shares to be redeemed shall be selected by lot or by such other equitable manner determined by the Registrant's board of directors. The Registrant may not, however, redeem Series B Shares if there is an insufficient number of authorized and reserved shares of common stock for this purpose, to the extent the Series B Shares are subject to a lock-up, or to the extent the Registrant receives a conversion notice for Series B Shares prior to the redemption date. If the Registrant fails to pay the redemption price after calling any Series B Shares for optional redemption, the Registrant will have no further option to redeem Series B Shares.

         Exemption from the registration provisions of the Securities Act of 1933 for the transactions described above is claimed under Section 4(2) of the Securities Act of 1933, among others, on the basis that such transactions did not involve any public offering and the purchasers were sophisticated with access to the kind of information registration would provide.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

         (a)      EXHIBITS

EXHIBIT
NUMBER         DESCRIPTION
-------        -----------

2.1 Merger Agreement dated December 31, 1996 between XIT Corporation, XIT Acquisition, Inc. and the Registrant (1)

2.2 Share Exchange Agreement among CXR Telcom Corporation, the Registrant and Eric P. Bergstrom, Steve T. Robbins and Mike B. Peterson, Dated October 17, 1997 (2)

2.3 Indemnity Escrow Agreement among CXR Telcom Corporation, the Registrant, Eric P. Bergstrom, Steve T. Robbins and Mike B. Peterson and Gallagher, Briody & Butler, Dated October 17, 1997 (2)

2.4 Form of Contingent Stock Agreement among CXR Telcom Corporation, the Registrant, Critical Communications Incorporated, Mike B. Peterson, Eric P. Bergstrom and Steve T. Robbins, Dated October 17, 1997 (2)

2.5 Form of Severance Agreement among CXR Telcom Corporation, Critical Communications Incorporated, Mike B. Peterson, Eric P. Bergstrom and Steve T. Robbins, Dated October 17, 1997 (2)

2.6 Asset Purchase Agreement dated January 9, 1998 among Arnold Circuits, Inc, BNZ Incorporated, Robert Bertrand, XCEL Arnold Circuits, Inc., XIT Corporation and Mantalica & Treadwell (2)

2.7 Addendum No. 1 to Asset Purchase Agreement, among Arnold Circuits, Inc, BNZ Incorporated, Robert Bertrand, XCEL Arnold Circuits, Inc., XIT Corporation and Mantalica & Treadwell, Dated March 31, 1998 (2)

2.8 Bill of Sale and Assignment and Assumption Agreement between XCEL Arnold Circuits, Inc.and Arnold Circuits, Inc., Dated March, 31 1998
         (2)

2.9 Guaranty of Robert Bertrand in favor of XCEL Arnold Circuits, Inc., Dated March 31, 1998 (2)

2.10 Warrant to Purchase Common Stock of the Registrant issued to BNZ Incorporated (2)

2.11 Guaranty of BNZ Incorporated in favor of XCEL Arnold Circuits, Inc., Dated March 31, 1998 (2)

2.12 Pledge and Escrow Agreement between BNZ Incorporated and XCEL Arnold Circuits, Inc., Dated March 31, 1998 (2)

2.13 Promissory Note between Arnold Circuits, Inc. and XCEL Arnold Circuits, Inc. Dated March 31, 1998 (2)

2.14 Promissory Note between XIT Corporation and Arnold Circuits, Inc. Dated March 31, 1998 (2)

2.15 Security Agreement between Arnold Circuits, Inc and XCEL Arnold Circuits, Inc. Dated March 31, 1998 (2)

2.16 Joint Marketing and Supply Agreement between Arnold Circuits, Inc and XCEL Etch Tek, Dated March 31, 1998 (2)

2.17 Letter agreement dated October 19, 1998 between the Registrant and Digital Transmission Systems, Inc.

2.18 Asset Purchase Agreement between HyComp, Inc. and HyComp Acquisition Corp., c/o SatCon Technology Corporation, dated March 31, 1999 (3)

2.19 Share Purchase Agreement dated December 29, 1999 between the Registrant and Wi-Lan Inc.

2.20 Share Purchase Agreement dated April 17, 2000 between XCEL Power Systems Limited and the stockholders of The Belix Company Limited (4)

2.21 Asset Purchase Agreement effective September 1, 2000 by and among the Registrant, CXR Telcom Corporation and T-Com, LLC (5)

2.22 Bill of Sale and Assignment and Assumption Agreement dated as of September 22, 2000 between T-Com, LLC and CXR Telcom Corporation (5)

2.23 Letter agreement dated October 2, 2000 among the Registrant, CXR Telcom Corporation and T-Com, LLC relating to Asset Purchase Agreement by and among the same parties (5)

2.24 Asset Purchase Agreement dated as of November 15, 2000 by and among XIT Corporation, the Registrant, Bryan Fuller, Tama-Lee Mapalo and Etch-Tek Electronics Corporation (6)

3.1 Certificate of Incorporation of the Registrant, as filed with the Delaware Secretary of State on July 14, 1989

3.2 Certificate of Amendment of Certificate of Incorporation of the Registrant, as filed with the Delaware Secretary of State on October 12, 1989

3.3 Certificate of Amendment of Certificate of Incorporation of the Registrant, as filed with the Delaware Secretary of State on October 16, 1991

3.4 Certificate of Amendment of Certificate of Incorporation of the Registrant, as filed with the Delaware Secretary of State on April 19, 1994

3.5 Certificate of Amendment of Certificate of Incorporation of the Registrant, as filed with the Delaware Secretary of State on March 6, 1995

3.6 Certificate of Amendment of Certificate of Incorporation of the Registrant, as filed with the Delaware Secretary of State on August 28, 1996

3.7 Certificate of Designations, Preferences and Rights of Preferred Stock of the Registrant, as filed with the Delaware Secretary of State on May 20, 1998

3.8 Amended Certificate of Designations, Preferences and Rights of Preferred Stock of the Registrant, as filed with the Delaware Secretary of State on July 1, 1998

3.9 Certificate of Correction of Amended Certificate of Designations, Preferences and Rights of Preferred Stock as filed with the Delaware Secretary of State on November 20, 2000

3.10 Second Amended and Restated Certificate of Designations, Preferences and Rights of Preferred Stock as filed with the Delaware Secretary of State on December 28, 1999 (7)

3.11 Certificate of Correction of Second Amended Certificate of Designations, Preferences and Rights of Preferred Stock as filed with the Delaware Secretary of State on November 20, 2000

3.12 Certificate of Designations, Preferences and Rights of Series B Preferred Stock of the Registrant, as filed with the Delaware Secretary of State on September 19, 2000 (5)

3.13     Bylaws of the Registrant

4.1 Form of Subscription Agreement for the sale of Series A Preferred Stock of the Registrant (8)

4.2 Form of Warrant to Purchase Common Stock of the Registrant issued in connection with the sale of Series A Preferred Stock (8)

4.3 Form of Warrant to Purchase Common Stock of the Registrant issued in connection with the Digital Transmission Systems, Inc. investment

4.4 Form of Warrant to Purchase Common Stock of the Registrant issued in connection with various private placements

5.1      Opinion of Rutan & Tucker, LLP (*)

10.1     1993 Stock Option Plan (#)

10.2     Employee Stock and Stock Option Plan (9) (#)

10.3     1997 Stock Incentive Plan (10) (#)

10.4     2000 Stock Option Plan (11) (#)

10.5 Employment Agreement dated October 15, 1997 between the Registrant and Carmine T. Oliva (#)

10.6 Employment Agreement dated May 1, 1998 between the Registrant and Graham Jefferies (#)

10.7 Credit and Security Agreement dated as of August 16, 2000 by and among XIT Corporation, CXR Telcom Corporation and Wells Fargo Business Credit, Inc. (5)

10.8 Revolving Note dated August 16, 2000 in the principal sum of $3,000,000 made by CXR Telcom Corporation and XIT Corporation in favor of Wells Fargo Business Credit, Inc. (5)

10.9 Term Note dated August 16, 2000 in the principal sum of $646,765 made by XIT Corporation in favor of Wells Fargo Business Credit, Inc. (5)

10.10 Term Note dated August 16, 2000 in the principal sum of $40,235 made by CXR Telcom Corporation in favor of Wells Fargo Business Credit,
         Inc. (5)

10.11 Guarantee dated August 16, 2000 made by Carmine T. Oliva in favor of Wells Fargo Business Credit, Inc. (5)

10.12 Waiver of Interest dated August 16, 2000 made by Georgeann Oliva in favor of Wells Fargo Business Credit, Inc. (5)

10.13 Guarantee dated August 16, 2000 made by the Registrant in favor of Wells Fargo Business Credit, Inc. (5)

10.14 Guarantor Security Agreement dated August 16, 2000 made by the Registrant in favor of Wells Fargo Business Credit, Inc. (5)

10.15 Loan and Security Agreement between Congress Financial Corporation (Western) and the Registrant, XIT Corporation, CXR Telcom Corporation and HyComp, Inc. dated June 23, 1998 (8)

10.16 Security Agreement between Congress Financial Corporation (Western) and XIT Corporation dated June 23, 1998 (8)

10.17 Lease agreement between the Registrant and Property Reserve Inc. dated September 16, 1999 (12)

10.18 Lease agreement between XIT, Inc. and Rancho Cucamonga Development dated August 30, 1999 (12)

10.19 Lease Agreement between SCI Limited Partnership-I and CXR Telcom Corporation, Dated July 28, 1997 (13)

10.20    Lease agreement between XIT Corporation and P&S Development (14)

10.21 General Partnership Agreement between XIT Corporation and P&S Development (14)

10.22    Lease Agreement between XCEL Arnold Circuits, Inc. and RKR
         Associates (14)

21.1     Subsidiaries of the Registrant

23.1     Consent of Independent Certified Public Accountants

23.2     Consent of Rutan & Tucker, LLP (contained in Exhibit 5.1) (*)

24.1 Power of Attorney (included on the signature page of this registration statement)
---------------
(*)      To be filed by amendment.

(#) Management contract or compensatory plan, contract or arrangement required to be filed as an exhibit.

(1) Incorporated by reference to the Registrant's current report on Form 8-K for January 6, 1997 filed January 21, 1997 (File No. 1-10346)

(2) Incorporated by reference to the Registrant's annual report on Form 10-K for the year ended December 31, 1997 (File No. 1-10346)

(3) Incorporated by reference to the Registrant's interim report on Form 10-Q for the three months ended March 31, 1999 (File No. 1-10346)

(4) Incorporated by reference to the Registrant's quarterly report on Form 10-Q for the quarter ended June 30, 2000 (File No. 1-10346)

(5) Incorporated by reference to the Registrant's quarterly report on Form 10-Q for the quarter ended September 30, 2000 (File No. 1-10346)

(6) Incorporated by reference to the Registrant's current report on Form 8-K for November 15, 2000 (File No. 1-10346)

(7) Incorporated by reference to the Registrant's annual report on Form 10-K for the year ended December 31, 1999 (File No. 1-10346)

(8) Incorporated by reference to the Registrant's interim report on Form 10-Q for the six months ended June 30, 1998 (File No. 1-10346)

(9) Incorporated by reference to the Registrant's registration statement on Form S-8 (Registration Statement No. 333-12567)

(10) Incorporated by reference to the Registrant's definitive proxy statement for the annual meeting of stockholders to be held June 11, 1998 (File No. 1-10346)

(11) Incorporated by reference to the Registrant's definitive proxy statement for the special meeting of stockholders to be held January 16, 2001 (File No. 1-10346)

(12) Incorporated by reference to the Registrant's interim report on Form 10-Q for the nine months ended September 30, 1999 (File No. 1-10346)

(13) Incorporated by reference to the Registrant's registration statement on Form S-8 (Registration Statement No. 333-29925)

(14) Incorporated by reference to the Registrant's annual report on Form 10-K/A for the year ended December 31, 1996 (File No. 1-10346)

(b)      FINANCIAL STATEMENT SCHEDULES

         The Consolidated Schedule II Valuation and Qualifying Accounts for the years ended December 31, 1999, 1998 and 1997 included in the financial statements beginning at page F-1 of the prospectus that is a part of this registration statement is incorporated by reference into this Item 16(b).

ITEM 17. UNDERTAKINGS

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described above in Item 14, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rancho Cucamonga, State of California, December 29, 2000.

                                MICROTEL INTERNATIONAL, INC.

                                By:   /s/ Carmine T. Oliva
                                   -----------------------------------------
                                   Carmine T. Oliva
                                   Chairman of the Board of Directors,
                                   President and Chief Executive Officer

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that the undersigned officers and directors of MicroTel International, Inc., a Delaware corporation, which is filing Amendment No. 1 to a Registration Statement on Form S-1 with the Securities and Exchange Commission under the provisions of the Securities Act of 1933, as amended, hereby constitute and appoint Carmine T. Oliva his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all further amendments to the Registration Statement, including a Prospectus or an amended Prospectus therein, and all other documents in connection therewith to be filed with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all interests and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

          SIGNATURE                            TITLE                                             DATE
          ---------                            -----                                             ----
/s/ Carmine T. Oliva                       Chairman of the Board of Directors,            December 29, 2000
------------------------------------       President, Chief Executive Officer
Carmine T. Oliva                           (Principal Executive Officer and Director)

/s/ Randolph D. Foote                      Chief Financial Officer                        December 29, 2000
-----------------------------------        (Principal Accounting and
Randolph D. Foote                          Financial Officer)

/s/ Laurence P. Finnegan, Jr.              Director                                       December 29, 2000
---------------------------------
Laurence P. Finnegan, Jr.

/s/ Robert B. Runyon                       Director                                       December 29, 2000
------------------------------------
Robert B. Runyon

                                    EXHIBITS

EXHIBIT
NUMBER   DESCRIPTION
------   -----------
2.17     Letter agreement dated October 19, 1998 between the Registrant and
         Digital Transmission Systems, Inc.

2.19 Share Purchase Agreement dated December 29, 1999 between the Registrant and Wi-Lan Inc.

3.1 Certificate of Incorporation of the Registrant, as filed with the Delaware Secretary of State on July 14, 1989

3.2 Certificate of Amendment of Certificate of Incorporation of the Registrant, as filed with the Delaware Secretary of State on October
         12, 1989

3.3 Certificate of Amendment of Certificate of Incorporation of the Registrant, as filed with the Delaware Secretary of State on October
         16, 1991

3.4      Certificate of Amendment of Certificate of Incorporation of the
         Registrant, as filed with the Delaware Secretary of State on April 19,
         1994

3.5      Certificate of Amendment of Certificate of Incorporation of the
         Registrant, as filed with the Delaware Secretary of State on March 6,
         1995

3.6      Certificate of Amendment of Certificate of Incorporation of the
         Registrant, as filed with the Delaware Secretary of State on August 28,
         1996

3.7 Certificate of Designations, Preferences and Rights of Preferred Stock of the Registrant, as filed with the Delaware Secretary of State on May
         20, 1998

3.8      Amended Certificate of Designations, Preferences and Rights of
         Preferred Stock of the Registrant, as filed with the Delaware Secretary of State on July 1, 1998

3.9      Certificate of Correction of Amended Certificate of Designations,
         Preferences and Rights of Preferred Stock as filed with the Delaware
         Secretary of State on November 20, 2000

3.11     Certificate of Correction of Second Amended Certificate of
         Designations, Preferences and Rights of Preferred Stock as filed with the Delaware Secretary of State on November 20, 2000

3.13     Bylaws of the Registrant

4.3 Form of Warrant to Purchase Common Stock of the Registrant issued in connection with the Digital Transmission Systems, Inc. investment

4.4 Form of Warrant to Purchase Common Stock of the Registrant issued in connection with various private placements

10.1     1993 Stock Option Plan

10.5     Employment Agreement dated October 15, 1997 between the Registrant and
         Carmine T. Oliva

                                       II-13

10.6     Employment Agreement dated May 1, 1998 between the Registrant and
         Graham Jefferies

21.1     Subsidiaries of the Registrant

23.1     Consent of Independent Certified Public Accountants

24.1 Power of Attorney (included on the signature page of this registration statement)


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